As filed with the Securities and Exchange Commission on _______________, 1998 Registration No. 33-


                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549
                           ____________________
                                 Form S-4
                          REGISTRATION STATEMENT
                                   Under
                        THE SECURITIES ACT OF 1933
                           ____________________
                    SOUTH ALABAMA BANCORPORATION, INC.
          (Exact name of registrant as specified in its charter)

  Alabama                            6712                63-0909434
(State or other        (Primary Standard Industrial      (I.R.S. Employer
jurisdiction            Classification Code Number)       Identification No.)
of incorporation or
organization)

                           ____________________

                          100 Saint Joseph Street
                              P. O. Box 3067
                          Mobile, Alabama  36652
                              (334) 431-7800
(Address, including zip code, and telephone number of registrant's principal executive office)
                           ____________________

                            F. MICHAEL JOHNSON
                   Secretary and Chief Financial Officer
                          100 Saint Joseph Street
                              P. O. Box 3067
                          Mobile, Alabama  36652
                              (334) 431-7800
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                           ____________________

Copy to:                   R. PRESTON BOLT, JR.
                           Hand Arendall, L.L.C.
                     3000 First National Bank Building
                         107 Saint Francis Street
                           Mobile, Alabama 36602

     Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement has become effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering...................

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering..................

                      CALCULATION OF REGISTRATION FEE



Title of each class of           Amount to be       Proposed Maximum           Proposed Maximum               Amount of
Securities to be registered      Registered(2)      Offering Price per Unit    Aggregate Offering Price(1)    Registration Fee

Common Stock (par value $0.01)   97,600 shares      Not Applicable              $1,952,000                    $575.84


(1)  Determined pursuant to Rule 457(f)(2).
(2)  Estimated solely for the purpose of calculating the registration fee.
     The number of shares is subject to adjustment pursuant to the Merger
     Agreement, as described in the Registration Statement, and this Registration Statement covers such additional indeterminate number of shares.

                           ____________________

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.






                           CROSS REFERENCE SHEET



1.   Forepart of Registration Statement
      Outside Front Cover Page of Prospectus . . . Facing Page; Cover Page;
                                                      Cross Reference Sheet

2.   Inside Front and Outside Back
      Cover Pages of Prospectus. . . . . Inside Front Cover Page; AVAILABLE
                                             INFORMATION; TABLE OF CONTENTS

3.   Risk Factors, Ratio of Earnings to Fixed
      Charges and Other Information. . . . . . . . . . . . . . . . .SUMMARY

4.   Terms of the Transaction. . . . . . . . . . SUMMARY; TABLE OF CONTENTS

5.   Pro Forma Financial Information . . . .PRO FORMA FINANCIAL INFORMATION

6.   Material Contacts with Company
      Being Acquired . . . . . . . . . . . . . . . . . . . . . . THE MERGER

7.   Additional Information Required for Reoffering by
      Persons and Parties Deemed to be Underwriters. . . . . . . . . . . .*

8.   Interests of Named Experts and Counsel. . . . . . . . . .LEGAL MATTERS

9.   Disclosure of Commission Position on
      Indemnification for Securities Liability . . . . . . . . . . . . . .*

10.  Information With Respect to S-3 Registrants . . . . . . . . . . . . .*

11.  Incorporation of Certain Information by Reference . . . . . . . . . .*

12.  Information With Respect to S-2 or S-3 RegistrantsAVAILABLE INFORMATION;
                                                   INCORPORATION OF CERTAIN
                                                     DOCUMENTS BY REFERENCE

13.  Incorporation of Certain Information by ReferenceINCORPORATION OF CERTAIN
                                                     DOCUMENTS BY REFERENCE

14.  Information With Respect to Registrants Other
      Than S-3 or S-2 Registrants. . . . . . . . . . . . . . . . . . . . .*

15.  Information With Respect to S-3 Companies . . . . . . . . . . . . . .*

16.  Information With Respect to S-2 or S-3 Companies. . . . . . . . . . .*

17.  Information With Respect to Companies Other
      Than S-3 or S-2 Companies. . . . . . . . . .SUMMARY; PSB MANAGEMENT S
                                                   DISCUSSION AND ANALYSIS;
                                              BUSINESS OF PSB; CONSOLIDATED
                                                    FINANCIAL STATEMENTS OF
                                                        PETERMAN STATE BANK
                                                               (Appendix B)

18.  Information if Proxies, Consents or
      Authorizations are to be Solicited INCORPORATION OF CERTAIN DOCUMENTS
                                             BY REFERENCE; SUMMARY; GENERAL
                                                    INFORMATION; THE MERGER

19.  Information if Proxies, Consents or
      Authorizations are not to be Solicited
      or in an Exchange Offer. . . . . . . . . . . . . . . . . . . . . . .*

*Not applicable and therefore not included


                               PETERMAN STATE BANK
                            925 Old Peterman Highway
                            Peterman, Alabama  37471
                                  ____________

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON _____________, 1998
                                  ____________

                                            _________________, 1998

To the Shareholders of Peterman State Bank

     NOTICE IS HEREBY GIVEN that a special meeting of shareholders (the "Special Meeting") of Peterman State Bank ("PSB") will be held at PSB's principal executive office, 925 Old Peterman Highway, Peterman, Alabama, on __________, 1998, at _______ local time, for the following purposes:

     1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of October 14, 1997, as supplemented and amended by Mutual Waiver and Agreement dated as of March 25, 1998 (the "Merger Agreement"), by and between PSB, The Monroe County Bank ("MCB") and South Alabama Bancorporation, Inc. ("South Alabama"), pursuant to which, among other matters (a) PSB would be merged with and into MCB and (b) the shares of PSB common stock will be converted into the right to receive the number of shares of South Alabama common stock having a market value, calculated as provided in the Merger Agreement, of $3,383.47, subject to adjustment for fluctuations in South Alabama's stock price, as more fully described in the accompanying Prospectus. A copy of the Merger Agreement is set forth in Appendix A to the accompanying Proxy Statement and Prospectus (the "Prospectus") and is hereby incorporated by reference herein.

     2. To transact such other business as may properly come before the Special Meeting or any adjournment thereof.

     Only shareholders of record at the close of business on ________________, 1998 are entitled to receive notice of and to vote at the Special Meeting or any adjournments thereof. Approval of the Merger Agreement requires the affirmative vote of the holders of at least a majority of the shares of PSB Common Stock entitled to vote at the Special Meeting.

     THE BOARD OF DIRECTORS OF PSB UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

     Each shareholder has the right to dissent from the Merger Agreement and demand payment of the fair value of his shares if the Merger is consummated. The right of any shareholder to receive such payment is contingent upon strict compliance with requirements of Article 13 of the Alabama Business Corporation Act. The full text of Article 13 is set forth in Appendix C to the Prospectus and is incorporated herein by reference. For a summary of the requirements of Article 13, see "GENERAL INFORMATION Dissenters Rights" in the Prospectus.

                                        By order of the Board of Directors


                                        J. Robison Harper, Chairman


WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU DO ATTEND THE MEETING, YOU MAY THEN WITHDRAW YOUR PROXY IF YOU WISH. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE.





                      PROSPECTUS AND PROXY STATEMENT
                    SOUTH ALABAMA BANCORPORATION, INC.
                               Common Stock
                        ___________________________

     The _______ shares of common stock, $.01 par value per share
(the "Common Stock"), of South Alabama Bancorporation, Inc., an Alabama bank holding company ("South Alabama" or the "Company"), covered by this prospectus (the "Prospectus") will be issued by South Alabama in connection with the merger ("Merger") of Peterman State Bank, an Alabama banking corporation ("PSB"), with and into The Monroe County Bank ("MCB"), an Alabama banking corporation and wholly owned subsidiary of South Alabama, pursuant to the terms of an Agreement and Plan of Merger dated as of October 14, 1997, and a Mutual Waiver and Agreement dated as of March 25, 1998 (the "Waiver Agreement") by and between South Alabama, MCB and PSB (together the "Merger Agreement").

     South Alabama's Common Stock is quoted on the NASDAQ stock market under the symbol SABC. On _______________, 1998, the last sale price of Common Stock as reported on the NASDAQ stock market was $___________ per share.

     This Prospectus also constitutes a Proxy Statement of PSB and is being furnished to the shareholders of PSB in connection with the solicitation of proxies by the Board of Directors of PSB for use at its special meeting of shareholders, including any adjournment or postponement thereof (the "PSB Meeting"), to be held on _______________, 1998, to consider and vote upon a proposal to approve the Merger Agreement and related matters. This Proxy Statement/Prospectus and the accompanying proxy are first being mailed to stockholders of PSB on or about _________, 1998.

     Except for the historical information contained herein, the matters discussed in this Prospectus are forward-looking statements which involve risks and uncertainties, including but not limited to economic, competitive, regulatory and technological factors affecting the operations, markets, services, products and prices of South Alabama, PSB and MCB, and other factors discussed in South Alabama's filings with the Securities and Exchange Commission.

     See "Summary Other Significant Considerations" for a discussion of certain factors which should be considered by prospective investors.
                         _________________________

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
    PASSED UPON THE ACCURACY OR ADEQUACY OF THE JOINT PROXY STATEMENT.
      ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.  THE
       SECURITIES OFFERED HEREBY ARE NOT DEPOSITS, SAVINGS ACCOUNTS
         OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE
               FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY
                        OTHER GOVERNMENTAL AGENCY.
                        ___________________________

This Prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.


              The date of this Prospectus is __________, 1998

                           AVAILABLE INFORMATION

     South Alabama is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by South Alabama can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549, and at the Commission's Regional Offices in New York (75 Park Place, 14th Floor, New York, New York 10007) and Chicago (Northwestern
Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661). Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web Site that contains reports, proxy and information statements and other information regarding registrants that file electronically, including South Alabama, with the Commission at http://www.sec.gov.

     South Alabama has filed with the Commission a Registration Statement
(No. 33-________________) on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of South Alabama Common Stock to be issued pursuant to the Merger Agreement. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, portions of which were omitted in accordance with the rules and regulations of the Commission. For further information regarding South Alabama and the South Alabama Common Stock offered hereby, reference is made to the complete Registration Statement, including all amendments thereto and the schedules and exhibits filed as a part thereof. Statements contained herein or in any document incorporated by reference herein as to the contents of documents are necessarily summaries of the documents and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

     All information contained in this Prospectus pertaining to South Alabama and its subsidiaries has been supplied by South Alabama, and all information pertaining to PSB has been supplied by PSB.

     No person is authorized to give any information or to make any representations other than those contained herein and, if given or made, such information or representations must not be relied upon as having been authorized. This document does not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this document nor any distribution of securities made hereunder shall under any circumstances create an implication that there has been no change in the affairs of South Alabama or PSB since the date hereof or that the information herein is correct as of any time subsequent to its date.

              INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed by South Alabama with the Commission (Commission File No. 0-15423) pursuant to the Exchange Act are hereby incorporated by reference in this Prospectus:

     1. South Alabama's Annual Report on Form 10-K for the year ended December 31, 1997;

     2.   South Alabama's 1997 Annual Report to Shareholders; and

     3. South Alabama's Proxy Statement for its 1998 Annual Meeting of Shareholders.

     Any statement contained herein or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that another statement contained herein, in any supplement hereto or in any other subsequently filed document which also is incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement, this Prospectus or any supplement hereto.

     This Prospectus incorporates by reference documents which are not presented herein or delivered herewith. On the written or oral request of any person to whom this Prospectus is delivered, South Alabama will provide, without charge, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents which are not specifically incorporated by reference in such documents). Written or telephone requests for such copies should be directed to F. Michael Johnson, Chief Financial Officer and Secretary, South Alabama Bancorporation, Inc., Post Office Box 3067, Mobile, Alabama 36652, (334) 431-7800. In order to insure timely deliver of such documents, any request should be made by ____________, 1998.

                             TABLE OF CONTENTS

AVAILABLE INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . . . .2

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE. . . . . . . . . . . . . .2

SUMMARY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .5

     Parties to the Merger . . . . . . . . . . . . . . . . . . . . . . . .5
     Shareholder Meeting . . . . . . . . . . . . . . . . . . . . . . . . .5
     The Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .6
     Other Significant Considerations. . . . . . . . . . . . . . . . . . .8
     Selected Consolidated Financial Data. . . . . . . . . . . . . . . . .8
     Comparative Per Share Data. . . . . . . . . . . . . . . . . . . . . 11
     Summary Capital Ratios. . . . . . . . . . . . . . . . . . . . . . . 12

GENERAL INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . . . . 13

     Special Meeting, Record Date and Votes Required . . . . . . . . . . 13
     Proxies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
     Dissenters  Rights. . . . . . . . . . . . . . . . . . . . . . . . . 14
     Recommendation of PSB Board of Directors. . . . . . . . . . . . . . 15

THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15

     Terms of the Merger; Exchange Ratio . . . . . . . . . . . . . . . . 15
     Waiver and Amendment; Termination . . . . . . . . . . . . . . . . . 16
     Background of and Reasons for the Merger. . . . . . . . . . . . . . 17
     Surrender of Certificates . . . . . . . . . . . . . . . . . . . . . 18
     Conditions to Consummation of the Merger. . . . . . . . . . . . . . 19
     Regulatory Approvals. . . . . . . . . . . . . . . . . . . . . . . . 19
     Conduct of Business Pending the Merger. . . . . . . . . . . . . . . 19
     Management and Operations After the Merger. . . . . . . . . . . . . 20
     Interests of Certain Persons in the Merger. . . . . . . . . . . . . 20
     Certain Federal Income Tax Consequences . . . . . . . . . . . . . . 21
     Accounting Treatment. . . . . . . . . . . . . . . . . . . . . . . . 21
     Expenses and Fees . . . . . . . . . . . . . . . . . . . . . . . . . 22
     Resales of South Alabama Common Stock . . . . . . . . . . . . . . . 22

PRO FORMA FINANCIAL INFORMATION. . . . . . . . . . . . . . . . . . . . . 22

     Pro Forma Combined Condensed Consolidated Statement of Condition. . 22 Pro Forma Combined Condensed Consolidated Statements of Income. . . 23


COMPARATIVE MARKET PRICES AND DIVIDENDS. . . . . . . . . . . . . . . . . 24

     Market Prices . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
     Dividends . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25

DESCRIPTION OF SOUTH ALABAMA CAPITAL STOCK . . . . . . . . . . . . . . . 25

EFFECT OF MERGER ON RIGHTS OF SHAREHOLDERS . . . . . . . . . . . . . . . 26

     Authorized Capital Stock. . . . . . . . . . . . . . . . . . . . . . 26
     Special Meetings of Shareholders. . . . . . . . . . . . . . . . . . 27
     Required Shareholder Votes  . . . . . . . . . . . . . . . . . . . . 27
     Amendment of Articles or Certificate of Incorporation . . . . . . . 27
     Amendment of Bylaws . . . . . . . . . . . . . . . . . . . . . . . . 27
     Shareholder Action Without a Meeting. . . . . . . . . . . . . . . . 27
     Director Liability. . . . . . . . . . . . . . . . . . . . . . . . . 28
     Preemptive Rights . . . . . . . . . . . . . . . . . . . . . . . . . 28

PSB MANAGEMENT'S DISCUSSION AND ANALYSIS . . . . . . . . . . . . . . . . 28

     FINANCIAL CONDITION . . . . . . . . . . . . . . . . . . . . . . . . 29

          Average Assets and Liabilities . . . . . . . . . . . . . . . . 29
          Loans. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
          Investment Securities. . . . . . . . . . . . . . . . . . . . . 30
          Deposits and Short-Term Borrowings . . . . . . . . . . . . . . 31
          Asset/Liability Management . . . . . . . . . . . . . . . . . . 32
          Liquidity. . . . . . . . . . . . . . . . . . . . . . . . . . . 32
          Interest Rate Sensitivity. . . . . . . . . . . . . . . . . . . 32
          Capital Resources. . . . . . . . . . . . . . . . . . . . . . . 33

     RESULTS OF OPERATIONS . . . . . . . . . . . . . . . . . . . . . . . 34

          Net Interest Revenue . . . . . . . . . . . . . . . . . . . . . 34
          Provision for Loan Losses and Allowance for Loan Losses. . . . 36

     NON-PERFORMING ASSETS . . . . . . . . . . . . . . . . . . . . . . . 37

          Non-Interest Revenue and Non-Interest Expense. . . . . . . . . 38
          Income Taxes and Other Issues. . . . . . . . . . . . . . . . . 39

BUSINESS OF PSB. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39

     Bank Activities . . . . . . . . . . . . . . . . . . . . . . . . . . 39
     Certain Management Information. . . . . . . . . . . . . . . . . . . 40
     PSB Security Ownership. . . . . . . . . . . . . . . . . . . . . . . 40

SUPERVISION, REGULATION, AND EFFECTS OF GOVERNMENTAL POLICY. . . . . . . 42

     Bank Holding Company Regulation . . . . . . . . . . . . . . . . . . 42
     Bank Regulation . . . . . . . . . . . . . . . . . . . . . . . . . . 44
     Capital Adequacy. . . . . . . . . . . . . . . . . . . . . . . . . . 46
     Effects of Governmental Policies. . . . . . . . . . . . . . . . . . 47

LEGAL MATTERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 48

EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 48

SHAREHOLDER PROPOSALS. . . . . . . . . . . . . . . . . . . . . . . . . . 48

APPENDICES

     Appendix A   Agreement and Plan of Merger and Mutual Waiver and Agreement
     Appendix B   Peterman State Bank Financial Statements
     Appendix C   Provisions of Alabama Business Corporation Act relating to
                  Dissenters' Rights

SUMMARY

     The following is a brief summary of certain information contained elsewhere in this Prospectus. The following summary is not intended to be a complete description of all material information regarding South Alabama and is qualified in all respects by the information appearing elsewhere or incorporated by reference in this Prospectus, the Appendices hereto and the documents referred to herein. The Merger Agreement (including the Waiver Agreement), a copy of which is set forth in Appendix A to this Prospectus, is incorporated herein and reference is made thereto for a complete description of the terms of the Merger. As used in this Prospectus, the term "South Alabama" refers to such corporation, and where the context so requires, such corporation and its subsidiaries.

Parties to the Merger

     South Alabama. South Alabama is a registered bank holding company subject to supervision and regulation by the Board of Governors of the Federal Reserve System ("Federal Reserve") organized in 1985 as Mobile National Corporation, a corporation under the laws of the State of Delaware. In 1986, South Alabama acquired all of the stock of The Bank of Mobile, N.A., a national banking association, which has since converted to a state chartered bank under the laws of the State of Alabama, and, in March 1998, changed its name to South Alabama Bank ("SAB"). In 1993, South Alabama, then named Mobile National Corporation, merged with South Alabama Bancorporation, Inc. and changed its name to South Alabama Bancorporation, Inc. South Alabama currently owns all of the stock of SAB, First National Bank, Brewton, a national banking association ("FNBB"), The Monroe County Bank, an Alabama banking corporation ("MCB"), and South Alabama Trust Company, Inc., an Alabama trust corporation formed in January, 1998 ("SATC"). In 1997, South Alabama changed its state of domicile from Delaware to Alabama. The deposits of SAB, FNBB and MCB are all insured by the Bank Insurance Fund ("BIF") of the Federal Deposit Insurance Corporation ("FDIC").

     At December 31, 1997, South Alabama had total assets of approximately $369.6 million, total deposits of approximately $315.2 million, total loans of approximately $196.6 million and total shareholders' equity of approximately $45.5 million. South Alabama's principal executive offices are located at 100 St. Joseph Street, Mobile, Alabama 36602, and its telephone number is (334) 431-7800. Additional information about South Alabama is included in documents incorporated by reference in this Prospectus. See "Selected Consolidated Financial Data" below, "Available Information" and
"Incorporation of Certain Documents by Reference."

     MCB. MCB is an Alabama banking corporation subject to supervision and regulation by the FDIC and the Alabama State Banking Department and a wholly owned subsidiary of South Alabama. MCB provides a diversified range of banking and financial services to customers in the commercial and retail banking fields and has two offices located in Monroeville, Alabama

     PSB.      PSB is an Alabama banking corporation subject to supervision and regulation by the FDIC and the Alabama State Banking Department. PSB provides banking services to customers in Peterman and Monroeville, Alabama, and has one office in each location. Deposits of PSB are insured by the BIF of the FDIC.

     At December 31, 1997, PSB had total assets of approximately $17.1 million, total deposits of approximately $15.1 million, total loans of approximately $7.3 million and total shareholders' equity of approximately $1.9 million. PSB's principal executive offices are located at 925 Old Peterman Highway, Peterman, Alabama 37471, and its telephone number is (334) 564-2121. See "Selected Consolidated Financial Data" below, "PSB Management's Discussion and Analysis" and "Business of PSB."

Shareholder Meeting

     PSB. The PSB Meeting will be held at __________ local time, on _______________, 1998, at PSB's main office at 925 Old Peterman Highway, Peterman, Alabama. The purpose of the PSB Meeting is to consider and vote upon approval of the Merger Agreement. The Board of Directors of PSB has fixed the close of business on ____________, 1998, as the record date for determining shareholders entitled to notice of and to vote at the PSB Meeting (the "PSB Record Date"). As of such date, there were 750 shares of PSB Common Stock issued and outstanding and entitled to be voted at the PSB Meeting. See General Information -- Special Meeting, Record Date and Votes Required."

The Merger

     Terms. The Merger Agreement provides that PSB will merge with and into MCB. Each share of PSB Common Stock outstanding immediately prior to the Effective Time, other than certain shares owned by PSB or South Alabama or its subsidiaries, will be converted into the right to receive the number of shares of South Alabama Common Stock having a market value, calculated as provided in the Merger Agreement, of $3,314.13, subject to adjustment to $3,383.47 in the event PSB sells certain nonperforming loans prior to the Merger. As of _____________, 1998, the most recent practicable date prior to printing this Prospectus, the market value of South Alabama Common Stock as so calculated was $________ per share, which, if unchanged, would result in an exchange ratio of ________ shares of South Alabama Common Stock for each share of PSB Common Stock. The number of shares of South Alabama Common
Stock to be exchanged for each share of PSB Common stock is referred to as the "Exchange Ratio." The Merger Agreement is subject to termination by either party in the event the market value of the South Alabama Common Stock is less than $13.00 per share. In the event the market value of South
Alabama Common Stock is greater than $28.00 per share then the market value of South Alabama Common Stock shall be set at $28.00 per share for purposes of determining the Exchange Ratio. Cash will be paid by South Alabama in lieu of issuance of fractional shares. See "The Merger Terms of the Merger; Exchange Ratio," and " Waiver and Amendment; Termination."

     Effective Time. The Merger will become effective at the time Articles of Merger become effective with the Secretary of State of Alabama after all conditions contained in the Merger Agreement have been satisfied or waived, including receipt of all regulatory approvals, expiration of all statutory waiting periods and the approval of the Merger Agreement by the shareholders of PSB. See "The Merger Effective Date and Effective Time."

     Recommendation of PSB Board of Directors. The Boards of Directors of South Alabama, MCB and PSB considered numerous factors in approving the Merger Agreement. See "The Merger Background of and Reasons for the Merger." The Board of Directors of PSB unanimously recommends that its shareholders vote for approval of the Merger Agreement, as supplemented by the Waiver Agreement.

     Vote Required. Approval of the Merger Agreement will require the affirmative vote of the holders of a majority of the outstanding shares of PSB Common Stock. The Directors and Executive Officers of PSB (and certain family members and related entities) beneficially owned, as of the PSB Record Date, and are entitled to vote, a total of _______ shares of PSB Common Stock at the PSB Meeting, or _____ percent of the outstanding shares entitled to vote. The affirmative vote of ________ shares, or ________ percent, of the PSB Common Stock, when added to those shares of the PSB Common Stock owned by the Directors and Executive Officers of PSB (and certain family members and related entities) will be sufficient to approve the Merger on behalf of PSB. See "General Information Special Meetings, Record Dates and Votes Required.

     Exchange of Certificates. Promptly after the Effective Date, South Alabama Trust Company, Inc., as Exchange Agent, will mail to each holder of record of PSB Common Stock at the Effective Time a transmittal letter, with instructions and return envelope, to use in effecting the exchange of certificates representing such PSB Common Stock for certificates representing shares of South Alabama Common Stock and for cash in lieu of fractional shares. Beginning six months after the Effective Date, dividends and other distributions payable with respect to South Alabama Common Stock will be paid to the holder of an unsurrendered PSB Common Stock certificate only upon surrender of such certificate. See "The Merger Surrender of Certificates."

     Conditions to Consummation. The obligations of South Alabama and PSB to effect the Merger are subject to various conditions, including (i) approval of the Merger Agreement and the transactions contemplated thereby by PSB shareholders, (ii) receipt of regulatory approvals required in connection with the Merger and expiration of statutory waiting periods, (iii) receipt of any other consents necessary to consummation of the Merger, and (iv) receipt of certain opinions of counsel. All applications necessary to obtain required regulatory approvals have been filed. Approval of the Federal Deposit Insurance Corporation was obtained on February 24, 1998, and the statutory 30-day waiting period expired on March 26, 1998. See "The Merger Conditions to Consummation of the Merger."

     Federal Income Tax Consequences. The Merger is intended to be a tax-free reorganization in which no gain or loss will be recognized by South Alabama or PSB and no gain or loss will be recognized by PSB shareholders, except in respect of cash received for fractional shares. Counsel for each of South Alabama and PSB have delivered opinions to the effect that, for federal income tax purposes, under current law, assuming the Merger will take place as described in the Merger Agreement and that certain factual matters represented by South Alabama and PSB are true and correct at the time of consummation of the Merger, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). See "The Merger Certain Federal Income Tax Consequences."

     BECAUSE CERTAIN TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH SHAREHOLDER, IT IS RECOMMENDED THAT SHAREHOLDERS CONSULT THEIR TAX ADVISORS CONCERNING THE FEDERAL (AND ANY STATE, LOCAL OR FOREIGN) TAX CONSEQUENCES OF THE MERGER IN THEIR PARTICULAR CIRCUMSTANCES.

     Management and Operations after the Merger.  See "The Merger
Management and Operations After the Merger."

     Interests of Certain Persons in the Merger. See "The Merger Interests of Certain Persons in the Merger."

     Accounting Treatment. The Merger will be accounted for by South Alabama as a purchase. See "The Merger Accounting Treatment."

     Resales of South Alabama Stock. The shares of South Alabama Common Stock issued pursuant to the Merger Agreement will be freely transferable under federal securities law, except for shares issued to any shareholder who may be deemed an "affiliate" of PSB for purposes of Rule 145 under the Securities Act (generally including directors, executive officers and beneficial owners of ten percent of any class of capital stock). Affiliates may not sell their shares of South Alabama Common Stock acquired in the Merger, except upon registration, in compliance with Rule 145 promulgated under the Securities Act, or pursuant to another applicable exemption from the registration requirements of the Securities Act. See "The Merger Resales of South Alabama Common Stock."


     Waiver and Amendment; Termination. Either South Alabama or PSB may waive or extend the time for performance by the other of obligations under the Merger Agreement, and the Boards of Directors of each of South Alabama and PSB may agree, subject to certain limitations imposed by Alabama law, to amend the Merger Agreement. The Merger Agreement may be terminated at any time prior to the Effective Time (i) by mutual consent, (ii) in the event of a breach of a representation or warranty or covenant or agreement by the non-breaching party under certain circumstances, (iii) by either party in the event any required regulatory approval is denied or not obtained or the shareholders of PSB fail to approve the Merger, (iv) by PSB in the event the market value of the South Alabama Common Stock (determined as provided in the Merger Agreement) is less than $13.00 or more than $26.00 per share, (v) by South Alabama in the event the market value of the South Alabama Common Stock is less than $13.00 per share, (vi) by South Alabama in the event that Deemed Book Value (as defined in the Merger Agreement) of PSB is less than $1,900,000 and (vii) by either party in the event the Merger is not consummated by March 31, 1998 (unless such failure is caused by the party electing to terminate) or in the event any of the conditions precedent to the Merger cannot be satisfied or fulfilled by March 31, 1998. Pursuant to the Waiver Agreement, the parties waived, until June 30, 1998, the right to terminate the Merger Agreement in the event the Merger is not consummated or cannot be consummated by March 31, 1998; PSB waived its right to terminate the Merger Agreement in the event the market value of South Alabama Common Stock exceeds $26.00 per share; the parties established $28.00 per share as the ceiling for the market value of South Alabama Common Stock; and the Deemed Book Value of PSB Common Stock was set at $1,912,000.00, subject to adjustment to $1,952,000.00 in the event PSB sells certain non-performing loans prior to the Merger. See "The Merger Waiver and Amendments; Termination."

     Dissenters Rights. PSB shareholders have the right to dissent from the Merger Agreement and, upon the satisfaction of certain specified procedures, to receive cash in respect of the "fair value" of their shares of PSB Common
Stock in accordance with applicable Alabama law.   South Alabama shareholders
have no right to dissent from the Merger Agreement. The procedures to be followed by dissenting shareholders are summarized under "General Information Dissenters Rights." A copy of the applicable Alabama statutory provisions is set forth in Appendix C to this Prospectus.

     In general, any dissenting shareholder who perfects his statutory dissenters' rights to be paid the "fair value" of his stock in cash will recognize gain or loss for federal income tax purposes upon receipt of such cash. In addition, dissent by holders of a significant number of shares of PSB Common Stock could cause the Merger not to qualify as a tax free reorganization for federal income tax purposes. See "The Merger Certain Federal Income Tax Consequences.

Other Significant Considerations

     Variability of Stock Prices. The consideration to be received in the Merger by holders of PSB Common Stock consists of South Alabama Common Stock, which is traded in the over-the-counter market and quoted on the National Association of Securities Dealers Automated Quotation System ("NASDAQ"). The public market for equity securities such as the South Alabama Common Stock is inherently subject to fluctuation, and there can be no assurance as to future trading prices of South Alabama Common Stock. The high and low bid prices of South Alabama Common Stock for the period from January 1, 1998, to March 18, 1998, as reported on NASDAQ, were $28.50 and $21.00. See "Comparative Market Prices and Dividends Market Prices."

     Dividends. Future dividends on shares of South Alabama (assuming the Merger is consummated) or of both South Alabama and PSB (assuming the Merger is not consummated) will depend on their respective earnings, financial condition and other relevant factors, including governmental policies and regulations. See "Comparative Market Prices and Dividends Dividends," and "Supervision, Regulation and Effects of Governmental Policy Bank Regulation."

     Material Adverse Change. The respective obligations of South Alabama and PSB to consummate the Merger are subject to the occurrence of any event, change or circumstance that is reasonably likely to have a "Material Adverse Effect" on the other party and to other significant conditions set forth in the Merger Agreement, and there can be no assurance that the Merger will be consummated. See "The Merger Conditions to Consummation."

Selected Consolidated Financial Data

     The following tables present for South Alabama and PSB, on a historical basis, selected consolidated financial data and ratios. This information is based on the consolidated financial statements of South Alabama, incorporated herein by reference, and PSB, appearing elsewhere in this Prospectus, and should be read in conjunction therewith and with notes thereto. See "Available Information," "Incorporation of Certain Documents by Reference," "Pro Forma Financial Information" and Appendix B hereto. The financial data of PSB, other than its Statement of Condition as of December 31, 1997, and its Statement of Operations for the year ended December 31, 1997, are derived from unaudited financial statements; however, in the opinion of management of PSB, all adjustments necessary to arrive at a fair statement of results of operations of PSB have been included.

South Alabama Selected Consolidated Financial Data (Historical)
(Dollars In Thousands Except Per Share Amounts)

                                           Year Ended December 31,
                               1997        1996        1995        1994        1993


RESULTS OF OPERATIONS
Interest revenue            $ 25,795    $ 19,837    $ 18,094    $ 15,270    $ 13,520
Interest expense              10,900       8,132       7,397       5,234       4,801
Net interest revenue          14,895      11,705      10,697      10,036       8,719
Provision for loan losses        273         298          78          52         248

Non-interest revenue           3,203       2,589       2,244       2,212       2,322
Non-interest expense          11,327       9,156       8,446       8,177       7,149

Income before income taxes,
 cumulative effect of change
 in accounting for income
 taxes                         6,498       4,840       4,417       4,019       3,644
Income taxes                   1,770       1,486       1,410       1,237       1,263

Net income before
 cumulative effect of change
 in accounting for income
 taxes                         4,728       3,354       3,007       2,782       2,381
Cumulative effect of change in
 accounting for income taxes       0           0           0           0       1,010

Net income                  $  4,728    $  3,354    $  3,007    $  2,782    $  3,391


Basic Earnings per share:
 Before cumulative effect of
 change in accounting for
income taxes                $   1.12    $   1.05    $   1.00    $   0.93    $   0.79

Basic net income per share  $   1.12    $   1.05    $   1.00    $   0.93    $   1.13

Diluted earnings per share:
 Before cumulative effect of
 change in accounting for
 income taxes               $   1.11    $   1.04    $   0.99    $   0.92    $   0.79

Diluted net income
 per share                  $   1.11    $   1.04    $   0.99    $   0.92    $   1.13

YEAR-END STATEMENT
OF CONDITION
Total assets                $369,595    $350,077    $244,949    $218,506    $218,704
Loans                        196,644     189,160     144,147     133,821     118,454
Deposits                     315,177     295,287     210,092     185,842     187,392
Shareholders' equity          45,462      47,088      28,797      26,104      24,158

AVERAGE BALANCES
Total assets                $346,441    $260,550    $228,358    $216,773    $207,397
Average earning assets       319,895     240,205     211,864     200,333     190,716
Loans                        193,381     156,606     140,431     123,839     108,699
Deposits                     293,349     221,227     194,023     184,623     178,925
Shareholders' equity          45,087      32,363      27,164      25,602      23,101

PERFORMANCE RATIOS
 Net income to:
  Average total assets          1.36%       1.29%       1.32%       1.28%       1.64%
  Average shareholders'
   equity                      10.49%      10.36%      11.07%      10.87%      14.68%
  Average shareholders'
   equity to average
   total assets               13.01%       12.42%      11.90%      11.81%      11.14%

Dividend payout ratio        149.11%(1)    38.10%      32.00%      27.96%      19.47%

 __________________
(1)  Includes special dividend of $1.25 per share.

PSB Selected Consolidated Financial Data (Historical
(Dollars in Thousands Except Per Share Amounts)




                                    Year Ended December 31,
                                  1997        1996        1995


RESULTS OF OPERATIONS
Interest revenue               $  1,282    $  1,475    $  1,477
Interest expense                    639         792         734

Net interest revenue                643         683         743
Provision for loan losses           201          39          15
Non-interest revenue                 87          86          99
Non-interest expense                784         645         682

Income (Loss) before income taxes  (255)         85         145
Income taxes (Benefit)             ( 93)          8          28

Net income (Loss)              $   (162)   $     77    $    117

Basic and Diluted Earnings
     Per Share                 $(215.65)   $ 102.67    $ 156.00

PERIOD END STATEMENT
OF CONDITION
Total assets                   $ 17,093    $ 20,730    $ 21,677
Loans                             7,047       9,045      10,253
Deposits                         15,105      18,542      19,533
Shareholders' equity              1,895       2,057       1,976

AVERAGE BALANCES
Total assets                   $ 18,912    $ 21,204    $  20,648
Average earning assets           16,938      19,133       18,776
Loans                             8,190       9,650       10,641
Deposits                         16,824      19,038       18,557
Shareholders' equity              1,976       2,017        1,947

PERFORMANCE RATIOS
Net income to:
 Average total assets             (0.86%)      0.36%        0.57%
 Average shareholders' equity     (8.20%)      3.82%        6.01%
 Average shareholders' equity
  to average total assets         10.45%       9.51%        9.43%
Dividend payout ratio              0.00%      14.29%        9.40%

     The following table sets forth pro forma combined selected consolidated financial data and ratios giving effect to the Merger on a purchase accounting basis for the year ended December 31, 1997. The data is not necessarily indicative of the results of the future operations of either entity or the actual results that would have occurred during the period indicated below and should be read in conjunction with the Unaudited Pro Forma Combined Condensed Consolidated Financial Statements appearing elsewhere in this Prospectus and the consolidated financial statements of South Alabama, incorporated herein by reference, and PSB, appearing elsewhere in this Prospectus. See "Incorporation of Certain Documents by Reference," "Pro Forma Financial Information" and Appendix B.

Combined Pro Forma Selected Consolidated Financial Data
(Dollars In Thousands Except Per Share Amounts)







                                        Year Ended
                                     December 31, 1997

RESULTS OF OPERATIONS
Interest revenue                      $ 27,077
Interest expense                        11,539
Net interest revenue                    15,538
Provision for loan losses                  474
Non-interest revenue                     3,290
Non-interest expense                    12,137

Income before income taxes               6,217
Income taxes                             1,677

Net income                            $  4,540

Earnings per share:
    Basic                             $   1.07
    Diluted                           $   1.06

PERIOD END STATEMENT OF CONDITION
Total assets                          $387,257
Loans                                  203,691
Deposits                               330,282
Shareholders' equity                    47,926

Comparative Per Share Data

     The following table presents selected comparative per share data for South Alabama Common Stock and PSB Common Stock on a historical basis, for South Alabama Common Stock on a pro forma basis reflecting consummation of the Merger and for the PSB Common Stock on an equivalent pro forma basis reflecting consummation of the Merger. Such information has been prepared giving effect to the Merger on a purchase accounting basis. See "The Merger Accounting Treatment." The data is not necessarily indicative of the results of the future operations of either entity or the actual results that would have occurred had the Merger been consummated January 1, 1997. The information is derived from and should be read in conjunction with the consolidated historical financial statements of South Alabama, including related notes thereto, which are incorporated by reference, and the consolidated historical financial statements of PSB, including the notes thereto, and the unaudited pro forma financial information appearing elsewhere in this Prospectus. See "Available Information," "Incorporation of Certain Documents by Reference," "Pro Forma Financial Information" and Appendix B hereto.

                                                    Year Ended
                                                   December 31,1997

South Alabama Common Stock
  Net income per common share:
    Historical:
          Basic                                    $    1.12
          Diluted                                       1.11
    Pro forma combined:
          Basic                                         1.07
          Diluted                                       1.06

  Dividends paid per common share:
    Historical                                     $    1.67
    Pro forma combined                                  1.63
 Book value per common share (at end of period):
    Historical                                     $   10.71
    Pro forma combined                                 11.04

PSB Common Stock
  Net income per common share:
    Historical:
          Basic and Diluted                        $ (215.65)
     Pro forma equivalent (1)
          Basic                                       135.18
          Diluted                                     133.92
  Dividends paid per common share:
    Historical                                     $    0.00
    Pro forma equivalent (1)                          205.93
  Book value per common share (at end of period):
    Historical                                     $2,526.87
    Pro forma equivalent (1)                        1,394.79

     (1) PSB pro forma equivalent amounts are computed by multiplying the pro forma combined amount by a factor of 126.34 to reflect an assumed exchange ratio of 126.34 shares of South Alabama Common
          Stock for each share of PSB Common Stock. See "The Merger Terms of the Merger; Exchange Ratio."

Summary Capital Ratios

     The following table sets forth the historical risk-based capital ratios for South Alabama, PSB and pro forma ratios for the combined company, together with the minimum ratios required by regulatory agencies, as of December 31, 1997. See "Supervision, Regulation, and Effects of Governmental Policy Capital Adequacy."

                                                                                 Combined
                                   South Alabama               PSB               (Pro Forma)

Risk-based capital ratios
  Tier I capital                       17.24%                  18.46%              17.31%
  Total capital (Tier I and II)        18.38%                  19.71%              18.45%
Minimum risk-based capital ratios
  Tier I capital                        4.00%                   4.00%               4.00%
  Total capital (Tier I and II)         8.00%                   8.00%               8.00%

Tier I leverage ratio                  11.48%                  10.31%              11.42%

Minimum Tier I leverage ratio       4.00%-5.00%             4.00%-5.00%         4.00%-5.00%

                            GENERAL INFORMATION

Special Meeting, Record Date and Votes Required

     PSB Meeting. The Special Meeting of Shareholders of PSB will be held at _______ p.m., local time, on _______________________, 1998. The purpose of the meeting is to consider and vote upon a proposal to approve the Merger Agreement, as supplemented by the Waiver Agreement, which provides for, among other things, the Merger. Only holders of record of PSB Common Stock at the close of business on the PSB Record Date, ________________, will be entitled to notice of and to vote at the PSB Meeting. As of the PSB Record Date, there were 750 shares of PSB Common Stock issued, outstanding and entitled to be voted. There were 23 PSB shareholders of record on the PSB Record Date.
Each share of PSB Common Stock will be entitled to one vote at the PSB Meeting.

     The presence, in person or by proxy, of holders of a majority of the issued and outstanding shares of PSB Common Stock entitled to vote at the PSB Meeting is necessary to constitute a quorum at such meeting.

     Approval of the Merger Agreement on behalf of PSB, pursuant to the Alabama Banking Code, will require the affirmative vote of the holders of at least a majority of the outstanding shares of PSB Common Stock entitled to be voted thereon. A failure to return the enclosed proxy or a vote to abstain will have the same effect as a vote against approval of the Merger Agreement. As of the PSB Record Date, 379.052 shares of PSB Common Stock, or 50.54% of the total shares of PSB Common Stock outstanding, were held, either of record or beneficially, by directors and executive officers of PSB and certain family members and related entities and by directors and executive officers of SAB and certain family members and related entities. Assuming all such shares are voted in favor of the Merger, no additional affirmative votes of shares of PSB Common Stock will be required for approval.

     Dissenters' rights may be demanded by PSB shareholders who do not vote in favor of the Merger and who follow the specified procedures of Alabama law. See "Dissenters Rights" below.

Proxies

     PSB. The enclosed proxies are solicited on behalf of the Board of Directors of PSB for use in connection with the PSB Meeting and any adjournment or adjournments thereof. Holders of PSB common stock are requested to complete, date and sign the accompanying proxy and return it promptly to PSB in the enclosed envelope. Failure to return a properly executed proxy or to vote at the PSB Meeting will have the same effect as a vote against approval of the Merger Agreement.

     A PSB shareholder who has executed and delivered a proxy may revoke it at any time before such proxy is voted by giving a later written proxy, by giving written revocation to the Corporate Secretary of PSB, provided such later proxy or revocation is actually received by PSB before the vote of the shareholders, or by voting in person at the PSB Meeting. Any shareholder attending the PSB Meeting may vote in person whether or not a proxy has been previously filed. The shares represented by all properly executed proxies received in time for the PSB Meeting, unless said proxies are revoked, will be voted in accordance with the instructions therein. If instructions are not given, properly executed proxies received will be voted FOR approval of the Merger Agreement.

     Other Matters. PSB will bear the costs of any solicitation of proxies for its Special Meeting, except that SAB will pay the costs of preparing, printing and distributing this Prospectus. Such solicitation will be made by mail but also may be made by telephone, facsimile or in person by the directors, officers and employees of PSB, but no written materials other than those included herewith will be used to solicit proxies.

     The management of PSB is not aware of any business to be acted upon at the Special Meeting other than approval of a proposal to approve the Merger Agreement. If other matters are properly brought before the Special Meeting or any adjournment thereof, any proxy, if properly signed, dated and returned, will be voted in accordance with the recommendation of PSB's management or, if there is no such recommendation, in the discretion of the individuals named as proxies therein.


Dissenters  Rights

     South Alabama Dissenters' Rights. Shareholders of South Alabama do not have any right to dissent in connection with the Merger.

     PSB Dissenters' Rights. If the Merger is consummated, holders of record of PSB Common Stock who follow the procedures specified by Article 13 of the ABCA ("Article 13") will be entitled to determination and payment in cash of the "fair value" of their stock immediately before the Effective Time, excluding value resulting from the anticipation of the Merger but including "a fair and equitable" rate of interest thereon. PSB shareholders who elect to follow such procedures are referred to herein as "Dissenting PSB Shareholders".

     A VOTE IN FAVOR OF THE MERGER AGREEMENT BY A HOLDER OF PSB COMMON STOCK WILL RESULT IN THE WAIVER OF THE SHAREHOLDER'S RIGHT TO DEMAND PAYMENT FOR HIS OR HER SHARES.

     The following summary of the provisions of Article 13 is not intended to be a complete statement of such provisions, the full text of which is attached as Appendix C to this Prospectus, and is qualified in its entirety by reference thereto.

     A holder of PSB Common Stock electing to exercise dissenters' rights
(1) must deliver to PSB, before the vote at the PSB Meeting, written notice of his or her intent to demand payment for his or her shares if the Merger is
effectuated, and (2) must not vote in favor of the Merger Agreement.   The
requirement of such written notice is in addition to and separate from the requirement that such shares not be voted in favor of the Merger Agreement, and the requirement of such written notice is not satisfied by voting against the Merger Agreement either in person or by proxy. The requirement that such shares not be voted in favor of the Merger Agreement will be satisfied if no proxy is returned and such shares are not voted in person. Because a properly executed and delivered proxy which is left blank will, unless revoked, be voted FOR approval of the Merger Agreement, in order to be assured that such shareholder's shares are not voted in favor of the Merger Agreement, a Dissenting PSB Shareholder who votes by proxy must not leave the proxy blank but must (i) vote AGAINST the approval of the Merger Agreement or
(ii) affirmatively ABSTAIN from voting. Neither a vote against approval of the Merger Agreement nor an abstention will satisfy the requirement that a written notice of intent to demand payment be delivered to PSB before the vote on the Merger Agreement.

     Both holders of record and beneficial owners of PSB Common Stock are entitled to assert dissenters' rights for the shares registered in the name of or held for the benefit of that holder or owner. Dissenters' rights may be asserted with respect to less than all shares of PSB Common Stock held of record by such holder only if such holder dissents with respect to all shares beneficially owned by any one person and notifies PSB in writing of the name and address of each person on whose behalf such record holder is asserting dissenters' rights. A beneficial shareholder, in order to assert his or her dissenters' rights, must submit to PSB the record shareholder's written consent to the dissent prior to or contemporaneously with such assertion and must dissent with respect to all shares of which he or she is the beneficial shareholder or over which he or she has the power to vote. Where no number of shares is expressly mentioned, the notice of intent to demand payment will be presumed to cover all shares held in the name of the record holder.

     No later than 10 days after the Effective Time, SAB will send a written dissenters' notice to each Dissenting PSB Shareholder who did not vote in favor of the Merger and who duly filed a written notice of intent to demand payment in accordance with the foregoing. The dissenters' notice will specify the deadline by which time SAB must receive a payment demand from such Dissenting PSB Shareholder and will include a form for demanding payment. The deadline will be no fewer than 30 days or more than 60 days after the date the dissenters notice is delivered. It is the obligation of Dissenting PSB Shareholders to initiate all necessary action to perfect their dissenters' rights within the time periods prescribed in Article 13 and the dissenters' notice. If no payment demand is timely received from a Dissenting PSB Shareholder, all dissenters' rights will be lost, notwithstanding any previously submitted written notice of intent to demand payment. Each Dissenting PSB Shareholder who demands payment retains all other rights of a shareholder until those rights are cancelled or modified by the Merger. A Dissenting PSB Shareholder who demands payment in accordance with the foregoing may not thereafter withdraw that demand and accept the terms offered under the Merger Agreement unless SAB shall consent thereto.

     Within 20 days of the formal payment demand, a Dissenting PSB Shareholder who has made a demand must submit his share certificate or certificates to PSB so that a notation to that effect may be placed on such certificate or certificates and the shares returned to the Dissenting PSB Shareholder with the notation thereon. A shareholder's failure to submit shares for notation will, at SAB's option, terminate the holder's rights as a dissenter, unless a court of competent jurisdiction determines otherwise.

     Promptly after the Effective Time, or upon receipt of a payment demand, SAB shall offer to pay each Dissenting PSB Shareholder who complied with
Article 13 the amount SAB estimates to be the fair value of such Dissenting PSB Shareholder's shares, plus accrued interest. Each Dissenting PSB Shareholder who agrees to accept the above referenced offer of payment in full satisfaction of his or her demand must surrender to SAB the certificate or certificates representing his or her shares in accordance with the terms of the dissenters notice. Upon receiving the certificate or certificates, SAB shall pay each Dissenting PSB Shareholder the fair value of his or her shares, plus accrued interest. Upon receiving payment, a Dissenting PSB Shareholder ceases to have any interest in the shares.

     A Dissenting PSB Shareholder who has made a payment demand may notify SAB in writing of his or her own estimate of the fair value of his or her shares and the amount of interest due, and demand payment of his or her estimate, or reject the offer made to such shareholder and demand payment of the fair value of his or her shares and interest due, if: (i) the Dissenting PSB Shareholder believes that the amount offered him or her is less than the fair value of his or her shares or that the interest due is incorrectly calculated; (ii) SAB fails to make an offer as required by Article 13 within sixty (60) days after the date set for demanding payment; or (iii) SAB having failed to consummate the Merger does not release the transfer restrictions imposed on shares within sixty (60) days after the date set for demanding payment; provided, however, that a Dissenting PSB Shareholder waives his or her right to demand payment different from that offered unless he or she notifies SAB of his or her demand in writing within thirty (30) days after SAB offered payment for his or her shares.

     If a demand for payment remains unsettled, SAB shall commence a proceeding within sixty (60) days after receiving the second payment demand and petition the court to determine the fair value of the shares and accrued interest. If the proceeding is not commenced within the sixty (60) day period, each Dissenting PSB Shareholder whose demand remains unsettled shall be entitled to receive the amount demanded. Such a proceeding will be filed in the Circuit Court of Mobile County, Alabama. Each Dissenting PSB Shareholder made a party to the proceeding is entitled to judgment for the amount the court finds to be the fair value of his or her shares, plus accrued interest. Upon payment of the judgment and surrender to SAB of the certificate or certificates representing the judicially appraised shares, a Dissenting PSB Shareholder will cease to have any interest in the shares. The court may assess costs incurred in such a proceeding against all or some of the Dissenting PSB Shareholders, in amounts the court finds equitable, to the extent the court finds that such Dissenting PSB Shareholders acted arbitrarily, vexatiously, or not in good faith in demanding payment different from that initially offered by SAB. The Court may also assess the reasonable fees and expenses of counsel and experts against all or some of the Dissenting PSB Shareholders if the court finds that such Dissenting PSB Shareholders acted arbitrarily, vexatiously or not in good faith with respect to the rights provided in Article 13.

Recommendation of PSB Board of Directors

     The Board of Directors of PSB has recommended that the shareholders of PSB vote FOR the proposal to approve the Merger Agreement. See "The Merger Background of and Reasons for the Merger."

                                THE MERGER

     The following information concerning the Merger, insofar as it relates to matters contained in the Merger Agreement, is qualified in its entirety by reference to the Merger Agreement, which is attached hereto as Appendix A and incorporated herein by reference.

Terms of the Merger; Exchange Ratio

     At the Effective Time, PSB will merge with and into MCB. In the Merger, each share of PSB Common Stock outstanding immediately prior to the Effective Time, other than certain shares held by PSB or by South Alabama or its subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted, will be converted into and exchanged for the right to receive the number of shares of South Alabama Common Stock having an average "Market Value" (as defined below), during the twenty trading days on NASDAQ ending on the day preceding the Effective Time by two trading days
(the "Valuation Period"), of 1.3 times the book value, subject to a right of adjustment by South Alabama ("Deemed Book Value"), of such share of PSB
Common Stock, rounded to the nearest one-hundredth of a share ("Exchange Ratio"). In the Waiver Agreement the Deemed Book Value of the PSB Common Stock was set at $1,912,000, subject to adjustment to $1,952,000 in the event that PSB sells certain nonperforming loans prior to the Merger. Each share of PSB Common Stock outstanding immediately prior to the Effective Time, other than certain shares owned by PSB or South Alabama or its subsidiaries, will be converted into the right to receive the number of shares of South Alabama Common Stock having a Market Value, calculated as provided in the Merger Agreement, of $3,314.13, subject to adjustment to $3,383.47 in the event PSB sells certain nonperforming loans prior to the Merger.

     The "Market Value" of South Alabama Common Stock is the average of the closing bid and closing ask price, as reported on NASDAQ. The Merger Agreement provides for adjustment in the Exchange Ratio in the event either party issues additional shares as a result of a stock split, stock dividend or similar recapitalization. The Exchange Ratio was determined through negotiations between South Alabama and PSB.

     No fractional shares of South Alabama Common Stock will be issued in respect of PSB Common Stock, and cash will be paid by South Alabama in lieu of issuance of such fractional shares. The amount paid in lieu of fractional shares will be calculated by multiplying each such fraction by the Market Value of South Alabama Common Stock on the Trading Day preceding by two Trading Days the Effective Time.

Waiver and Amendment; Termination

     Prior to the Effective Time, either South Alabama or PSB may waive or extend the time for the compliance or fulfillment by the other of any and all of its obligations under the Merger Agreement, and South Alabama, MCB and PSB may, to the extent permitted by law, amend the Merger Agreement in writing with the approval of the Board of Directors of each of PSB, MCB and South Alabama.

     The Merger Agreement may be terminated at any time prior to the Effective Time, as follows: (i) by mutual consent of the parties; (ii) by either party in the event of a breach by the other party of any representation or warranty which cannot be cured or is not cured within 30 days after written notice to the breaching party, to the extent such breach is likely to result in a Material Adverse Effect on the breaching party; (iii) by either party in the event of a material breach by the other party of any covenant or agreement which cannot be cured or is not cured within 30 days after written notice; (iv) by either party in the event any required regulatory approval is denied or not obtained or the stockholders of PSB fail to approve the Merger as required; (v) by PSB, if the average Market Value of South Alabama Common Stock for the Valuation Period is less than $13.00 per share or more than $26.00 per share; (vi) by South Alabama, if the average Market Value of South Alabama Common Stock for the Valuation Period is less than $13.00 per share ;
(vii) by South Alabama in the event that Deemed Book Value as defined in Merger Agreement is less than $1,900,000; (viii) by either party in the event the Merger shall not have been consummated by March 31, 1998, unless such failure is caused by a breach on the part of the party electing to terminate; or (vi) by either party in the event that any of the conditions precedent to the obligations of such party to consummate the Merger cannot be satisfied or fulfilled by March 31, 1998. In the Waiver Agreement, South Alabama, MCB and PSB agreed as follows: (a) PSB waived its right to terminate the Merger Agreement in the event the Market Value of South Alabama Common Stock during the Valuation Period exceeds $26.00 per share; (b) $28.00 per share was set as the maximum Market Value for South Alabama Common Stock for purposes of determining the Exchange Ratio; (c) South Alabama, MCB and PSB waived, through June 30, 1998, their right to terminate the Merger Agreement in the event the Merger is not consummated, or any of the conditions precedent thereto cannot be satisfied or fulfilled, by March 31, 1998; and (d) the Deemed Book Value of PSB Common Stock is $1,912,000, subject to adjustment to $1,952,000 in the event PSB sells certain nonperforming loans prior to consummation of the Merger.

     In determining whether to elect to terminate the Merger Agreement in these circumstances, the PSB Board of Directors or the South Alabama Board of Directors, as the case may be, will take into account, consistent with its fiduciary duties, all relevant facts and circumstances existing at the time, including, without limitation, the market for bank and bank holding company stock in general, the relative value of the South Alabama Common Stock in the market, and the advice of its financial advisors and legal counsel. By approving the Merger Agreement, the holders of PSB Common Stock will permit the PSB Board of Directors to determine, in the exercise of its fiduciary duties, to proceed with the Merger even though the Market Value of South Alabama Common Stock is less than $13.00 per share or greater than $26.00 per share, and even through the Merger is not consummated, or any conditions precedent thereto cannot be satisfied or fulfilled, by March 31, 1998. By approving the Merger Agreement, PSB shareholders will ratify and approve the Mutual Waiver, in whicih PSB waived its right to terminate the Merger Agreement in the event the Market Value of South Alabama Common Stock is greater than $26.00, subject to a maximum Market Value of $28.00 for purposes of determining the Exchange Ratio, and, through June 30, 1998, in the event the Merger is not consummated by March 31, 1998.

     In the event of the termination of the Merger Agreement, the Merger Agreement shall become void and have no effect, except that the confidentiality requirements shall survive such termination and such termination will not relieve a breaching party from liability for an uncured willful breach of the representation, warranty, covenant or agreement giving rise to the termination.

Effective Date and Effective Time

     Articles of Merger will be filed with the Secretary of State of the State of Alabama as soon as practicable after all conditions contained in the Merger Agreement have been satisfied or lawfully waived, including receipt of all regulatory approvals and expiration of all statutory waiting periods, and the approval of the Merger Agreement by the shareholders of PSB. The Effective Time of the Merger will be at the time the Articles of Merger become effective with the Secretary of State of Alabama (or such later time as the parties may agree). The Effective Date of the Merger will be the day on which the Effective Time occurs.

Background of and Reasons for the Merger

     Since 1991, management of South Alabama (then known as Mobile National Corporation) has considered various possibilities for increased asset and earnings growth, including possible new branches, acquisition of existing branches of other area banks and the chartering of new banks within southern Alabama. In 1993, South Alabama merged with a holding company in southern Alabama and acquired all of the stock of FNBB. In 1996, South Alabama merged with another holding company in southern Alabama and acquired all of the stock of MCB.

     Management of South Alabama and MCB initiated contact with the management of PSB on February 27, 1997. PSB's size and the age of its management made necessary significant decisions regarding attracting new and younger management personnel, the quality of its assets and strategies for growth. PSB's past experience with attracting qualified management, the deterioration of the quality of its assets and its inability to achieve growth prompted its management to investigate the possibilities of a business combination.

     There is a long personal history and friendship between the principals of PSB and MCB. PSB and MCB's former holding company had many common shareholders. The commitment to community banking is shared by management of MCB and PSB, which appealed greatly to PSB's management and shareholders.
This philosophy and the history of relationship prompted the initiation of discussions between the two institutions.

     In early June, 1997, the Boards of South Alabama and PSB met to discuss and approve an agreement in principle to merge. The companies announced an agreement in principle to the Merger on June 6, 1997. After further negotiation, the Merger Agreement was executed October 14, 1997, on behalf of South Alabama, MCB and PSB.

     Reasons for the Merger. Numerous factors were considered by the three Boards in approving the Merger and in the case of PSB, in recommending the terms of the Merger to its shareholders. They included an analysis of the financial structure, results of operations and prospects of South Alabama and PSB, the composition of the businesses of the two organizations, the overall compatibility of the management of the organizations and the outlook for both organizations in the banking and financial services industry. See" Available Information," "Incorporation of Certain Documents by Reference," "Comparative Market Prices and Dividends" and "Business of PSB."

     Mobile and Baldwin Counties, the primary market area of SAB, are experiencing significant and dramatic growth. SAB has experienced strong loan demand for several years. At the same time, the Monroe County, Alabama market is not experiencing the same level of loan growth and demand. Its overall bank deposit structure is stable, however, providing liquidity for funding the loan demand and growth in Mobile and Baldwin Counties. Bank deposits have not grown as fast as loans for several years, and the addition of PSB will add a small, but relatively stable, low cost deposit base with which to fund the anticipated loan demand in southern Alabama, and in Baldwin and Mobile Counties specifically. The merger of PSB with and into MCB will, in addition to allowing South Alabama to capitalize on these growth opportunities , help to correct management and asset deficiencies at PSB.

     In addition, technological changes are dramatic and occurring rapidly in the financial industry, requiring expensive capital outlay. PSB's size makes these expenditures prohibitive. South Alabama is better prepared to keep pace with these changes.

     An additional factor in PSB's consideration is the competitive environment in Monroe County. There are six commercial banks within the City of Monroeville, a town of about 7,000 population. These six commercial banks have 12 offices in Monroe County, which has a population of 23,000. One of these banks is a large regional holding company bank. Even with aggressive response to the competitive pressures, the prospects of growth and expansion lie beyond the boundaries of Monroe County. In order to achieve this growth PSB has the options of branching, de novo entry, acquisition in other markets or a business combination with a participant in those growth markets. The first three of these options are not realistically available to PSB because of its financial condition and relatively small size. The Merger will allow the resources of PSB to be employed more efficiently and in a wider area of application. It will provide PSB's customers with a broader array of financial services.

Surrender of Certificates

     As promptly as practicable after the Effective Time, SATC, acting in the capacity of exchange agent for South Alabama (the "Exchange Agent"), will mail to each former holder of record of PSB Common Stock a form letter of transmittal, together with instructions and a return mailing envelope (collectively, the "Exchange Materials"), for the exchange of such holders
PSB Common Stock certificates for cash and certificates representing shares of South Alabama Common Stock. HOLDERS OF PSB COMMON STOCK SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE EXCHANGE MATERIALS FROM THE
EXCHANGE AGENT.

     Upon receipt of the Exchange Materials, former holders of PSB Common Stock should complete the letter of transmittal in accordance with the instructions and mail the letter of transmittal together with all stock certificates representing shares of PSB Common Stock to the Exchange Agent in the return envelope provided. Upon receipt of the certificates and related documentation, South Alabama will issue, and the Exchange Agent will mail, to such holder of PSB Common Stock a check in the amount of any payment in respect of fractional shares of PSB Common Stock payable to the surrendering shareholder and a certificate representing the number of shares of South Alabama Common Stock to which such holder is entitled pursuant to the Merger Agreement. No certificates of South Alabama Common Stock and no payment in respect of fractional shares will be delivered to a holder of PSB Common Stock unless and until such holder shall have delivered to the Exchange Agent certificates representing the shares of PSB Common Stock owned by such holder and in respect of which such holder claims payment is due, or such documentation and security in respect of lost or stolen certificates as may be required by the Exchange Agent.

     Former shareholders of record of PSB will be entitled to vote after the Effective Time at any meeting of South Alabama shareholders the number of whole shares of South Alabama Common Stock into which such holders' respective shares of PSB Common Stock are converted, regardless of whether such holders have exchanged their certificates representing PSB Common Stock for certificates representing South Alabama Common Stock.

     Beginning six months after the Effective Time, no dividend or other distribution payable after the Effective Time with respect to South Alabama Common Stock issued to replace PSB Common Stock will be paid to the holder of an unsurrendered PSB Common Stock certificate until the holder surrenders such certificate, at which time such holder will be entitled to receive all previously withheld dividends and distributions, without interest.

     After the Effective Time, there will be no transfers on PSB's stock transfer books of shares of PSB Common Stock issued and outstanding at the Effective Time. If certificates representing shares of PSB Common Stock are presented for transfer after the Effective Time, they will be returned to the presenter together with a form of letter of transmittal and exchange instructions.

     Neither South Alabama, MCB nor the Exchange Agent shall be liable to a holder of PSB Common Stock for any amounts paid or properly delivered in good faith to a public official pursuant to any applicable abandoned property law.

Conditions to Consummation of the Merger

     The respective obligations of South Alabama, MCB and PSB to effect the Merger are subject to the satisfaction of the following conditions prior to the Effective Time: (i) approval of the Merger Agreement and the transactions contemplated thereby by a majority of the holders of the PSB Common Stock;
(ii) approval of the Merger Agreement and the transactions contemplated thereby by the Federal Deposit Insurance Corporation and the expiration of any applicable statutory waiting period; (iii) receipt of all other regulatory and contractual consents necessary to consummate the transactions contemplated by the Merger Agreement; (iv) absence of any law, regulation, rule, judgment, ruling or order which prohibits or restricts consummation of the transactions contemplated by the Merger Agreement; (v) the Registration Statement of which this Prospectus forms a part will have become effective and no stop order suspending the effectiveness of the Registration Statement will have been issued and no proceeding or investigation by the Commission to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities laws relating to the issuance or trading of the shares of South Alabama Common Stock issuable pursuant to the Merger shall have been received; and (vi) South Alabama and PSB shall have received opinions from their respective counsel to the effect that, for federal income tax purposes, the exchange of PSB Common Stock for South Alabama Common Stock will not give rise to recognition of gain or loss to shareholders of PSB (other than to the extent any cash is received) and neither South Alabama nor PSB will recognize gain or loss as a consequence of the Merger.

     The obligations of South Alabama and MCB to effect the Merger are further subject to the satisfaction or waiver of the following conditions:
(i) each of the representations and warranties of PSB set forth in the Merger Agreement shall be true and correct as of the Effective Time (except to the extent it is confined to an earlier date), each of the agreements and covenants of PSB to be performed pursuant to the Merger Agreement prior to the Effective Time shall have been duly performed, and South Alabama shall have received a certificate of PSB to the effect that such obligations have been complied with; and (ii) South Alabama shall have received an opinion of counsel to PSB in the form attached to the Merger Agreement.

     The obligations of PSB to effect the Merger are further subject to the satisfaction or waiver by PSB of the following conditions: (i) each of the representations and warranties of South Alabama and MCB set forth in the Merger Agreement shall be true and correct as of the Effective Time (except to the extent it is confined to an earlier date), each of the agreements and covenants of South Alabama and MCB to be performed pursuant to the Merger Agreement prior to the Effective Time shall have been duly performed, and PSB shall have received a certificate of South Alabama to the effect that such obligations have been complied with; and (ii) PSB shall have received an opinion of counsel to South Alabama in the form attached to the Merger Agreement.

Regulatory Approvals

     The Merger is subject to prior approval by the Federal Deposit Insurance Corporation ("FDIC") under Section 18(c) of the Federal Deposit Insurance Act, as amended (the "FDIA"), which requires that the FDIC take into consideration, among other factors, the financial and managerial resources and future prospects of the institutions, the effect of the Merger on competition and the convenience and needs of the communities to be served. Generally mergers subject to approval by the FDIC may not be consummated until the 30th day following the date of FDIC approval, during which time the United States Department of Justice (the "Justice Department") may challenge the Merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the FDIC's approval unless a court specifically ordered otherwise. The Merger is also subject to approval by the Alabama State
Banking Department. The FDIC approved the Merger on February 24, 1998, and the 30 day waiting period expired on March 26, 1998.

Conduct of Business Pending the Merger

     The Merger Agreement requires that each of PSB and South Alabama preserve its business organization, goodwill, relationships with depositors, customers and employees and take no action that would adversely affect its ability to perform under the Merger Agreement. In addition, PSB has agreed that, without the consent of South Alabama, it will not: (i) amend its charter or bylaws; (ii) incur any additional debt except in the ordinary course of business or permit any lien on its assets to exist; (iii) repurchase, redeem or otherwise acquire any of its Common Stock or declare or pay any dividend; (iv) issue or sell any of its Common Stock or any right to acquire such stock; (v) take any action with respect to any adjustment or reclassification of its Common Stock or dispose of or encumber any stock of a subsidiary or any other of its assets other than in the ordinary course of business; (vi) acquire any equity interest in any third party other than in connection with foreclosures or by a subsidiary acting in a fiduciary capacity; (vii) grant any increase in compensation to employees or directors or pay any bonus or severance payments, all except in accordance with past practice; (viii) enter into any employment contracts without an unconditional right of termination; (ix) adopt any new employee benefit plan or make any material change to an existing employee benefit plan unless necessary to maintain the tax qualified status of such plan; (x) make any significant change in accounting method except as required to meet regulatory or other requirements; (xi) commence any litigation other than in accordance with past practice, settle any litigation involving any material liability, or modify, amend or terminate, except in the ordinary course of business, any material contract; (xii) operate other than in the ordinary course of business; or (xiii) fail to file timely any report required to be filed by it with any Regulatory Authority.

     Each party has also agreed to give written notice to the other promptly upon becoming aware of the occurrence of any event which is likely to constitute a Material Adverse Effect within the meaning given to such term in the Merger Agreement or constitute a breach of any of its representations, warranties or covenants contained in the Merger Agreement and to use its reasonable efforts to remedy any such condition or breach.

Management and Operations After the Merger

     The Merger Agreement does not provide for any change in the directors or principal officers of either MCB or SAB, although it is expected that J. Robison Harper, President of PSB, and Albert A. Nettles, Vice President of PSB, will serve as officers of MCB.

Interests of Certain Persons in the Merger

     Certain of the directors and executive officers of PSB, members of their families and certain of their associates own, or have interests in, shares of South Alabama Common Stock. As of March 24, 1998, they were as follows:

     Dr. W. W. Eddins: 300 shares are owned by Dr. Eddins; 1,357 shares are owned by his spouse, Anna Ruth Eddins; 2,493 shares are owned jointly with his spouse and 519 shares are owned by the Estate of Leon Eddins c/o Dr. Eddins.

     J. Robison Harper: 25,977 shares are owned by Mr. Harper and 11,430 shares are owned by his spouse, Alice Earle Harper.

     Albert A. Nettles, Jr.: 1,662 shares are owned by Mr. Nettles and his brother, Joseph F. Nettles as co-trustees of the family trust under will of Albert A. Nettles, Sr.

     Jack Finklea Nettles: 18,288 shares are owned by Mr. Nettles. Mr. J. F. Nettles is the uncle of Albert A. and Joseph F. Nettles.

     In the normal course of business, SAB, FNBB and MCB make loans to directors and officers of SAB, FNBB and MCB to directors and officers of South Alabama, and PSB makes loans to directors and officers of PSB, including loans to certain related persons and entities. Such loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers, and, in the opinion of management of both South Alabama and PSB, do not involve more than the normal risk of collectibility. The amount of these loans by SAB, FNBB and MCB to South Alabama, SAB, FNBB and MCB directors and officers was 31.5% of shareholders' equity for South Alabama and the amount of loans by PSB to its directors and officers was 24.4% of shareholders' equity for PSB as of December 31, 1997.



Certain Federal Income Tax Consequences

     Neither South Alabama nor PSB has requested or will receive an advance ruling from the Internal Revenue Service as to the tax consequences of the Merger. Hand Arendall, L.L.C., counsel for South Alabama and MCB, and Capell, Howard, Knabe & Cobbs, P.A., counsel for PSB, have delivered opinions that, for federal income tax purposes, under current law, assuming that the Merger will take place as described in the Merger Agreement and that certain factual matters represented by South Alabama, MCB and PSB (including the representation that PSB shareholders will maintain sufficient equity ownership interests in South Alabama after the Merger) are true and correct at the time of consummation of the Merger, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and South Alabama, MCB and PSB will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

     Assuming that the Merger will take place as described in the Merger Agreement and that certain factual matters represented by South Alabama, MCB and PSB (including the representation that PSB shareholders will maintain sufficient equity ownership interests in South Alabama after the Merger) are true and correct at the time of consummation of the Merger, then, in the respective opinions of Hand Arendall, L.L.C., and Capell, Howard, Knabe & Cobbs, P.A., the following will be certain federal income tax consequences of the Merger: (i) no gain or loss will be recognized by South Alabama, MCB and PSB in the Merger; (ii) the shareholders of PSB will recognize no gain or loss upon the exchange of their PSB Common Stock solely for shares of South Alabama Common Stock; (iii) the basis of the South Alabama Common Stock received by the PSB shareholders in the proposed transaction will, in each instance, be the same as the basis of the PSB Common Stock surrendered in exchange therefor; (iv) the holding period of the South Alabama Common Stock received by the PSB shareholders will, in each instance, include the period during which the PSB Common Stock surrendered in exchange therefor was held, provided that the PSB Common Stock was held as a capital asset on the date of the exchange; (v) the payment of cash to PSB shareholders in lieu of fractional share interests of South Alabama Common Stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by South Alabama; these cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in Code Section 302(a); and (vi) where solely cash is received by a PSB shareholder in exchange for his PSB Common Stock pursuant to the exercise of dissenters' rights, such cash will be treated as having been received in redemption of his PSB Common Stock, subject to the provisions and limitations of Code
Section 302.

     THE DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON THE RESPECTIVE OPINIONS OF HAND ARENDALL, L.L.C., AND CAPELL, HOWARD, KNABE & COBBS, P.A., AND APPLIES ONLY TO PSB SHAREHOLDERS WHO HOLD PSB COMMON STOCK AS A CAPITAL ASSET, AND MAY NOT APPLY TO SPECIAL SITUATIONS, SUCH AS PSB SHAREHOLDERS, IF ANY, WHO RECEIVED THEIR PSB COMMON STOCK UPON EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION AND PSB SHAREHOLDERS THAT ARE INSURANCE COMPANIES, SECURITIES DEALERS, FINANCIAL INSTITUTIONS OR FOREIGN PERSONS. IT DOES NOT ADDRESS THE STATE, LOCAL OR FOREIGN TAX ASPECTS OF THE MERGER OR ANY TAX CONSEQUENCES OF A SUBSEQUENT TRANSACTION INVOLVING SOUTH ALABAMA COMMON STOCK, INCLUDING ANY REDEMPTION OR TRANSFER OF SOUTH ALABAMA COMMON STOCK. THIS DISCUSSION IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE CODE, EXISTING AND PROPOSED TREASURY REGULATIONS THEREUNDER, AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. EACH PSB SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO HIM OR HER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

Accounting Treatment

     The Merger will be accounted for as a purchase of PSB by South Alabama in accordance with generally accepted accounting principles. Accordingly, PSB's results of operations will be included in South Alabama's consolidated results of operations only from and after the Effective Time. For purposes of preparing South Alabama's consolidated financial statements South Alabama will establish a new accounting basis for PSB's assets and liabilities based upon the fair values thereof and South Alabama's purchase price, including the costs of the acquisition. Furthermore, such earnings of PSB will be reduced by certain depreciation and amortization charges arising out of the ultimate purchase accounting adjustments. However, a final determination of the required purchase accounting adjustments and of the fair value of the assets and liabilities of PSB has not yet been made. Accordingly, the purchase accounting adjustments made in connection with the development of the comparative pro forma per share financial information appearing elsewhere in this Prospectus are preliminary and subject to change.

Expenses and Fees

     The Merger Agreement provides that each of the parties will bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by the Agreement. It is expected that the total expenses and fees for South Alabama and PSB will be approximately $35,000.00 and $42,000.00, respectively.

Resales of South Alabama Common Stock

     The shares of South Alabama Common Stock issued pursuant to the Merger Agreement will be freely transferrable under the Securities Act, except for shares issued to any shareholder who may be deemed to be an "affiliate" (generally including, without limitation, directors, certain executive officers and beneficial owners of 10% or more of a class of capital stock) of PSB for purposes of Rule 145 under the Securities Act as of the date PSB shareholders voted on the Merger Agreement. Affiliates may not sell their shares of South Alabama Common Stock acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 promulgated under the Securities Act or another applicable exemption from the registration requirements of the Securities Act and until such time as financial results covering at least 30 days of combined operations of South Alabama and PSB after the Merger have been published. South Alabama may place restrictive legends on certificates representing South Alabama Common Stock issued to all persons who are deemed "affiliates" under Rule 145. In addition, PSB has agreed to use its reasonable efforts to cause each person or entity that is an "affiliate" to enter into a written agreement in substantially the form attached to the Merger Agreement relating to such restrictions on sale or other transfer. This Prospectus does not cover resales of South Alabama Common Stock received by any person who may be deemed to be an affiliate of PSB.

                      PRO FORMA FINANCIAL INFORMATION


Pro Forma Combined Condensed Consolidated Statement of Condition

     The following unaudited Pro Forma Combined Condensed Consolidated Statement of Condition combines the historical consolidated statements of condition of South Alabama and PSB giving effect to the Merger, which will be accounted for as a purchase, as if it had been completed, and the issuance of 94,757 shares of South Alabama Common Stock occurred, on December 31, 1997, after giving effect to the pro forma adjustments described in the accompanying footnotes. No provision has been reflected for expenses related to the Merger, which are not expected to have a material impact on financial condition. This financial data should be read in conjunction with the historical consolidated financial statements, including the respective notes thereto, of South
Alabama, which are incorporated by reference in this Prospectus, and of PSB, which appear elsewhere in this Prospectus, and with the condensed consolidated historical and other pro forma financial information, including the notes thereto, appearing elsewhere in this Prospectus. See "Available Information," "Incorporation of Certain Documents by Reference," and Appendix
B hereto. This pro forma financial information is not necessarily indicative of the actual financial position that would have occurred had the Merger been consummated on December 31, 1997, nor is it necessarily indicative of future financial position.


Pro Forma Condensed Consolidated Statement of Condition
As of December 31, 1997 (Unaudited)
(In Thousands)



                                         HISTORICAL
                                     South                     PRO FORMA       PRO FORMA
                                     Alabama      PSB          ADJUSTMENTS     COMBINED

ASSETS
  Cash and cash equivalents          $ 41,897     $ 5,448                       $ 47,345
  Investments available for sale      110,255       2,400                        112,655
  Investments                           8,345       1,453      $    19  (a)        9,817
  Loans, net                          193,832       7,047                        200,879
  Premises and equipment                7,064         225           50  (a)        7,339
  Intangible assets                     3,993                      507  (b)        4,500
  Other assets                          4,209         520           (7) (a)        4,722

    Total assets                     $369,595     $17,093      $   569          $387,257

LIABILITIES
  Deposits                           $315,177     $15,105                       $330,282
  Short-term borrowings                 6,468           0                          6,468
  Other liabilities                     2,488          93                          2,581

    Total liabilities                 324,133      15,198            0           339,331

SHAREHOLDERS' EQUITY
Common stock                               42          75         ( 74)(b)            43
Additional paid-capital                33,244          75        2,388 (b)        35,707
Net unrealized gain (loss) on
securities available for sale             815          5            (5)(a)           815
Retained earnings                      11,361      1,740        (1,740)(b)        11,361

Total shareholders' equity             45,462      1,895           569            47,926

Total liabilities and
 shareholders' equity                $369,595    $17,093       $   569          $387,257


     (a)  Reflects adjustment of Fixed Assets to and Investment Securities
          Held to Maturity to Fair Value.
     (b)  Reflects issuance of 94,757 shares of South Alabama Bancorporation,
          Inc. common stock at $26.00 per share in exchange for the 750 shares outstanding of PSB. The exchange price of $26.00 per share is the price believed by South Alabama to be the most likely "Market
          Value" of the South Alabama Common Stock during the Valuation
          Period, as determined under the Merger Agreement. The pro forma statement included adjustments for the excess of the cost over the fair value of the net assets acquired as follows:




                                           December 31, 1997


Purchase Price                                   $2,464
Historical net tangible assets acquired           1,895
Estimated fair value adjustment                      62

Estimated fair value of net assets                1,957

Excess cost over net assets acquired             $  507


Pro Forma Combined Condensed Consolidated Statements of Income

     The following unaudited Pro Forma Combined Condensed Consolidated Statements of Income have been prepared giving effect to the Merger as if it had been completed, and the issuance of 94,757 shares of South Alabama Common Stock occurred, on January 1 for the year ended December 31, 1997, presented on a purchase accounting basis, after giving effect to the pro forma adjustments described in the accompanying footnotes. No provision has been reflected for expenses related to the Merger, which are not expected to have a material impact on results of operations. This financial data should be read in conjunction with the historical consolidated financial statements, including the respective notes thereto, of South Alabama, which are incorporated by reference in this Prospectus, and of PSB, which appear elsewhere in the Prospectus, and with the condensed consolidated historical and other pro forma financial information, including the notes thereto, appearing elsewhere in this Prospectus. See "Available Information," "Incorporation of Certain Documents by Reference," and Appendix B hereto. This pro forma financial information is not necessarily indicative of the actual operating results that would have occurred had the Merger been consummated as of the beginning of the period presented, nor is it necessarily indicative of future operating results.


Pro Forma Combined Condensed Consolidated Statement of Income (Unaudited)
Year Ended December 31, 1997
(In Thousands Except Per Share Data)



                                 HISTORICAL
                            ----------------------      PRO FORMA       PRO FORMA
                            South Alabama     PSB       ADJUSTMENTS     COMBINED

Interest revenue            $25,795           $1,282                    $27,077
Interest expense             10,900              639                     11,539

Net interest revenue         14,895              643                     15,538
Provision for loan losses       273              201                        474
Non-interest revenue          3,203               87                      3,290
Non-interest expense         11,327              784      26 (a)         12,137

Income before income taxes    6,498             (255)                     6,217
Income taxes (Benefit)        1,770              (93)                     1,677

Net income                  $ 4,728           $ (162)                   $ 4,540

Earnings Per Share:
   Basic                    $  1.12           $(215.65)                 $  1.07
   Diluted                  $  1.11           $(215.65)                 $  1.06


Average number of shares
  outstanding (000's) (b)   4,234                  1                      4,329



     (a) Amortization of goodwill of $20 over 25 years and depreciation of $6 fixed asset fair value adjustment.
     (b) Average number of shares outstanding was computed by applying the midrange conversion ratio of 126.34 to PSB's average shares outstanding and adding the result to South Alabama's historical average shares outstanding. Average shares outstanding do not include shares issuable upon the exercise of stock options because the effect is not significant.


                   COMPARATIVE MARKET PRICES AND DIVIDENDS
Market Prices

     South Alabama. The South Alabama Common Stock is traded in the over-the-counter market. Bid and asked prices (symbol "SABC") are quoted on NASDAQ. The high and low bid prices shown below represent inter-dealer prices without adjustment for retail mark-up, mark-down or commission and do not represent actual transactions. Trades have generally occurred in small lots, and the prices quoted are not necessarily indicative of the market value of a substantial block.

                                   Bid Prices Per Share

                                    High         Low


1997
First Quarter                       $15 1/2      $12 1/2
Second Quarter                       18           13
Third Quarter                        21 1/2       16 1/4
Fourth Quarter                       24 1/4       19 3/4


1996
First Quarter                       $14 1/2      $13
Second Quarter                       14 1/2       13 1/4
Third Quarter                        14 1/2       13
Fourth Quarter                       14 1/2       12 1/2

          On June 5, 1997, the last business day prior to public announcement that MCB and PSB had agreed in principle to merge, and on October 13, 1997, the last business day prior to public announcement of the execution of the Merger Agreement, the closing bid prices per share of South Alabama Common Stock, as reported on NASDAQ, were $15.25 and$20.50, respectively.

     South Alabama and PSB shareholders should obtain current market quotations for South Alabama Common Stock.

     PSB. PSB Common Stock is not traded on an exchange or any organized trading market, but there have been private transactions in the shares. PSB management has no knowledge of any trades of PSB Common Stock in the last two years.

Dividends

     South Alabama declared regular quarterly cash dividends per share totaling $.32 in 1995, $.40 in 1996, and $.42 in 1997. In 1997, a special cash dividend of $1.25 was declared. For the years 1995 and 1996, PSB declared cash dividends on PSB Common Stock of $14.00 per share per year. No cash dividends were declared in 1997. Future dividends on shares of South Alabama (assuming the Merger is consummated) or of both South Alabama and PSB
(assuming the Merger is not consummated) will depend on their respective earnings, financial condition and other relevant factors, including governmental policies and regulations. See "Supervision, Regulation and Effects of Governmental Policy Bank Regulation."

                DESCRIPTION OF SOUTH ALABAMA CAPITAL STOCK

     South Alabama's Articles of Incorporation currently authorize the issuance of 5,500,000 shares of Common Stock, $0.01 par value, and up to 500,000 shares of preferred stock. On March 25, 1998, the Board of Directors approved an amendment of South Alabama's Articles of Incorporation to provide an increase in authorized Common Stock to 10,000,000 shares. This amendment is subject to approval at the annual meeting of South Alabama shareholders on May 7, 1998. As of the date of this Prospectus, 4,247,586 shares of South Alabama Common Stock are issued and outstanding, and no preferred stock has been issued. In addition, approximately 155,000 shares of South Alabama Common Stock are subject to acquisition through the exercise of options under South Alabama's Incentive Stock Option Plan. The capital stock of South Alabama does not represent or constitute a deposit account and is not insured by the FDIC, the BIF, the Savings Association Insurance Fund or any governmental agency.

     All of the South Alabama Common Stock outstanding is, and all South Alabama Common Stock to be issued in connection with the Merger will be, fully paid and non-assessable. No South Alabama Common Stock is subject to call.

     South Alabama Common Stock may be issued at such time or times and for such consideration (not less than the par value thereof) as the South Alabama Board of Directors may deem advisable, subject to such limitations as may be set forth in the law of the State of Alabama or in regulations or orders applicable to South Alabama and its subsidiaries. SATC is the Registrar and Transfer Agent for shares of South Alabama Common Stock.

     Holders of South Alabama Common Stock are entitled to receive, to the extent permitted by law, such dividends as may be declared from time to time by the South Alabama Board of Directors. South Alabama has the right to, and may, from time to time, enter into borrowing arrangements or issue debt instruments the provisions of which may contain restrictions on payment of dividends or other distributions on South Alabama Common Stock. As of the date of this Prospectus, no such restrictions are in effect.

     In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of South Alabama, after distribution in full of the preferential amounts, if any, to be distributed to holders of South Alabama's preferred stock, should any be issued, holders of South Alabama Common Stock will be entitled to receive all of the remaining assets of South Alabama of whatever kind available for distribution to shareholders ratably in proportion to the number of shares of South Alabama Common Stock held. The South Alabama Board of Directors may distribute in kind to the holders of South Alabama Common Stock such remaining assets of South Alabama or may sell, transfer or otherwise dispose of all or any part of such remaining assets to any other person or entity and receive payment therefor in cash, stock or obligations of such other person or entity, and may sell all or any part of the consideration so received and distribute any balance thereof in kind to holders of South Alabama Common Stock. Neither the merger or consolidation of South Alabama into or with any other corporation, nor the merger of any other corporation into it, nor any purchase or redemption of shares of stock of South Alabama of any class, shall be deemed to be a dissolution, liquidation or a winding-up of South Alabama for purposes of this paragraph.

     Because South Alabama is a holding company, its rights and the rights of its creditors and shareholders, including the holders of South Alabama Common Stock, to participate in the distribution of assets of a subsidiary on its liquidation or recapitalization may be subject to prior claims of such subsidiary's creditors except to the extent that South Alabama itself may be a creditor having recognized claims against such subsidiary.

     Except as provided by law, each holder of South Alabama Common Stock shall have one vote on all matters voted upon by shareholders with respect to each share of South Alabama Common Stock held. Holders of South Alabama
Common Stock do not have cumulative voting rights in the election of directors.

     Holders of South Alabama Common Stock are not entitled to preemptive rights with respect to any shares or other securities of South Alabama which may be issued.

     The South Alabama Articles of Incorporation permit the issuance of preferred stock in one or more series having such voting powers and other terms and conditions, as may be determined in the discretion of the South Alabama Board of Directors.

                 EFFECT OF MERGER ON RIGHTS OF SHAREHOLDERS

     South Alabama and PSB are both Alabama corporations subject to the provisions of the Alabama Business Corporation Act (the "ABCA"). Shareholders of PSB, whose rights are governed by PSB's Certificate of Incorporation, Bylaws and the ABCA, will, upon consummation of the Merger, become shareholders of South Alabama. The rights of such shareholders as shareholders of South Alabama will then be governed by South Alabama's Articles of Incorporation and Bylaws, and such rights will continue to be governed by the ABCA.

     Except as set forth below, there are no material differences between the rights of a PSB shareholder under PSB's Certificate of Incorporation and Bylaws and the rights of an South Alabama shareholder under South Alabama's Articles of Incorporation and Bylaws. The following summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the ABCA and the Certificate of Incorporation or Articles of Incorporation, as the case may be, and Bylaws of PSB and South Alabama.

Authorized Capital Stock

     South Alabama's Articles of Incorporation authorize the issuance of up to 5,500,000 shares of South Alabama Common Stock ($0.01 par value each), subject to increase to 10,000,000 shares upon approval of the South Alabama shareholders, and 500,000 shares of preferred stock (no par value), of which 4,247,586 shares of South Alabama Common Stock were issued and outstanding as of February 28, 1998.

     PSB's Certificate of Incorporation authorizes the issuance of up to 750 shares of PSB Common Stock ($100.00 par value each), of which 750 shares were issued and outstanding as of February 28, 1998.

Special Meetings of Shareholders

     South Alabama's Articles of Incorporation provide that special meetings of shareholders may be called for any purpose at any time by only (i) the Board of Directors; (ii) a majority of the members of the Board of Directors; or (iii) a committee of the Board which has been given such authority by the Board.

     Under PSB's Certificate of Incorporation , special meetings of the shareholders may be called at any time by the Board of Directors, or by the holders of at least ten percent of the then outstanding shares of any class of stock. Further, under the ABCA the President or Secretary shall call a meeting upon presentment of a written demand for a meeting from the holders of at least ten percent of all votes entitled to be cast on any issue proposed to be considered at the meeting.

Required Shareholder Votes

     South Alabama's Articles of Incorporation provide that the vote of 75% or more of the shares entitled to vote will be required to approve any merger or consolidation of South Alabama with or into any other "related" corporation or the sale, lease, exchange or other disposition of a substantial part (20%) of South Alabama's assets to such a related corporation, if the related corporation or its affiliates are the beneficial owners of 5% or more of the outstanding capital stock of South Alabama. The above 75% vote requirement does not apply if (i) a 75% vote of the directors is obtained or (ii) South Alabama owns 50% or more of the voting stock of such related corporation.

     PSB's Certificate of Incorporation contains no provisions altering the provisions of the ABCA regarding shareholder voting.

Amendment of Articles or Certificate of Incorporation

     South Alabama's Articles of Incorporation may be amended as permitted by the ABCA, but require a 75% vote of the shareholders to change any of those sections of its Articles of Incorporation relating to (i) mergers with related corporations, (ii) action by shareholders by written consent, (iii) calling of special meeting of the shareholders or (iv) nomination of a director for election at an annual meeting of the shareholders, provided, however, that this 75% vote requirement does not apply if the amendment in question receives the affirmative vote of not less than 75% of the directors.

     PSB's Certificate of Incorporation may be amended by the Board of Directors in limited circumstances, but amendment generally requires a majority vote of the shareholders.

Amendment of Bylaws

     South Alabama's Bylaws provide that they may be amended by majority vote at any regular or special meeting of the Board of Directors or the stockholders if notice of such amendment is included in notice of the meeting.

     PBS's Bylaws provide that they may be amended or repealed by the Board of Directors at any regular or special meeting, except that the Board of Directors may not amend or repeal any Bylaws establishing what constitutes a quorum at shareholders' meetings.

Shareholder Action Without a Meeting

     South Alabama's Articles of Incorporation and Bylaws prohibit any shareholder action by written consent without a meeting. PSB's Bylaws specifically permit any shareholder action to be taken by the written consent of all shareholders entitled to vote on the action.

Directors

     South Alabama's Articles of Incorporation provide that in order for a shareholder to nominate a director for election at an annual shareholders' meeting, such shareholder must give South Alabama's Secretary notice of such nomination no less than 30 and no more than 60 days prior to such meeting, unless such requirement is waived in advance of the meeting by the Board of Directors. Neither South Alabama's Articles of Incorporation nor Bylaws require directors to be shareholders of South Alabama. South Alabama's Bylaws provide that the number of directors shall be between three and twenty-five, inclusive, and shall be set by the directors within that range.

     PSB's Bylaws require that directors must own at least two shares of PSB stock to be eligible for election. PSB's Certificate of Incorporation and Bylaws contain no specific requirements for shareholder nomination of directors. PSB's Bylaws provide that the number of directors shall be between five and twelve, inclusive.

Director Liability

     South Alabama's Articles of Incorporation contains a provision which limits, to the extent permitted by the ABCA, the liability of South Alabama directors for action or inaction as a director. PSB's Certificate of Incorporation contains no such provision; however, PSB's bylaws provide for indemnification of costs and claims made against directors acting in the scope of their duties unless there was gross neglect or gross misconduct.

Preemptive Rights

     Shareholders of South Alabama, pursuant to South Alabama's Articles of Incorporation, have no preemptive rights. Shareholders of PSB have preemptive rights as granted by the ABCA.

                  PSB MANAGEMENT'S DISCUSSION AND ANALYSIS

     The following discussion and financial information are presented to aid in an understanding of the current financial position and results of operations of PSB and should be read in conjunction with the Financial Statements and Notes thereto included herein. The emphasis of this discussion will be on the years 1997, 1996 and 1995. All yields presented and discussed herein are based on the cash basis and not on the tax-equivalent basis.

     This discussion contains certain forward looking statements with respect to the financial condition, results of operation and business of PSB related to, among other things:

          (a) trends or uncertainties which will impact future operating results, liquidity and capital resources, and the relationship between those trends or uncertainties and nonperforming loans and other loans;

          (b) the effect of the market's perception of future inflation and real returns and the monetary policies of the Federal Reserve Board on short and long term interest rates; and

          (c) the effect of interest rate changes on liquidity and interest rate sensitivity management.

These forward looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities:

     (a) PSB encounters difficulty in integrating with the operations of MCB and SAB; and

     (b) general economic conditions, either nationally or in Alabama, are less favorable than expected.

     At December 31, 1997, PSB had total assets of approximately $17.1 million and operated two banking locations in Monroe County. PSB's sole business is banking; therefore, loans and investments are the principal sources of income. PSB recorded a loss of $162 thousand in 1997. The loss was caused by a $201 thousand addition to the allowance for loan losses and a loss of $143 thousand on the sale of other real estate.

FINANCIAL CONDITION

     From 1996 to 1997 PSB experienced a decline in average assets of $2.3 million, or 10.8%. The decrease occurred in loans. A corresponding decrease in average time deposits of $2.9 million was caused by management's decision not to pay higher than normal interest rates on these deposits, since the funds were not needed to support loans. The other categories of deposits grew 10.5% in total from 1996 to 1997.

Average Assets and Liabilities
Distribution of Average Assets, Liabilities and Shareholders' Equity
(In Thousands)


                                                    1997         1996


Average Assets:
  Cash and non-interest bearing deposits            $ 1,372      $ 1,360
  Interest bearing deposits                               0            0
  Federal funds sold                                  4,625        4,500
  Investment securities                               4,123        4,983
  Loans, net                                          7,999        9,541
  Premises and equipment, net                           233          252
  Other assets                                          560          568
      Average Total Assets                          $18,912      $21,204


Average Liabilities and Shareholder's Equity:
  Non-interest bearing demand deposits              $ 1,894      $ 1,980
  Interest bearing demand deposits                    3,002        2,106
  Savings deposits                                    2,155        2,294
  Time deposits                                       9,773       12,658

      Total Deposits                                 16,824       19,038
  Other liabilities                                     112          149
  Shareholders' equity                                1,976        2,017

Average Total Liabilities and
Shareholders  Equity                                $18,912      $21,204

      PSB carried no foreign loans or deposits in any of the periods shown.

Loans

     Loans at December 31, 1997, were $7.3 million, a decrease of $1.7 million, or 18.9 percent, from $9.0 million at December 31, 1996. The decrease in total loans between December 31, 1997, and December 31, 1996, is attributable to decreased loan demand in PSB market area and to the pay off of several large loans. At December 31, 1997, commercial, financial and agricultural loans represented 47.6 percent, real estate represented 14.2 percent, and consumer loans represented 38.2 percent of total loans, respectively.

     Of the commercial, financial and agricultural loans and real estate loans outstanding at year end 1997, $2.2 million, or 49.5 percent, may be repriced within one year due to maturity. Of the loans in these categories maturing after one year, 98.9 percent have a fixed interest rate. Of total loans outstanding at December 31, 1997, $3.5 million, or 47.7 percent, mature in one year or have a variable interest rate.

     The table below shows the classification of loans by major category at December 31, 1997 and 1996. The second table depicts maturities of selected loan categories and the interest rate structure for such loans maturing after one year.



Distribution of Loans by Category
(In Thousands)

                                                        December 31,
                                                     1997         1996


Commercial, financial and agricultural               $3,487       $5,112
Real estate                                           1,038        1,508
Consumer                                              2,807        2,425
   Total Loans                                        7,332        9,045

Allowance for loan losses                               286           95

     Net Loans                                       $7,046       $8,950

Selected Loans by Type and Maturity
(In Thousands)



                                                         December 31, 1997
                                                             Maturing
                                         --------------------------------------------------
                                         After One
                                         Within        But Within     After
                                         One  Year     Five Years     Five Years     Total

Commercial, financial and agricultural   $1,839        $1,466         $182           $3,487
Real estate                                 401           544           93            1,038

Total                                    $2,240        $2,010         $275           $4,525

Loans maturing after one year with:
 Fixed interest rates                                  $1,986         $275
 Floating interest rates                                   24            0

                                                       $2,010         $275

     PSB's rollover/renewal policy consists of a reevaluation of maturing loans to determine whether such loans will be renewed (or rolled over) and, if so, at what amount, rate and maturity.

Investment Securities

     Statement of Financial Accounting Standards ("SFAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities requires that only debt securities as to which PSB has the positive intent and ability to hold to maturity be classified as to be held-to-maturity and reported at amortized cost; all other debt securities are reported at fair value. SFAS No. 115 further requires that unrealized gains and losses on securities classified as trading account assets be recognized in current operations. Securities not classified as to be held-to-maturity or trading are classified as available-for-sale and the related unrealized gains and losses are excluded from earnings and reported net of tax as a separate component of shareholders' equity until realized. PSB adopted SFAS No. 115 effective January 1, 1994, which resulted in a $5,000 net unrealized gain as a separate component of shareholders equity.

     Investment securities not classified as available-for-sale or trading are carried at cost, adjusted for amortization of premiums and accretion of discounts. Premiums and discounts are amortized and accreted to operations using the level yield method, adjusted to prepayments as applicable. Management has the intent and PSB has the ability to hold these assets as long-term investments until their estimated maturities.

     Securities within the available-for-sale portfolio may be used as part of PSB's asset/liability strategy and may be sold in response to changes in interest rate risk, prepayment risk or similar economic factors. The specific identification method is used to compute gains or losses on the sale of these assets.

     The maturities and weighted average yields of investment securities and securities held for sale at December 31, 1997, are presented in the following table using the average stated contractual maturities. The average stated contractual maturities may differ from the average expected life, because borrowers may have the right to call or prepay obligations. Taxable equivalent adjustments, using a 34 percent tax rate, have been made when calculating yields on tax-exempt obligations. For purposes of the following table, securities available for sale are shown at amortized cost.

Maturity Distribution of Investment Securities
(Dollars in Thousands)

                                                              December 31, 1997 Maturity
                                       ----------------------------------------------------------------------------------------
                                                         After one but     After five but
                                       Within one        within            within ten
                                       year              five years        years              After ten years     Total
                                       --------------    --------------    --------------     ---------------     -------------
                                       Amount   Yield    Amount   Yield    Amount   Yield     Amount   Yield      Amount   Yield


Securities held to maturity
 U.S. Government  Agencies             $  302   5.92%    $  256   4.94%    $  150   7.20%                         $  708   5.36%
 States and Political  Subdivisions        75   8.90        670   7.78                                               745   7.78

Total securities held to maturity      $  377   6.51%    $  926   6.53%    $  150   7.20%                         $1,453   6.60%

Securities available for sale:
 U.S. Treasury securities              $1,497   5.98%    $  895   6.05%                                           $2,392   6.01%

Total investments                      $1,874   6.09%    $1,821   6.29%    $  150   7.20%                         $3,845   6.23%

Book Value of Available for Sale Securities
(In Thousands)
                                            December 31,
                                          1997          1996

U.S. Treasuries                           $2,400        $2,403

PSB carries only U.S. Treasury Securities as Available for Sale.

Deposits and Short-Term Borrowings

     The core deposit base at PSB remained stable from 1996 to 1997. The decrease of $2.9 million in average time deposits resulted from the decision by Management to refrain from paying higher than normal interest rates on certain large certificates of deposit.

Average Deposits
(Dollars in Millions)


                                         Average for the Year
                                    1997                      1996
                            --------------------     ---------------------
                            Average      Average     Average       Average
                            Amount       Rate        Amount        Rate
                            Outstanding  Paid        Outstanding   paid

Non-interest bearing
 demand deposits             $ 1.8       N/A           $ 1.9       N/A
Interest bearing
 demand deposits               3.0       2.91%           2.1       3.23%
Savings deposits               2.2       3.05            2.3       2.91
Time deposits                  9.8       5.40           12.7       5.51

  Total average deposits     $16.8                     $19.0

     The following table reflects maturities of time deposits of $100,000 or
more at December 31, 1997   Time deposits include both certificates of
deposit and time deposit open accounts. Deposits of $2.2 million in this category represented 14.4% of total deposits at year-end 1997. Management does not actively pursue these deposits as a means to fund interest earning assets, and as a result, rates paid on these deposits do not differ from rates paid on smaller denomination certificates of deposit.


Maturities of Time Deposits of $100,000 or More
(In Millions)



                            At December 31, 1997
                       --------------------------------------------
                       Under                        Over
                       3         3-6      3-12      12
                       Months    Months   Months    Months    Total
                       $1.7      $0.3     $0.2      $0        $2.2

     During the years 1995, 1996 and 1997, PSB had no short-term borrowing. PSB had no month-end balance of short-term borrowings in 1995, 1996 or 1997.

Asset/Liability Management

     Effective asset/liability management requires an analysis of liquidity and interest rate risk factors. Decisions relating to the structure of the balance sheet are made after management considers the impact on current and future liquidity needs as well as the effect on the interest rate sensitivity gap.

Liquidity

     Liquidity represents the ability of a bank to meet loan commitments as well as deposit withdrawals. Liquidity is derived from both the asset side and liability side of the balance sheet. On the asset side, liquidity is provided by marketable investment securities, maturing loans, federal funds sold and cash and cash equivalents. On the liability side, liquidity is provided by a stable base of core deposits. PSB has federal funds lines of credit available if needed.

Interest Rate Sensitivity

     By monitoring PSB's interest rate sensitivity, management attempts to maintain a desired balance between the growth of net interest revenue and the risks that might result from significant changes in interest rates in the market. One tool for measurement of this risk is gap analysis, whereby the repricing of assets and liabilities are matched across certain time frames. The interest sensitivity analysis presented in the table below is based on this type of gap analysis, which assumes that rates earned on interest earning assets and rates paid on interest bearing liabilities will move simultaneously in the same direction and to the same extent. However, the rates associated with these assets and liabilities actually change at different times and in varying amounts. Management must consider various interest rate scenarios in order to make the decisions which will maximize net interest revenue and maintain the desired range of interest rate risk.

     The Interest Sensitivity Analysis table below shows a cumulative one year net liability sensitive position of $3.4 million at December 31, 1997. This negative gap position indicates that in a rising rate environment PSB would experience a narrowing of its net interest revenue as interest rates paid on liabilities would increase faster than rates earned on interest earning assets. Conversely, the table would indicate that in a falling rate environment, PSB would experience a widening of the net interest margin. However, included in the $13.4 million of rate sensitive liabilities are $2.1 million in savings accounts which, in management's opinion and based on experience, would not reprice in the same proportions as rate sensitive assets. For example, in the event that interest rates in the economy rise substantially over a short period of time, management would not expect a corresponding increase in rates paid on savings deposits. Thus, the impact of the negative gap on PSB's net interest margin would not be as great as the table might indicate.

Interest Sensitivity Analysis
(Dollars in Thousands)


                                                     December 31, 1997
                                       -----------------------------------------
                                       Interest Sensitive
                                        Within (Cumulative)         Non-Interest
                                                                    Sensitive
                                       3 months     3-12 months     1-5 years        Within 5 years     Total

EARNING ASSETS
Loans                                  $ 2,105      $ 3,513         $ 6,946          $   422            $ 7,368
Unearned Income                                                                          (36)               (36)
Less allowance for loan losses               0            0               0             (286)              (286)
Net loans                                2,105        3,513           6,946              100              7,046

Investment securities                      600        1,877           3,704              150              3,854
Federal funds sold and resale
 agreements                              4,250        4,250           4,250                0              4,250
Interest bearing deposits in other
  financial institutions                     0            0               0                0                  0

Total earning assets                   $ 6,955      $ 9,640         $14,900          $   250            $15,150



LIABILITIES
Non-Interest bearing demand                                                          $ 1,672            $ 1,672
deposits
Interest bearing demand deposits (1)   $ 3,901      $ 3,901         $ 3,901                               3,901
Savings deposits (1)                     2,078        2,078           2,078                               2,078
Large denomination time deposits         1,711        2,177           2,177                               2,177
Other time deposits                      2,452        4,859           5,277                               5,277

Total interest bearing liabilities     $10,142      $13,015         $13,433          $ 1,672            $15,105

Interest sensitivity gap               $(3,187)     $(3,375)        $ 1,467
Earning assets/Interest bearing
liabilities                               0.69         0.74            1.11
Interest sensitivity gap/Earning
assets                                   (0.46)       (0.35)           0.10

Capital Resources

     Shareholders' equity was $162 thousand lower on December 31, 1997 compared to December 1996, and this decrease resulted almost entirely from the net loss of $162 thousand in 1997.

     The Federal Reserve and the FDIC require that bank holding companies and banks have a minimum of Tier I capital equal to not less than 4% of risk adjusted assets and total capital equal to not less than 8% of risk adjusted assets. Tier I capital consists of common shareholders equity. Tier II capital includes reserves for loan losses up to 1.25% of risk adjusted assets. Tier I capital was $1.9 million at December 31, 1997, and total (Tier I plus Tier II) capital was $2.0 million at December 31, 1997. Tier I and total capital ratios were 18.46% and 19.71%, respectively at December 31, 1997.
Both ratios were well above the regulatory minimums.

Risk-Based Capital
(Dollars in Thousands)

                                                       December 31,
                                                   1997           1996


Tier I capital
  Realized common shareholders  equity             $ 1,890        $ 2,052
Tier II capital
  Allowable portion of the allowance for
     loan losses                                       128             95

     Total capital (Tier I and Tier II)            $ 2,018        $ 2,147

Risk-adjusted assets                               $10,238        $11,051
Quarterly average assets                            18,336         20,768
Risk-adjusted capital ratios:
  Tier I capital                                     18.46%         18.57%
  Total capital (Tier I and Tier II)                 19.71%         19.43%

Minimum risk-based capital guidelines
   Tier I capital                                     4.00%          4.00%
   Total capital (Tier I and Tier II)                 8.00%          8.00%

Tier I leverage ratio                                10.31%          9.88%

RESULTS OF OPERATIONS

Net Interest Revenue

     Net interest revenue, the difference between rates earned on assets and rates paid on liabilities, is the largest component of a bank's earnings. Net interest revenue decreased 8.1% in 1996 compared to 1995 and 5.9% in 1997 compared to 1996. The decrease in loan volume over these periods was the largest contributor to the decline in net interest revenue. The net yield on interest earning asset assets improved to 3.80% in 1997 compared to 3.57% in 1996.

     Presented below is an analysis of net interest income, weighted average yields on earning assets and weighted average rates paid on interest bearing liabilities for the past three years. In order to facilitate comparisons, federally tax-exempt interest on obligations of state and local governments and on industrial revenue bonds has been reflected on a fully taxable equivalent basis, assuming a tax rate of 34%.



Net Interest Revenue
(Dollars in Thousands)



                                             1997                               1996                              1995
                               ------------------------------     ------------------------------    ------------------------------
                               Average      Average  Interest     Average      Average  Interest    Average      Average  Interest
                               Amount       Rate/    Earned/      Amount       Rate/    Earned/     Amount       Rate/    Earned/
                               Outstanding  Yield    Paid         Outstanding  Yield    Paid        Outstanding  Yield    Paid

Interest earning assets
  Taxable securities           $ 3,373      6.14%    $  207       $ 4,374      5.40%    $  236      $ 5,514     5.11%     $  282
  Non-taxable securities           750      5.60%        42           609      5.58%        34          621     5.31%         33

  Total securities               4,123      6.04%       249         4,983      5.42%       270        6,135     5.13%        315
  Loans                          8,190      9.87%       808         9,650     10.03%       968       10,641    10.01%      1,065
  Federal funds sold             4,625      4.86%       225         4,500      5.27%       237        2,000     4.85%         97

Total interest earning assets   16,938      7.57%     1,282        19,133      7.71%     1,475       18,776     7.87%      1,477

Non-interest earning assets:
  Cash and due from banks        1,372                              1,360                             1,247
  Premises and equipment, net      233                                252                               256
  Other real estate
  Deferred tax asset
  Other assets                     560                                568                               520
  Goodwill
  Allowance for possible
   loan losses                    (191)                              (109)                             (151)

  Total                         $18,912                           $21,204                           $20,648

Interest bearing liabilities
  Interest bearing demand
   and savings deposits         $ 5,157     3.72%       192       $ 4,400      4.39%       193      $ 5,814     3.51%        204
  Time deposits                   9,773     4.57%       447        12,658      4.73%       599       10,795     4.91%        530

Total interest bearing
 liabilities                     14,930     4.28%       639        17,058      4.64%       792       16,609     4.42%        734

Non-interest bearing liabilities
  Demand deposits                 1,894                             1,980                             1,948
  Other                             112                               149                               144

Total non-interest bearing
 liabilities                      2,006                             2,129                             2,092

Shareholders' equity              1,976                             2,017                             1,947

  Total                         $18,912                           $21,204                           $20,648

Net Interest Revenue                        3.29%    $  643                    3.07%    $  683                  3.45%     $  743

Net yield on interest earning
 assets                                     3.80%                              3.57%                            3.96%


_______________________
     (1)  Loans classified as non-accruing are included in the average volume classification.  Loan fees  for all years shown are included in the interest amounts for loans.

     Loans as a percent of earning assets have remained low over the past several years as a result of lack of growth in the local economy, weak loan demand and intense competition from other financial institutions. Management of PSB believes the Merger will permit PSB to gain access to a larger and expanding market, as well as to introduce new loan products in its market, thus reversing the decline in loan volume and thereby increasing loan income.

     The following table reflects the sources of interest income and expense between 1996 and 1995 and between 1997 and 1996. The variances resulting from changes in interest rates and the variances resulting from changes in volume are shown.

Analysis of Interest Increases (Decreases)
(In Thousands)

                                1997 Change From 1996       1996 Change From 1995
                                ------------------------    ------------------------
                                             Due to(1)                Due to (1)
                                          --------------              --------------
                                Amount    Volume   Rate     Amount    Volume   Rate


Interest Revenue
Taxable securities              $ (29)    $ (73)   $  44    $ (46)    $ (63)   $  17
Non-taxable securities              8         8        0        1        (1)       2

Total securities                  (21)      (65)      44      (45)      (64)      19
Total loans                      (160)     (144)     (16)     (97)      (99)       2
Federal funds sold                (12)        7      (19)     140       131        9

  Total                          (193)     (202)       9       (2)      (32)      30

Interest Expense
Interest bearing demand
  and savings deposits             (1)       (8)       7      (11)     (135)     124
Other time deposits              (152)     (133)     (19)      69        87      (18)

  Total                          (153)     (141)     (12)      58       (48)     106

Net interest revenue            $ (40)    $ (61)   $  21    $ (60)    $  16    $ (76)

     (1) The change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amount of the change in each.

Provision for Loan Losses and Allowance for Loan Losses

     Throughout the year management estimates the level of losses inherent in the portfolio to determine whether the allowance for loan losses is adequate to absorb losses in the existing portfolio. The allowance for loan losses is a valuation allowance which quantifies this estimate. Management's judgment as to the amount of anticipated losses on existing loans involves the consideration of current and anticipated economic conditions and their potential effects on specific borrowers; results of examinations of the loan portfolio by regulatory agencies; and management's internal review of the loan portfolio. In determining the collectibility of certain loans, management also considers the fair value of any underlying collateral. The amounts ultimately realized may differ from the carrying value of these assets due to economic, operating or other conditions beyond PSB's control. Certain loans collateralized by real estate considered by management to be in-substance foreclosures are recorded at the lower of the recorded investment in the loan or the fair value of the underlying collateral.

     While it is possible that in particular periods PSB may sustain losses which are substantial relative to the allowance for loan losses, it is the judgment of management that the allowance for loan losses reflected in the consolidated statements of condition is adequate to absorb estimated losses which may exist in the current loan portfolio.

     Management reviews the loan portfolio and determines the adequacy of the allowance at each quarter end. Appropriate adjustments to the allowance are made through the provision for loan losses.

     The table below sets forth certain information with respect to PSB's average loans, allowance for loan losses, charge-offs and recoveries for the three years ended December 31, 1997.


Summary of Loan Loss Experience
(Dollars in Thousands)

                                               Year Ended December 31,
                                          ------------------------------------
                                             1997        1996          1995


Allowance for loan losses-
  balance at beginning of period           $    95      $    122      $    160

Charge-offs:
   Commercial, financial and agricultural        0             0            14
   Real estate - construction                    0             0             0
   Real estate - mortgage                        0             0            28
   Consumer                                     49            74            26

Total charge-offs                               49            74            68

Recoveries:
  Commercial, financial and agricultural         0             0             0
  Real estate - construction                     0             0             0
  Real estate - mortgage                         0             0             6
  Consumer                                      39             8             9

Total recoveries                                39             8            15

Net charge-offs (recoveries)                    10            66            53

Addition to allowance charged to
  operating expense                            201            39            15

Allowance for loan losses-
  balance at end of period                 $   286      $     95      $    122

Loans at end of period, net of
  unearned income                          $ 7,332      $  9,045      $ 10,253
Ratio of ending allowance to ending loans     3.90%         1.05%         1.19%
Average loans, net of unearned income      $ 8,190      $  9,650      $ 10,641
Ratio of net charge-offs to average loans     0.12%         0.68%         0.50%

     Net charge offs exceeded additions to the allowance for loan losses during the years 1995 and 1996, however, outstanding loans decreased $2.9 million for year-end 1995 to year end 1997. In response to a deteriorating local real estate market and other economic conditions in its market, management of PSB conducted a detailed, comprehensive loan review process which resulted in the addition to the loan reserve of $201 thousand in 1997. This addition increased the ratio of ending allowance to ending loans to 3.90% at December 31, 1997.

NON-PERFORMING ASSETS

     Non-performing assets are loans on a non-accrual basis, accruing loans
90 days or more past due, renegotiated loans and other real estate owned.
Total non-performing assets as a percent of loans and other real estate owned at year-end 1997 was 1.76% compared to 4.23% at year-end 1996. Loans on non-accrual decreased 66.3% while all of the properties held in other real estate at year end 1996 were disposed of, resulting in a loss of $143 thousand.

     In accordance with regulatory standards, loans are classified as non-accrual when the collection of principal or interest is 90 days or more past due or when, in management's judgment, such principal or interest will not be collectible in the ordinary course of business, unless in the opinion of management the loan is both adequately secured and in the process of collection.

     Not included as non-performing assets are loans totaling $580 thousand at December 31, 1997 as to which management has concerns about the ability of the borrowers to comply with present repayment terms. These credits were considered in determining the adequacy of the allowance for possible loan losses and, while current, are regularly monitored for changes within a particular industry or general economic trends which could cause the borrowers severe financial difficulties. Management does not expect a loss in any of these loans.

     The table below sets forth certain information with respect to accruing loans 90 days or more past due, loans on non-accrual, renegotiated loans and other real estate owned.




Summary of Non-Performing Assets
(In Thousands)

                                                   December 31,
                                            1997      1996      1995

Accruing loans 90 days or more past due     $   0     $   0     $   0
Loans on non-accrual                          129       383       140
Renegotiated loans                              0         0         0

Total non-performing loans                    129       383       140
Other real estate owned                         0       202       169
   Total Non-performing assets              $ 129     $ 585     $ 309

Loans 90 days or more past due as a
 percent of loans                            0.00%     0.00%     0.00%

Total non-performing loans as a
 percent of loans                            1.76%     4.23%     1.37%

Total non-performing assets as a
 percent of loans and other real
 estate owned                                1.76%     6.33%     2.96%


Non-Interest Revenue and Non-Interest Expense

     Both total non-interest revenue and total non-interest expense were relatively unchanged in 1995, 1996 and 1997 except that in 1997 a loss of $143 thousand on the sale of other real estate was realized. Salaries and benefits combined were $302 thousand in 1997 compared to $363 thousand in 1996, and the decrease resulted from the retirement in early 1997 of a senior officer of PSB. The category "other expenses" increased to $259 thousand in 1997 compared to $201 thousand in 1996. The most significant increases within this category were legal and accounting expenses and expenses relating to the disposition of other real estate owned.



Non-Interest Revenue
(In Thousands)
                                             Year Ended December 31,

                                             1997     1996     1995


Service charges on deposit accounts          $ 67     $ 74     $ 62
Other revenue                                  20       12       37

Total                                        $ 87     $ 86     $ 99

Non-Interest Expense
(In Thousands)
                                             Year Ended December 31,
                                             1997     1996     1995

Salaries                                     $261     $313     $317
Pension and other employee benefits            41       50       50
Net occupancy expenses                         34       47       55
Furniture and equipment expenses               47       31       28
Loss on sale of other real estate             143        3        0
Other expenses                                259      201      232

Total                                        $785     $645     $682


Income Taxes and Other Issues

     Because PSB incurred a net loss in 1997, an income tax benefit of $93 thousand was realized. Tax expense in 1996 and 1995 was $8 thousand and $28 thousand, respectively.

     Because PSB's assets and liabilities are essentially monetary in nature, the effect of inflation on PSB's assets differs greatly from that of most commercial and industrial companies. Inflation can have an impact on the growth of total assets in the banking industry and the resulting need to increase capital at higher than normal rates in order to maintain an appropriate equity to assets ratio. Inflation also can have a significant effect on other expenses, which tend to rise during periods of general inflation. Management believes, however, that PSB's financial results are influenced more by its ability to react to changes in interest rates than by inflation.

     Except as discussed in this Management's Discussion and Analysis, management is not aware of trends, events or uncertainties that will have or that are reasonably likely to have a material effect on the liquidity, capital resources or operations of South Alabama. Management is not aware of any current recommendations by regulatory authorities which, if they were implemented, would have such an effect.

BUSINESS OF PSB

     PSB is a state bank organized under the laws of Alabama. PSB provides community banking services in Monroe County, Alabama. At December 31, 1997, PSB had total assets of approximately $17.1 million, total deposits of approximately $15.1 million and total shareholders' equity of approximately $1.9 million.

Bank Activities

     PSB's business consists of: (i) the acceptance of demand, savings and other time deposits; (ii) the making of loans to individuals, businesses and institutions; (iii) investment of excess funds in U.S. Treasury and agency obligations and state, county and municipal bonds and through the sale of federal funds; and (iv) other miscellaneous financial services usually handled for customers by commercial banks. PSB offers commercial lending services, including lines of credit, revolving credit, term loans, real estate loans and other forms of secured financing. PSB also offers installment and other personal loans, home improvement loans, automobile loans, boat loans and other consumer financing, safe deposit services and mortgage loans. PSB extends credit to its customers located primarily within the market area of Monroe County. Although real estate is taken as collateral on the majority of loans in its portfolio, real estate is generally a secondary source of repayment after the credit worthiness of the borrower. The lack of a broad base of borrowers and diverse sources of income could lead to industry concentration in timber related businesses. See "PSB's Management Discussion and Analysis" for a more complete discussion of PSB's business.

Certain Management Information

     Under the rules established by the Commission, PSB is required to provide certain information in regard to each director and executive officer who is or will be a director or executive officer of MCB after consummation of the merger. As of the date of this prospectus, the following are directors or executive officers who have been identified as potential officers of MCB:
J. Robison  Harper and Albert A. Nettles, Jr.

     Mr. Harper, age 74, is President and CEO and Chairman of the Board of PSB. Mr. Harper was employed by PSB in 1948 and has served as its President and CEO since 1960. He has been Chairman of the Board since 1963. It is anticipated that Mr. Harper will serve as Senior Vice President of MCB.

     Mr. Nettles, age 62, is Executive Vice-President and Cashier of PSB. Mr. Nettles was employed by PSB in 1962 and has served as Secretary to the Board since 1963. He has served as Executive Vice-President since January, 1998 and served as Vice President from 1965 through January 1998. It is anticipated that Mr. Nettles will serve as Vice President of MCB.

     The table below sets forth certain elements of compensation for Mr. J. Robison Harper and Mr. Albert A. Nettles, Jr. for the periods indicated:

                           SUMMARY COMPENSATION TABLE
                             Annual compensation

Name and Principal Position      Year     Salary     Bonus      All other Compensation ($)

J. Robison Harper
President and CEO                1997     $47,160    $12,000      0
                                 1996      47,160     12,000      0
                                 1995      47,160     12,000      0

Albert A. Nettles, Jr.
Executive Vice President and
Cashier                          1997     $37,344    $ 9,000      0
                                 1996      37,344      9,000      0
                                 1995      37,344      9,000      0

PSB Security Ownership

     The table below sets forth (i) the name and address of each shareholder known by PSB to be the beneficial owners of more than five percent of the outstanding shares of PSB Common Stock as of the Record Date; (ii) the number of shares so owned; (iii) the percent of the total outstanding shares of PSB Common Stock so owned; (iv) the name of each director of PSB (and all directors and executive officers as a group); (v) the number of shares of PSB Common Stock they beneficially owned as of the Record Date; and (vi) the percent of the total outstanding shares of PSB Common Stock so owned.

PRINCIPAL SHAREHOLDERS
Name and Address                     Shares Owned                Percent Owned

J. Robison Harper                    167.517                     22.34%
P. O. Drawer 705
Monroeville, AL 36461

Nellie N. Jackson(2)(3)              121.575                     16.21%
5209 North Asaph Street
Alexandria, VA 22304

Jo Ann Jackson Harris(2)(3)          118.575                     15.81%
5209 Westwood Drive
Bethesda, MD 20816

Jack Finklea Nettles(3)               81.392                     10.85%
P. O. Box 187
Peterman, AL 36471

Albert A. Nettles, Jr.(2)(3)          61.364(4)                   8.18%
430 Broughton Street
Monroeville, AL 36360

David F. Steele and                   60.255                      8.03%
 Harvel Hines Steele, Jr.,
 Joint Tenants
P. O. Box 288
Beatrice, AL 36425

DIRECTORS
Name and Address                     Shares Owned(1)             Percent Owned

Dr. W. W. Eddins                       2                           .27%

Armistead R. Harper(5)                 2                           .27%

J. Robison Harper(5)                 167.517                     22.34%

William C. Harper(5)                   2                           .27%

Albert A. Nettles, Jr.(4)             61.364(4)                   4.44%

David F. Steele                       60.255(6)                   8.03%



     (1)  Based on information furnished by the respective individuals.
          Under applicable regulations, shares are deemed to be beneficially owned by a person if he directly or indirectly has or shares the power to vote or to dispose or direct the disposition of the shares, whether or not he/she has any economic interest in the shares.
          Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares.

     (2) Nellie N. Jackson and Jo Ann Jackson Harris are sisters. They are also nieces of Jack Finklea Nettles and first cousins of Albert A.
          Nettles, Jr.

     (3)  Jack Finklea Nettles is the uncle of Jo Ann Jackson Harris, Nellie
          N. Jackson and Albert A. Nettles, Jr.

     (4)  Includes 28.055 shares owned by Mr. Nettles and his brother, Joseph
          F. Nettles, as co-trustees of the family trust under will of Albert
          A. Nettles, Sr.  All voting and investment powers are joint.

     (5)  Armistead R. Harper and J. Robison Harper are brothers.  William C.
          Harper is the son of J. Robison Harper and nephew of Armistead R.
          Harper.

     (6)  Held as joint tenants with his brother Harvel Hines Steele, Jr.;
          all voting and investment powers are shared.


         SUPERVISION, REGULATION, AND EFFECTS OF GOVERNMENTAL POLICY

     Bank holding companies and banks are extensively regulated under both federal and state law. The following is a brief summary of certain statutes, rules, and regulations affecting South Alabama, PSB and South Alabama's subsidiaries. This summary is qualified in its entirety by reference to the particular statutory and regulatory provisions referred to below and is not intended to be an exhaustive description of the statutes or regulations applicable to the business of South Alabama, PSB or South Alabama's subsidiaries. Supervision, regulation and examination of banking institutions by the regulatory agencies are intended primarily for the protection of depositors, rather than shareholders.

Bank Holding Company Regulation

     South Alabama is a bank holding company under the BHCA and is registered with, and subject to supervision by, the Federal Reserve. As a bank holding company, South Alabama is required to file periodic reports and such additional information as the Federal Reserve may require pursuant to the BHCA. The Federal Reserve may also examine South Alabama and its subsidiaries.

     The BHCA requires prior Federal Reserve approval for, among other things, the acquisition by a bank holding company of direct or indirect ownership or control of more than five percent of the voting shares of substantially all of the assets of any bank, and for a merger or consolidation of a bank holding company with another bank holding company. With certain exceptions, the BHCA prohibits a bank holding company from acquiring direct or indirect ownership or control of any voting shares of any company which is not a bank or bank holding company and from engaging directly or indirectly in any activity other than banking or managing or controlling banks or performing services for authorized subsidiaries. A bank holding company may, however, engage in or acquire an interest in a company that engages in activities which the Federal Reserve has determined by order or regulation to be so closely related to banking or managing or controlling banks as to be properly incident thereto. Such permitted activities include acting as fiduciary or investment or financial advisor, selling or underwriting insurance coverage directly related to extensions of credit, and the leasing of real and personal property.

     Under Federal Reserve policy, South Alabama is expected to act as a source of financial strength to, and commit resources to support its subsidiary banks. This support may be required at times when, absent such Federal Reserve policy, South Alabama would not be inclined to provide it.
In addition, any capital loans by a bank holding company to any of its subsidiary banks are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

     Under the Federal Deposit Insurance Act, as amended ("the FDIA"), insured depository institutions can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC in connection with (i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to any commonly controlled FDIC-insured depository institution in danger in default. " Default" is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance.

     The Federal Reserve has adopted capital adequacy guidelines applicable to bank holding companies (see "Capital Adequacy" below). Federal Reserve policy requires a bank holding company to act as a source of financial strength to each of its bank subsidiaries and to commit resources to support each of its subsidiaries. Such policy also requires a bank holding company to take measures to preserve and protect bank subsidiaries in situations where additional investments in a troubled bank may not otherwise be warranted. As a result, a bank holding company may be required to lend money to its subsidiaries in the form of capital notes or other instruments which qualify as capital for regulatory purposes. In addition, where a bank holding company has more than one subsidiary depository institution, the holding company's other subsidiary depository institutions are responsible under a cross-guarantee for any losses to the FDIC as a result of the failure of a subsidiary depository institution. Often, bank holding companies will obtain the funds to provide such companies subsidiary banks. However, any loans from the holding company to such subsidiary banks will likely be unsecured and will be subordinated to such banks' depositors and perhaps to other creditors.

     With the enactment of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") and the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), Congress enacted comprehensive legislation affecting the commercial banking and thrift industries. FIRREA, among other things, abolished the Federal Savings and Loan Insurance Corporation and established two new insurance funds under the jurisdiction of the FDIC: BIF, which insures most commercial banks, and the Savings Association Insurance Fund, which insures most thrift institutions. In addition to effecting far-reaching restructuring of the thrift industry, FIRREA provided for a phased-in increase in the rate of annual insurance
assessments paid by insured depository institutions.   FDICIA provided
increased funding for the BIF and expanded regulation of depository institutions and their affiliates, including parent holding companies. A significant portion of the additional BIF funding has been in the form of borrowings to be repaid by insurance premiums assessed on BIF members. These premium increases were in addition to the increase in deposit premiums made during 1991. FDICIA provides for an increase in the BIF's ratio of reserves to insured deposits to 1.25% within the next 15 years, which was attained in 1995, resulting in a reduction in current premiums. FDICIA provides authority for special assessments against insured deposits and for the development of a system of assessing deposit insurance premiums based upon the institution's risk.

     In September 1992, the FDIC adopted a new transitional risk-based premium schedule which increases the assessment rates for depository institutions. Each financial institution is assigned to one of three capital groups--well capitalized, adequately capitalized or undercapitalized, as defined in the regulations implementing the prompt corrective action provisions of FDICIA described below--and further assigned to one of three subgroups within a capital group on the basis of supervisory evaluation by the institution's primary federal and, if applicable, state supervisors and other information relevant to the institution's financial condition and the risk posed to the applicable insurance fund. The actual assessment rate applicable to a particular institution depends upon the risk assessment classification so assigned to the institution by the FDIC.

     Among other things, FDICIA requires the federal banking agencies to take "prompt corrective action" in respect of banks that do not meet minimum capital requirements. The five capital tiers established by the FDICIA and the banking regulators' minimum requirements for each are summarized as follows:

                                   Total Risk-Based    Tier I Risk         Leverage
                                   Capital Ratio       Capital Ratio       Ratio

Well capitalized                   10% or above        6% or above         5% or above
Adequately capitalized             8% or above         4% or above         4% or above
Undercapitalized                   Less than 8%        Less than 4%        Less than 4%
Significantly undercapitalized     Less than 6%        Less than 3%        Less than 3%
Critically undercapitalized                                                2% or less

     An institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

     If a depository institution should fail to meet regulatory capital requirements, regulatory agencies can require submission and funding of a capital restoration plan by the institution, place limits on its activities, require the raising of additional capital and, ultimately, require the appointment of a conservator or receiver for the institution. The Federal Reserve and the other federal depository institution regulatory agencies have recently adopted regulations to implement the FDICIA "prompt corrective action" requirements. Under FDICIA, a bank holding company must guarantee that a subsidiary bank will meet its capital restoration plan, subject to certain limitations. The obligation of a controlling bank holding company under FDICIA to fund a capital restoration plan is limited to the lesser of 5% of an undercapitalized subsidiary's assets or the amount required to meet regulatory capital requirements. If the controlling bank holding company should fail to fulfill its obligations under FDICIA and files (or has filed against it) a petition under the federal Bankruptcy Code, the FDIC's claim may be entitled to a priority in such bankruptcy proceeding over third-party creditors of the bank holding company.

     Undercapitalized depository institutions may be subject to growth limitations and are required to submit a capital restoration plan. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions, is likely to succeed in restoring the depository institution's capital and is guaranteed by the parent holding company. If a depository institution should fail to submit an acceptable plan, it will be treated as if it were significantly undercapitalized.

     Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized and requirements to reduce total assets and to cease receiving deposits from correspondent banks. Critically undercapitalized institutions are subject to appointment of a receiver or conservator. An institution that is not well capitalized is generally prohibited from accepting brokered deposits and offering interest rates on deposits higher than the prevailing rate in its market. In addition, "pass-through" insurance coverage may not be available for certain employee benefit accounts.

     An insured depository institution may not pay management fees to any person having control of the institution nor may an institution, except under certain circumstances and with prior regulatory approval, make any capital distribution if, after making such payment or distribution, the institution would be undercapitalized. FDICIA imposes new restrictions upon the acceptance of brokered deposits by insured depository institutions and contains a number of consumer banking provisions, including disclosure requirements and substantive contractual limitations with respect to deposit accounts.

     FDICIA contains numerous other provisions, including new reporting requirements, termination of the "too big to fail" doctrine except in special clearly-defined cases, limitations on the FDIC's payment of deposits at foreign branches and revised regulatory standards for, among other things, real estate lending and capital adequacy.

     FDICIA provides that, in the event of the "liquidation or other resolution" of an insured depository institution, the claims of depositors of such institution (including claims by the FDIC as receiver) would be afforded a priority over other general unsecured claims against the institution. If an insured depository institution fails, insured and uninsured depositors, along with the FDIC, will be placed ahead of unsecured, nondeposit creditors, including a parent holding company such as South Alabama or PSB, in order of priority of payment.

     The FDIC is authorized to raise insurance premiums in certain circumstances. Any increase in premiums would have an adverse effect on South Alabama's and PSB's earnings.

     Under the FDIA, insurance of deposits may be terminated by the FDIC upon a finding that an institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by a federal bank's regulatory agency.

     The Federal Reserve has the right to prevent the continuance or development of unsafe or unsound banking practices or other violations of law and to take certain remedial action. In particular, the Federal Reserve has the power to order a holding company or its subsidiaries to terminate any activity or terminate its ownership or control of any subsidiary, despite prior approval of such activity or such ownership or control, when it has reasonable cause to believe that continuation of such activity or such ownership or control constitutes a serious risk to the financial safety, soundness or stability of any bank subsidiary of that bank holding company.

     In addition to the impact of regulation, commercial banks generally are affected significantly by the actions of the Federal Reserve in its attempt to control the money supply and credit availability in order to influence the economy.

Bank Regulation

     SAB and MCB, Alabama banking corporations, are wholly owned subsidiaries of South Alabama, operating under the Alabama Banking Code. PSB, an Alabama banking corporation, operates under the Alabama Banking Code also. SAB, MCB and PSB are subject to regulation, supervision and examination by the Superintendent of Banks of the State of Alabama. In addition, deposits of SAB, MCB and PSB are insured by the FDIC up to the maximum amount permitted by law, and SAB and MCB are therefore subject to regulation, supervision and examination by the FDIC. FNBB, a national banking association, is a wholly owned subsidiary of South Alabama and is subject to regulation, supervision and examination by the Office of the Comptroller of the Currency (the "Comptroller").

     South Alabama is a legal entity separate and distinct from its subsidiary banks. Various legal limitations restrict the subsidiary banks from lending or otherwise supplying funds to South Alabama or any nonbank subsidiaries of South Alabama (each an "affiliate"), generally limiting such transactions with the affiliate to 10% of the bank's capital and surplus and limiting all such transactions to 20% of the bank's capital and surplus. Such transactions, including extensions of credit, sales of securities or assets and provision of services, also must be on terms and conditions consistent with safe and sound banking practices, including credit standards, that are substantially the same or at least as favorable to the bank as those prevailing at the time for transactions with unaffiliated companies.

     Federal and state banking laws and regulations govern all areas of the operation of South Alabama's subsidiary banks, including reserves, loans, mortgages, capital, issuance of securities, payment of dividends and establishment of branches. Federal and state bank regulatory agencies also have the general authority to limit the dividends paid by insured banks and bank holding companies if such payments should be deemed to constitute an unsafe and unsound practice. The primary federal regulators of South Alabama's subsidiary banks have authority to impose penalties, initiate civil and administrative actions and take other steps intended to prevent the banks from engaging in unsafe or unsound practices.

     Federally insured banks are subject, with certain exceptions, to certain restrictions on extensions of credit to their parent holding companies or other affiliates, on investments in the stock or other securities of affiliates and on the taking of such stock or securities as collateral from any borrower. In addition, such banks are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit or the providing of any property or service.

     Banks are also subject to the provisions of the Community Reinvestment Act of 1977, which requires the appropriate federal bank regulatory agency, in connection with its regular examination of a bank, to assess the bank's record in meeting the credit needs of the community serviced by the bank, including low and moderate income neighborhoods. The regulatory agency's assessment of the bank's record is made available to the public. Further, such assessment is required of any bank which has applied, among other things, to establish a new branch office that will accept deposits, relocate an existing office or merge or consolidate with, or acquire the assets or assume the liabilities of, a federally regulated financial institution.

     Dividends from its subsidiary banks constitute the major source of funds for dividends to be paid by South Alabama. The amount of dividends payable by the subsidiary banks to South Alabama depends upon the banks' earnings and capital position and is limited by federal and state laws, regulations and policies. National bank subsidiaries (such as FNBB) are subject to dividend regulations of the Comptroller. State non-member bank subsidiaries (such as SAB and MCB) are subject to the dividend laws of the states under which such banks are chartered. Subject to restrictions as described below, at January 1, 1998, the subsidiary banks of South Alabama had $1.7 million of undivided profits legally available for the payment of dividends and PSB had no undivided profits available for payment of dividends. The amount of dividends actually paid during any one period is strongly influenced by South Alabama's management policy of maintaining strong capital positions in South Alabama's subsidiary banks. Federal law further provides that no insured depository institution may make any capital distribution (which would include a cash dividend) if, after making the distribution, the institution would not satisfy one or more of its minimum capital requirements. Moreover, the federal bank regulatory agencies also have the general authority to limit the dividends paid by insured banks if such payments should be deemed to constitute an unsafe and unsound practice.

     Under Alabama law, a bank may not pay a dividend in excess of 90% of its net earnings until the bank's surplus is equal to at least 25% of capital. SAB's and MCB's surplus, but not PSB's, exceeded that percentage as of December 31, 1997. SAB, MCB and PSB are also required by Alabama law to obtain the proper approval of the superintendent of the Alabama Banking Department for the payment of dividends if the total of all dividends declared by the bank in any calendar year will exceed the total of the bank's net earnings (as defined by statute) for that year combined with its retained net earnings for the preceding two years, less any required transfers to surplus. Also, no dividends may be paid from surplus without the prior written approval of the superintendent.

     Furthermore, if, in the opinion of the appropriate federal bank regulatory authority, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the bank, could include the payment of dividends), such authority may require, after notice and hearing, that such bank cease and desist from such practice. The Federal Reserve has indicated that paying dividends that deplete a bank's capital base to an inadequate level would be an unsafe and unsound banking practice. In addition, under the FDIA, an insured bank may not pay any dividend if it is undercapitalized or if payment would cause it to become undercapitalized. Moreover, the Federal Reserve has issued a policy statement that provides that bank holding companies and state member banks should generally only pay dividends out of current operating earnings.

Capital Adequacy

     South Alabama and its subsidiary banks are required to comply with the applicable capital adequacy standards established by the Federal Reserve, the Comptroller and the FDIC. PSB is required to comply with the applicable capital adequacy guidelines of the FDIC. Currently, there are two basic measures of capital adequacy: a "risk-based" measure and a "leverage" measure. All applicable capital standards must be satisfied for an institution to be considered in compliance.

     The capital-based prompt correction action provisions of the FDIA and the implementing regulations apply to FDIC-insured depository institutions and are not directly applicable to holding companies that control such institutions. However, the Federal Reserve has indicated that, in regulating bank holding companies, it will take appropriate action at the holding company level based on an assessment of the effectiveness of supervisory actions imposed upon subsidiary depository institutions pursuant to such provisions and regulations. Although the capital categories defined under the prompt corrective action regulations are not directly applicable to South Alabama under existing law and regulations, if South Alabama was placed in a capital category, then South Alabama would qualify as well-capitalized as of December 31, 1997.

     The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profile among banks and bank holding companies, to account for off-balance sheet exposure and to minimize disincentives for holding liquid assets. Assets and off-balance sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items.

     The minimum standards for the ratio of capital to risk-weighted assets (including certain off-balance sheet obligations, such as standby letters of credit) is 8%. At least 50% of that capital level must consist of common equity, retained earnings and, within limitations, perpetual preferred stock, less goodwill and certain other intangibles ("Tier 1 capital"). The remainder ("Tier 2 capital") may consist of a limited amount of other preferred stock, mandatory convertible securities, subordinated debt and a limited amount of loan loss reserves. The sum of Tier 1 capital and Tier 2 capital is "total risk-based capital." The Federal Reserve, the Comptroller and the FDIC have proposed to add an interest rate risk component to their existing risk-based capital requirements.

     In 1992, the Federal Reserve issued an interpretive release with respect to the classification by bank holding companies of certain subordinated debt as Tier 2 capital. Previously issued subordinated debt that does not meet all of the requirements set forth in the release will be considered on a case-by-case basis to determine whether such debt qualifies as Tier 2 capital. The release states that as a general rule, previously issued debt may qualify as Tier 2 capital as long as the non-qualifying provisions of such debt:
(i) have been commonly used by banking organizations; (ii) do not provide an unreasonably high degree of protection to the holder in cases not involving bankruptcy or receivership; and (iii) do not effectively allow the holder to stand ahead of the general creditors of the financial institution in cases of bankruptcy or receivership.

     The Federal Reserve, the Comptroller and the FDIC also have adopted regulations which supplement the risk-based guidelines to include a minimum leverage ratio of 3% Tier 1 capital to total assets less goodwill (the "leverage ratio"). Such agencies have emphasized that the 3% leverage ratio constitutes a minimum requirement for well-run banking organizations having diversified risk including no undue interest rate risk exposure, excellent asset quality, high liquidity, good earnings and a composite regulatory rating of 1 under the regulatory rating system for banks. Banking organizations experiencing or anticipating significant growth, as well as those organizations which do not satisfy the criteria described above, will be required to maintain a minimum leverage ratio ranging generally from 4% to 5%.

     Bank regulators continue to indicate their desire to raise capital requirements applicable to the banking industry beyond current levels. However, neither South Alabama nor PSB is able to predict whether or when higher capital requirements might be imposed.

     Any institution which fails to maintain minimum capital requirements may be subject to a capital directive which is enforceable in the same manner and to the same extent as a final cease and desist order, and must submit a capital plan within 60 days to the FDIC. If the leverage ratio should fall to 2% or less, the institution may be deemed to be operating in an unsafe or unsound condition, allowing the FDIC to take various enforcement actions, including possible termination of insurance or placing the institution into receivership.

     The following tables present the regulatory capital position at December 31, 1997, for each of South Alabama, SAB, FNBB, MCB and PSB:

                                    South Alabama    SAB         FNBB        MCB        PSB


Tier I Capital
    Common shareholders' equity      $ 45,462        $ 15,066    $ 14,301    $14,930    $ 1,895
    Disallowed portion                 (4,808)            (55)       (506)    (4,247)        (5)
    Tier I Capital                     40,654          15,011      13,795     10,683      1,890
Tier II Capital
    Allowable portion of the
      allowance for loan losses         2,685           1,422         800        463        128

Total Capital (Tier I and Tier II)   $ 43,339        $ 16,433    $ 14,595    $11,146    $ 2,018

Risk-adjusted assets                 $235,802        $117,243    $ 71,273    $48,823    $10,238

Quarterly average assets             $354,042        $156,838    $106,681    $89,831    $18,336

Tier I capital                          17.24%          12.80%      19.36%     21.88%     18.46%
Tier II capital                         18.38%          14.02%      20.48%     22.83%     19.71%
Leverage Ratio                          11.48%           9.57%      12.93%     11.89%     10.31%

     The FDIC has adopted regulations under the FDIA governing the receipt of brokered deposits. Under the regulations, an FDIC-insured depository institution cannot accept, roll over or renew brokered deposits unless (i) it is well capitalized or (ii) it is adequately capitalized and received a waiver from the FDIC. A depository institution that cannot receive brokered deposits also cannot offer "pass-through" insurance on certain employee benefit accounts. Whether or not it has obtained such a waiver, a depository institution that is not well-capitalized may not pay an interest rate on any deposits in excess of 75 basis points over certain prevailing market rates specified by regulation. There are no such restrictions on a depository institution that is well capitalized. Because SAB and MCB were well capitalized as of December 31, 1997, South Alabama believes that brokered deposits regulation will have no material effect on the funding liquidity of SAB and MCB.

Effects of Governmental Policies

     Many FDICIA provisions will be implemented through adoption of regulations that have been or will be proposed by the various federal banking agencies. Accordingly, the full effect on South Alabama and its subsidiary banks and PSB cannot be assessed at this time.

     Because of concerns relating to the competitiveness and the safety and soundness of the industry, the Congress is considering, even after the enactment of FIRREA and FDICIA, a number of wide-ranging proposals for altering the structure, regulation and competitive relationships of the nation's financial institutions. Among such bills are proposals to prohibit banks and bank holding companies from conducting certain types of activities, to subject banks to increased disclosure and reporting requirements, to alter the statutory separation of commercial and investment banking and to further expand the powers of banks, bank holding companies and competitors of banks. It cannot be predicted whether or in what form any of these proposals will be adopted or the extent to which the business of South Alabama or its subsidiaries or PSB may be affected thereby.

     The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "IBBEA") authorized interstate acquisitions of banks and bank holding companies without geographic limitations beginning September 29, 1995. In addition, beginning June 1, 1997, the IBBEA authorizes a bank to merge with a bank in another state as long as neither of the states has opted out of interstate branching by May 31, 1997. A bank may establish and operate a de novo branch in a state in which the bank does not maintain a branch if that state expressly permits de novo branching. Once a bank has established branches in a state through an interstate merger transaction, the bank may establish and acquire additional branches at any location in the state where any bank involved in the interstate merger transaction could have established or acquired branches under applicable Federal or state law. A bank that has established a branch in a state through de novo branching may establish and acquire additional branches in such state in the same manner and to the same extent as a bank having a branch in such state as a result of an interstate merger. If a state opts out of interstate branching within the specific time period, no bank in any other state may establish a branch in the opting out state, whether through an acquisition or de novo. The State of Alabama has opted in with respect to interstate branching effective on or before June 1, 1997.

                               LEGAL MATTERS

     The legality of the South Alabama Common Stock to be issued in the Merger will be passed upon by Hand Arendall, L.L.C., Mobile, Alabama ("Hand Arendall"). Members of Hand Arendall own beneficially approximately 118,550 shares of the outstanding South Alabama Common Stock, and Stephen G. Crawford, a Member, is a director of South Alabama. During 1997, South Alabama and its subsidiaries paid fees aggregating approximately $121,000 to Hand Arendall for legal services.

     Certain legal matters in connection with the Merger will be passed upon for PSB by Capell, Howard, Knabe & Cobbs, P.A., Montgomery, Alabama
("Capell Howard").

     Each of Hand Arendall and Capell Howard has rendered opinions with respect to the federal tax consequences of the Merger. See "The Merger Certain Federal Income Tax Consequences."


                                   EXPERTS

     The Consolidated Financial Statements of South Alabama Bancorporation, Inc. incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The Consolidated Financial Statements of Peterman State Bank as of December 31, 1997, and for the year then ended included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and are so included herein in reliance upon the authority of said firm as experts in giving said reports.

                            SHAREHOLDER PROPOSALS

     Shareholder proposals intended to be submitted for consideration at the 1999 annual meeting of the shareholders of South Alabama must be submitted in writing to and received by the Secretary of South Alabama not later than December 6, 1998, to be included in South Alabama's proxy statement and form of proxy relating to that meeting.



                                                           APPENDIX A




                       AGREEMENT AND PLAN OF MERGER

                             BY AND BETWEEN

                   SOUTH ALABAMA BANCORPORATION, INC.

                         THE MONROE COUNTY BANK

                                   AND

                           PETERMAN STATE BANK




                               Dated as of
                            October 14, 1997

                             TABLE OF CONTENTS
                                                                       Page


AGREEMENT AND PLAN OF MERGER . . . . . . . . . . . . . . . . . . . . . . .1

Preamble . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1

Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1

ARTICLE ONE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .8
     TRANSACTIONS AND TERMS OF MERGER. . . . . . . . . . . . . . . . . . .8
          1.1  Merger. . . . . . . . . . . . . . . . . . . . . . . . . . .8
          1.2  Time and Place of Closing . . . . . . . . . . . . . . . . .9
          1.3  Effective Time. . . . . . . . . . . . . . . . . . . . . . .9

ARTICLE TWO. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .9
     TERMS OF MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . .9
          2.1  Articles of Incorporation . . . . . . . . . . . . . . . . .9
          2.2  Bylaws. . . . . . . . . . . . . . . . . . . . . . . . . . .9
          2.3  Directors and Officers. . . . . . . . . . . . . . . . . . .9

ARTICLE THREE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
     MANNER OF CONVERTING SHARES . . . . . . . . . . . . . . . . . . . . 10
          3.1  Conversion of Shares. . . . . . . . . . . . . . . . . . . 10
          3.2  Shares Held by PSB, MCB or SAB. . . . . . . . . . . . . . 10
          3.3  Dissenting Stockholders . . . . . . . . . . . . . . . . . 10
          3.4  Fractional Shares.. . . . . . . . . . . . . . . . . . . . 11

ARTICLE FOUR . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
     EXCHANGE OF SHARES. . . . . . . . . . . . . . . . . . . . . . . . . 11
          4.1  Exchange Procedures . . . . . . . . . . . . . . . . . . . 11
          4.2  Rights of Former PSB Stockholders . . . . . . . . . . . . 11

ARTICLE FIVE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
     REPRESENTATIONS AND WARRANTIES OF PSB . . . . . . . . . . . . . . . 12
          5.1  Organization, Standing, and Power . . . . . . . . . . . . 12
          5.2  Authority; No Breach By Agreement . . . . . . . . . . . . 12
          5.3  Capital Stock . . . . . . . . . . . . . . . . . . . . . . 13
          5.4  PSB Subsidiaries. . . . . . . . . . . . . . . . . . . . . 14
          5.5  Financial Statements. . . . . . . . . . . . . . . . . . . 14
          5.6  Absence of Undisclosed Liabilities. . . . . . . . . . . . 14
          5.7  Absence of Certain Changes or Events. . . . . . . . . . . 14
          5.8  Tax Matters . . . . . . . . . . . . . . . . . . . . . . . 14
          5.9  Allowance for Possible Loan Losses. . . . . . . . . . . . 15
          5.10 Assets. . . . . . . . . . . . . . . . . . . . . . . . . . 15
          5.11 Environmental Matters . . . . . . . . . . . . . . . . . . 15
          5.12 Compliance with Laws. . . . . . . . . . . . . . . . . . . 16
          5.13 Labor Relations . . . . . . . . . . . . . . . . . . . . . 17
          5.14 Employee Benefit Plans. . . . . . . . . . . . . . . . . . 17
          5.15 Material Contracts. . . . . . . . . . . . . . . . . . . . 18
          5.16 Legal Proceedings . . . . . . . . . . . . . . . . . . . . 19
          5.17 Reports . . . . . . . . . . . . . . . . . . . . . . . . . 19
          5.18 Statements True and Correct . . . . . . . . . . . . . . . 19
          5.19 Accounting, Tax and Regulatory Matters. . . . . . . . . . 20
          5.20 Charter Provisions. . . . . . . . . . . . . . . . . . . . 20

ARTICLE SIX. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
     REPRESENTATIONS AND WARRANTIES OF SAB AND MCB . . . . . . . . . . . 20
          6.1  Organization, Standing, and Power . . . . . . . . . . . . 20
          6.2  Authority; No Breach By Agreement . . . . . . . . . . . . 20
          6.3  Reports . . . . . . . . . . . . . . . . . . . . . . . . . 21

ARTICLE SEVEN. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
     CONDUCT OF BUSINESS PENDING CONSUMMATION. . . . . . . . . . . . . . 21
          7.1  Covenants of PSB and SAB. . . . . . . . . . . . . . . . . 21
          7.2  Negative Covenants of PSB . . . . . . . . . . . . . . . . 22
          7.3  Affirmative Covenants of SAB. . . . . . . . . . . . . . . 23
          7.4  Affirmative Covenants of PSB. . . . . . . . . . . . . . . 24

ARTICLE EIGHT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
     ADDITIONAL AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . 24
          8.1  Registration Statement; Proxy Statement; Stockholder Approval
               . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
          8.2  Applications. . . . . . . . . . . . . . . . . . . . . . . 24
          8.3  Filings with State Offices. . . . . . . . . . . . . . . . 25
          8.4  Agreement as to Efforts to Consummate . . . . . . . . . . 25
          8.5  Investigation and Confidentiality . . . . . . . . . . . . 25
          8.6  Press Releases. . . . . . . . . . . . . . . . . . . . . . 26
          8.7  Certain Actions . . . . . . . . . . . . . . . . . . . . . 26
          8.8  Charter Provisions. . . . . . . . . . . . . . . . . . . . 26
          8.9  Agreement of Affiliates . . . . . . . . . . . . . . . . . 27
          8.10 Compensation and Employee Benefits. . . . . . . . . . . . 27
          8.11 D & O Coverage. . . . . . . . . . . . . . . . . . . . . . 27

ARTICLE NINE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
     CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE . . . . . . . . . 28
          9.1  Conditions to Obligations of Each Party . . . . . . . . . 28
          9.2  Conditions to Obligations of SAB and MCB. . . . . . . . . 29
          9.3  Conditions to Obligations of PSB. . . . . . . . . . . . . 30


ARTICLE TEN. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
     TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
          10.1 Termination . . . . . . . . . . . . . . . . . . . . . . . 30
          10.2      Effect of Termination. . . . . . . . . . . . . . . . 32
          10.3      Survival of Representations and Covenants. . . . . . 32

ARTICLE ELEVEN . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
     MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
          11.1 Expenses. . . . . . . . . . . . . . . . . . . . . . . . . 32
          11.2      Brokers and Finders. . . . . . . . . . . . . . . . . 32
          11.3      Entire Agreement . . . . . . . . . . . . . . . . . . 32
          11.4      Amendments . . . . . . . . . . . . . . . . . . . . . 33
          11.5      Waivers. . . . . . . . . . . . . . . . . . . . . . . 33
          11.6      Assignment . . . . . . . . . . . . . . . . . . . . . 33
          11.7      Notices. . . . . . . . . . . . . . . . . . . . . . . 33
          11.8      Governing Law. . . . . . . . . . . . . . . . . . . . 34
          11.9      Counterparts.. . . . . . . . . . . . . . . . . . . . 35
          11.10     Captions . . . . . . . . . . . . . . . . . . . . . . 35
          11.11     Enforcement of Agreement . . . . . . . . . . . . . . 35
          11.12     Severability . . . . . . . . . . . . . . . . . . . . 35

LIST OF EXHIBITS . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37


                      AGREEMENT AND PLAN OF MERGER


          THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of October 14, 1997, by and between SOUTH ALABAMA BANCORPORATION, INC. ("SAB"), an Alabama corporation with its principal office located in Mobile, Alabama, THE MONROE COUNTY BANK ("MCB"), an Alabama banking corporation and wholly owned subsidiary of SAB with its principal office located in Monroeville, Alabama, and PETERMAN STATE BANK ("PSB" ), an Alabama banking corporation with its principal office located in Peterman, Alabama.


                            Preamble

          The Boards of Directors of SAB, MCB and PSB are of the opinion that the transactions described herein are in the best interests of the Parties
and their respective stockholders.   This Agreement provides for the merger
of PSB with and into MCB. At the effective time of such merger, the outstanding shares of the capital stock of PSB shall be converted into the right to receive shares of the common stock of SAB (except as provided herein). As a result, stockholders of PSB shall become stockholders of SAB, and MCB shall continue to conduct the business and operations of PSB. The transactions described in this Agreement are subject to the approvals of the stockholders of PSB and MCB, the Superintendent of Banks and the Federal Deposit Insurance Corporation, and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the Merger for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code.

          NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants and agreements set forth herein, the Parties agree as follows:

                                Definitions

     Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

               "ABCA" shall mean the Alabama Business Corporation Act.

               "Acquisition Proposal" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries.

               "Affiliate" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person;
     or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

               "Agreement" shall mean this Agreement and Plan of Merger, including the Exhibits delivered pursuant hereto and incorporated herein by reference. References to "the date of this Agreement," "the date hereof" and words of similar import shall refer to the date this Agreement was first executed, October 14, 1997.

               "Allowance" shall have the meaning provided in Section 5.9 of this Agreement.

                Articles of Incorporation shall mean the articles of incorporation, certificate of incorporation or charter document of like effect of a corporation.

               "Articles of Merger" shall mean the Articles of Merger to be executed by MCB and filed with the Secretary of State of the State of Alabama relating to the Merger as contemplated by Section 1.1 of this Agreement.

               "Assets" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

               "BHC Act" shall mean the federal Bank Holding Company Act of 1956, as amended.

               "Book Value" shall mean the book value according to GAAP, either per share or in the aggregate, as applicable, of the shares of PSB Common Stock.

               "Broker Fees" shall have the meaning provided in Section 11.2 of this Agreement.

               "Closing" shall mean the closing of the transactions contemplated hereby, as described in Section 1.2 of this Agreement.

               "Consent" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

               "Contract" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

               "Creditor's Laws" shall have the meaning provided in Section
     5.2 of this Agreement.

               "Deemed Book Value" shall be determined as follows: SAB shall give PSB notice within fifteen (15) days after the approval of the Merger by the Federal Deposit Insurance Corporation of any adjustments it deems should be made to the most recent available Book Value. If PSB agrees to such adjustments or fails to object thereto within ten (10) days after delivery of such notice, Book Value shall be so adjusted and, as so adjusted, shall be the Deemed Book Value. If PSB objects to such adjustment within such ten (10) day period and PSB and SAB are unable to agree on the Deemed Book Value within fifteen (15) days after delivery of such notice by SAB, then this Agreement shall terminate with the effect provided in Section 10.2 hereof.

               "Default" shall mean (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit, where, in any such event, such Default is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

               "Effective Time" shall mean the date and time at which the Merger becomes effective as defined in Section 1.3 of this Agreement.

               "Environmental Laws" shall mean all Laws which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over pollution or protection of the environment.

               "Equitable Discretion" shall have the meaning provided in
     Section 5.2 of this Agreement.

               "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

               "ERISA Affiliate" shall have the meaning provided in Section
     5.14 of this Agreement.

               "ERISA Plan" shall have the meaning provided in Section 5.14 of this Agreement.

               "Exchange Agent" shall have the meaning provided in Section
     4.1 of this Agreement.

               "Exchange Ratio" shall have the meaning given such term in
     Section 3.1 hereof.

               "Exhibits" 1 through 5, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

               "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

               "Hazardous Material" shall mean any pollutant, contaminant, or hazardous substance within the meaning of the Comprehensive Environment Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., or any similar federal, state or local Law.

               "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

               "Knowledge" as used with respect to a Person shall mean the knowledge after due inquiry of the Chairman, President, Chief Financial Officer, Chief Accounting Officer, Chief Credit Officer, General Counsel, any Assistant or Deputy General Counsel, or any Senior or Executive Vice President of such Person; provided, however, that for purposes of
     Section 5.11 captioned Environmental Matters, Knowledge shall mean actual knowledge of such Person, without inquiry other than such inquiry at the time a loan was made as was then reasonable in the course of making a loan secured by real property.

               "Law" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including, without limitation, those promulgated, interpreted or enforced by any of the Regulatory Authorities.

               "Liability" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including, without limitation, costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

               "Lien" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for a depository institution, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, and (iii) Liens which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

               "Litigation" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including, without limitation, Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

               "Loan Property" shall mean any property owned by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

               "Market Value," when used with reference to SAB Common Stock, shall mean the average of the closing bid and closing ask price as reported by NASDAQ, adjusted for the effect of any stock split, stock dividend or other similar recapitalization between the date hereof and the Effective Time.

               "Material" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

               "Material Adverse Effect" on a Party shall mean an event, change or occurrence which has a material adverse impact on (i) the financial position or business of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "material adverse impact" shall not be deemed to include the impact of (x) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (y) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies, and (z) the Merger on the operating performance of the Parties.

               "Merger" shall mean the merger of PSB with and into MCB referred to in Section 1.1 of this Agreement.

               "NASD" shall mean the National Association of Securities Dealers, Inc.

               "NASDAQ" shall mean the National Association of Securities Dealers Automated Quotations System.

               "1933 Act" shall mean the Securities Act of 1933, as amended.

               "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

               "Order" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

               "Participation Facility" shall means any facility in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, includes the owner or operator or such property, but only with respect to such property.

               "Party" shall mean PSB on the one hand and SAB and MCB on the other, and "Parties" shall mean PSB, SAB and MCB.

               "Permit" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.

               "Person" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

               "Previously Disclosed" shall mean information delivered in writing prior to the date of this Agreement in the manner and to the Party and counsel described in Section 11.7 of this Agreement and describing in reasonable detail the matters contained therein.

               "Proxy Statement" shall mean the proxy statement/prospectus used by PSB to solicit the approval of its stockholders of the transactions contemplated by this Agreement.

               "PSB Benefit Plans" shall have the meaning set forth in
     Section 5.14 of this Agreement.

               "PSB Common Stock" shall mean the $100 par value common stock of PSB.

               "PSB Financial Statements" shall mean (i) the balance sheets (including related notes and schedules, if any) of PSB as of June 30, 1997, December 31, 1996 and December 31, 1995, and the related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for the period ended June 30, 1997 and each of the two fiscal years ended December 31, 1996, and 1995, as delivered by PSB to SAB, and (ii) the consolidated balance sheets of PSB (including related notes and schedules, if any) and related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) delivered by PSB to SAB with respect to periods ended subsequent to June 30, 1997.

               "Registration Statement" shall mean the Registration Statement on Form S-4, or other appropriate form, filed with the SEC by SAB under the 1933 Act in connection with the transactions contemplated by this Agreement.

               "Regulatory Authorities" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NASD, and the SEC.

               "SAB Common Stock" shall mean the $.01 par value common stock of SAB.

               "SAB Companies" shall mean, collectively, SAB and all SAB Subsidiaries.

               "SAB Subsidiaries" shall mean the current Subsidiaries of SAB and any corporation, bank, savings association, or other organization acquired as a Subsidiary of SAB in the future and owned by SAB at the Effective Time.

               "SEC Documents" shall mean all reports and registration statements filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

               "Securities Laws" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

               "Stockholders' Meeting" shall mean the Meeting of the stockholders of PSB to be held pursuant to Section 8.1 of this Agreement, including any adjournment or adjournments thereof.

               "Subsidiaries" shall mean all those corporations, banks, associations, or other entities of which the entity in question owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

               "Surviving Corporation" shall mean MCB as the surviving corporation resulting from the Merger.

               "Taxes" shall mean any federal, state, county, local, foreign and other taxes, assessments, charges, fares, and impositions, including interest and penalties thereon or with respect thereto.

               "Trading Day" shall mean a day on which NASDAQ is open for trading activities.

               "Valuation Period" shall mean the period of twenty (20) consecutive Trading Days ending on the Trading Day preceding by two Trading Days the Effective Time.


ARTICLE ONE
TRANSACTIONS AND TERMS OF MERGER

          1.1 Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, PSB shall be merged with and into MCB in accordance with the provisions of Article 11 of the ABCA and Article 7A of the Alabama Banking Code and with the effect provided in Section 11.06 of the ABCA (the "Merger"). MCB shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of Alabama. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of SAB, MCB and PSB.

          1.2 Time and Place of Closing. The Closing will take place at 9:00 A.M. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their chief executive officers or chief financial officers, may mutually agree. The place of Closing shall be at the offices of Hand Arendall, L.L.C., Mobile, Alabama, or such other place as may be mutually agreed upon by the Parties.

          1.3 Effective Time. The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Certificate of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Alabama (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the chief executive officers or chief financial officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur as soon as practicable after the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and (ii) the date on which the stockholders of MCB and PSB approve this Agreement to the extent such approval is required by applicable Law, but in no event later than five (5) business days after such occurrence.


ARTICLE TWO
TERMS OF MERGER

          2.1 Articles of Incorporation. The Articles of Incorporation of MCB in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation immediately following the Effective Time, with the amendments set forth in Exhibit 1 hereto.

          2.2 Bylaws. The Bylaws of MCB in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation immediately following the Effective Time, with the amendments set forth in Exhibit 2 hereto, until otherwise amended or repealed.

          2.3  Directors and Officers.

               (a) The directors of the Surviving Corporation from and after the Effective Time shall consist of the incumbent directors of MCB, who shall serve as directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.

               (b) The principal officers of the Surviving Corporation upon the Effective Time shall be the incumbent principal officers of MCB, who shall serve as officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.


ARTICLE THREE
MANNER OF CONVERTING SHARES

          3.1 Conversion of Shares. Subject to the provisions of this Article Three, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of the constituent corporations shall be converted as follows:

          (a) Each share of MCB and SAB Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

          (b) Each share of PSB Common Stock (other than shares to be canceled pursuant to Section 3.2 of this Agreement and shares held by stockholders who perfect their dissenters' rights of appraisal as provided in Section 3.3 of this Agreement) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive the number of shares of SAB Common Stock having an average Market Value during the Valuation Period of 1.3 times the Deemed Book Value of such share of PSB Common Stock, rounded to the nearest one-hundreth of a share (the "Exchange Ratio").

          3.2 Shares Held by PSB, MCB or SAB. Each of the shares of PSB Common Stock held by PSB or by any SAB Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time, and no consideration shall be issued in exchange therefor.

          3.3 Dissenting Stockholders. Any holder of shares of PSB Common Stock who perfects his dissenters' rights of appraisal in accordance with and as contemplated by Article 13 of the ABCA, shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, however, that no such payment shall be made to any dissenting stockholder unless and until such dissenting stockholder has complied with the applicable provisions of the ABCA and surrendered to the Exchange Agent the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting stockholder of PSB fails to perfect, or effectively withdraws or loses, his right to appraisal and of payment for his shares, the Exchange Agent shall issue and deliver the consideration to which such holder of shares of PSB Common Stock is entitled under this Article Three (without interest) upon surrender by such holder of the certificate or certificates representing shares of PSB Common Stock held by him.

          3.4 Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of shares of PSB Common Stock exchanged pursuant to the Merger, who would otherwise have been entitled to receive a fraction of a share of SAB Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of SAB Common Stock multiplied by the Market Value of one share of SAB Common Stock on the Trading Day preceding by two Trading Days the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a stockholder in respect of any fractional shares.


ARTICLE FOUR
EXCHANGE OF SHARES

          4.1 Exchange Procedures. Promptly after the Effective Time, SAB and MCB shall cause the exchange agent selected by them (the "Exchange Agent") to mail to the former stockholders of PSB appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of PSB Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). After the Effective Time, each holder of shares of PSB Common Stock (other than shares to be canceled pursuant to Section 3.2 of this Agreement or as to which dissenters' rights of appraisal have been perfected as provided in Section 3.3 of this Agreement) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1 of this Agreement, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 4.2 of this Agreement. To the extent required by Section 3.4 of this Agreement, each holder of shares of PSB Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of SAB Common Stock to which such holder may be otherwise entitled (without interest). SAB shall not be obligated to deliver the consideration to which any former holder of PSB Common Stock is entitled as a result of the Merger until such holder surrenders his certificate or certificates representing the shares of PSB Common Stock for exchange as provided in this Section 4.1. The certificate or certificates of PSB Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither SAB, the Surviving Corporation nor the Exchange Agent shall be liable to a holder of PSB Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

          4.2 Rights of Former PSB Stockholders. At the Effective Time, the stock transfer books of PSB shall be closed as to holders of PSB Common Stock immediately prior to the Effective Time, and no transfer of PSB Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of PSB Common Stock ("PSB Certificate"), other than shares to be canceled pursuant to Sections 3.2 and 3.3 of this Agreement, shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.4 of this Agreement in exchange therefor. To the extent permitted by Law, former stockholders of record of PSB shall be entitled to vote after the Effective Time at any meeting of SAB stockholders the number of whole shares of SAB Common Stock into which their respective shares of PSB Common Stock are converted, regardless of whether such holders have exchanged their PSB Certificates for certificates representing SAB
Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by SAB on the SAB Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement. Notwithstanding the preceding sentence, any person holding any PSB Certificate at or after six (6) months after the Effective Time (the Cutoff ) shall not be entitled to receive any dividend or other distribution payable after the Cutoff to holders of SAB Common Stock, which dividend or other distribution is attributable to such person's SAB Common Stock represented by said PSB Certificate held after the Cutoff, until such person surrenders said PSB Certificate for exchange as provided in
Section 4.1 of this Agreement. However, upon surrender of such PSB Certificate, both the SAB Common Stock certificate (together with all such undelivered dividends or other distributions, without interest) and any undelivered cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such PSB Certificate.


ARTICLE FIVE
REPRESENTATIONS AND WARRANTIES OF PSB

          PSB hereby represents and warrants to SAB and MCB as follows:

          5.1 Organization, Standing, and Power. PSB is a corporation duly organized, validly existing and in good standing under the Laws of the State of Alabama, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. PSB is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed. PSB has delivered to SAB and MCB complete and correct copies of its Articles of Incorporation and Bylaws.

          5.2  Authority; No Breach By Agreement.

               (a) PSB has all corporate power and authority necessary to execute, deliver and, subject to Article Nine hereof, perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of PSB, subject to the approval of this Agreement by the holders of PSB Common Stock in accordance with the ABCA and Section 5-7A-2, Code of Alabama (1975). Subject to such requisite stockholder approval, this Agreement represents a legal, valid, and binding obligation of PSB, enforceable against PSB in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally ("Creditor's Laws") and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought ("Equitable Discretion")).

               (b) Neither the execution and delivery of this Agreement by PSB, nor the consummation by PSB of the transactions contemplated hereby, nor compliance by PSB with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of PSB's Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of PSB under, any Contract or Permit of PSB or, (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to PSB or its Assets.

               (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by PSB of the Merger and the other transactions contemplated in this Agreement.

          5.3  Capital Stock.

               (a) The authorized capital stock of PSB consists only of 750 shares of PSB Common Stock, of which 750 shares are issued and outstanding. All of the issued and outstanding shares of capital stock of PSB are duly and validly issued and outstanding and are fully paid and nonassessable under the ABCA. None of the outstanding shares of capital stock of PSB has been issued in violation of any preemptive rights of the current or past stockholders of PSB.

               (b) There are no shares of capital stock or other equity securities of PSB outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of PSB or contracts, commitments, understandings, or arrangements by which PSB is or may be bound to issue additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock.

          5.4  PSB Subsidiaries.  PSB has no Subsidiaries.

          5.5 Financial Statements. PSB has delivered to SAB prior to the execution of this Agreement copies of all PSB Financial Statements for periods ended prior to the date hereof and will deliver to SAB copies of all PSB Financial Statements prepared subsequent to the date hereof. The PSB Financial Statements (as of the dates thereof and for the periods covered thereby) (i) are or, if dated after the date of this Agreement, will be in accordance with the books and records of PSB, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices, and
(ii) present or will present, as the case may be, fairly the financial position of PSB as of the dates indicated and the results of operations, changes in stockholders' equity, and cash flows of PSB for the periods indicated, in accordance with GAAP.

          5.6 Absence of Undisclosed Liabilities. PSB has no Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PSB, except Liabilities which are accrued or reserved against in the balance sheets of PSB as of June 30, 1997, included in the PSB Financial Statements or reflected in the notes thereto. PSB has not incurred or paid any Liability since June 30, 1997, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PSB.

          5.7 Absence of Certain Changes or Events. Since June 30, 1997, except as disclosed in the PSB Financial Statements or as Previously Disclosed, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PSB, and (ii) PSB has not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a breach or violation of any of the covenants and agreements of PSB provided in Article Seven of this Agreement.

          5.8  Tax Matters.

               (a) All Tax returns required to be filed by or on behalf of PSB have been timely filed, or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before June 30, 1997, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, and all returns filed are complete and accurate. All Taxes shown on filed returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on PSB, except as reserved against in the PSB Financial Statements delivered prior to the date of this Agreement or as Previously Disclosed. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

               (b) PSB has not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

               (c) Adequate provision for any Taxes due or to become due for PSB for the period or periods through and including the date of the respective PSB Financial Statements has been made and is reflected on such PSB Financial Statements.

               (d) Deferred Taxes of PSB have been provided for in accordance with GAAP.

          5.9 Allowance for Possible Loan Losses. The allowance for possible loan or credit losses (the "Allowance") shown on the balance sheet of PSB included in the most recent PSB Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the balance sheet of PSB included in the PSB Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate
(within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of PSB and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by PSB as of the dates thereof.

          5.10 Assets. Except as Previously Disclosed or as disclosed or reserved against in the PSB Financial Statements, PSB has good and marketable title, free and clear of all Liens, to all of its Assets. All tangible properties used in the business of PSB are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with PSB's past practices. All Assets which are material to PSB's business held under leases or subleases by PSB, are held under valid
Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by Creditor s Laws and Equitable Discretion), and each such Contract is in full force and effect. The policies of fire, theft, liability, and other insurance maintained with respect to the Assets or businesses of PSB provide adequate coverage under current industry practices against loss or Liability, and the fidelity and blanket bonds in effect as to which PSB is a named insured are reasonably sufficient. The Assets of PSB include all assets required to operate the business of PSB as presently conducted.

          5.11 Environmental Matters.

               (a) PSB, and to its knowledge its Participation Facilities and its Loan Properties, are, and have been, in compliance with all Environmental Laws.

               (b) There is no Litigation pending or threatened before any court, governmental agency or authority or other forum in which PSB or, to its knowledge, any of its Participation Facilities have been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or
(ii) relating to the release into the environment of any Hazardous Material (as defined below) or oil, whether or not occurring at, on, under or involving a site owned, leased or operated by PSB or any of its Participation Facilities.

               (c) There is no Litigation pending or, to PSB s knowledge, threatened before any court, governmental agency or board or other forum in which any of its Loan Properties (or PSB in respect of such Loan Property) have been or, with respect to threatened Litigation, may, to PSB's knowledge, be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or
(ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on, under or involving a Loan Property.

               (d) To PSB s knowledge, there is no reasonable basis for any Litigation of a type described in subsections (b) or (c).

               (e) During the period of (i) PSB's ownership or operation of any of its current properties, (ii) PSB's participation in the management of any Participation Facility, or (iii) PSB's holding of a security interest in a Loan Property, there have been, to PSB's knowledge with respect to (ii) and
(iii), no releases of Hazardous Material or oil in, on, under or affecting such properties. Prior to the period of (i) PSB's ownership or operation of any of their respective current properties, (ii) PSB's participation in the management of any Participation Facility, or (iii) PSB's holding of a security interest in a Loan Property, there were, to PSB's knowledge with respect to (ii) and (iii), no releases of Hazardous Material or oil in, on, under or affecting any such property, Participation Facility or Loan Property.

          5.12 Compliance with Laws. PSB is duly registered as a banking corporation under the Alabama Banking Code. PSB has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, and there has occurred no Default under any such Permit. PSB is not or has not, as applicable:

               (a) In violation of any Laws, Orders or Permits applicable to its business or employees conducting its business; and

               (b) Received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that PSB is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PSB, or
     (iii) requiring PSB to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

          5.13 Labor Relations. PSB is not the subject of any Litigation asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving PSB, pending or threatened, or to its Knowledge, is there any activity involving any PSB's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

          5.14 Employee Benefit Plans.

               (a) PSB has delivered or made available to MCB and SAB prior to the execution of this Agreement copies of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by PSB or any Affiliate of PSB for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "PSB Benefit Plans"). Any of the PSB Benefit Plans which is an "employee pension benefit plan," as that term is defined in
Section 3(2) of ERISA, is referred to herein as a "PSB ERISA Plan."  Each
PSB ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code) is referred to herein as a "PSB Pension Plan." No PSB Pension Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.

               (b) All PSB Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws. Each PSB ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and PSB is not aware of any circumstances likely to result in revocation of any such favorable determination letter. PSB has not engaged in a transaction with respect to any PSB Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject PSB to a tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA.

               (c) No PSB ERISA Plan which is a defined benefit pension plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in
Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of any PSB Pension Plan, (ii) no change in the actuarial assumptions with respect to any PSB Pension Plan, and (iii) no increase in benefits under any PSB Pension Plan as a result of plan amendments or changes in applicable Law. Neither any PSB Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by PSB, or the single-employer plan of any entity which is considered one employer with PSB under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or
Section 302 of ERISA (whether or not waived) (an "ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA. PSB has not provided, nor is it required to provide, security to a PSB Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

               (d) No Liability under Subtitle C or D of Title IV or ERISA has been or is expected to be incurred by PSB with respect to any ongoing, frozen or terminated single-employer plan or the single-employer plan of any ERISA Affiliate. PSB has not incurred any withdrawal Liability with respect to a multiemployer plan under Subtitle B of Title IV or ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any PSB Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

               (e) Except as Previously Disclosed, (i) PSB has no obligations for retiree health and life benefits under any of the PSB Benefit Plans and (ii) there are no restrictions on the rights of PSB to amend or terminate any such Plan without incurring any Liability thereunder.

               (f) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of PSB from PSB under any PSB Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any PSB Benefit Plan, or
(iii) result in any acceleration of the time of payment or vesting of any such benefit.

          5.15 Material Contracts. Except as Previously Disclosed or otherwise reflected in the PSB Financial Statements, neither PSB, nor any of its Assets, business or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting or retirement Contract with any Person, (ii) any Contract relating to the borrowing of money by PSB or the guarantee by PSB of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, Federal Home Loan Bank advances, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), and (iii) any other Contract or amendment thereto that requires PSB to make payments aggregating $10,000 or more in any 12-month period (together with all Contracts referred to in Sections 5.10 and 5.14(a) of this Agreement, the "PSB Contracts"). PSB is not in Default under any PSB Contract. All of the indebtedness of PSB for money borrowed is prepayable at any time by PSB without penalty or premium.

          5.16 Legal Proceedings. Except as Previously Disclosed, there is no Litigation instituted or pending, or threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against PSB, or against any Asset, interest, or right of PSB, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against PSB.

          5.17 Reports. Since January 1, 1994, PSB has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, (ii) other Regulatory Authorities, and (iii) any applicable state securities or banking authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          5.18 Statements True and Correct. No statement, certificate, instrument or other writing furnished or to be furnished by PSB or any Affiliate thereof to SAB pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by PSB or any Affiliate thereof for inclusion in the Registration Statement to be filed by SAB with the SEC will, when the Registration
Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by PSB or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to PSB's stockholders in connection with the Stockholders' Meeting, and any other documents to be filed by PSB or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the stockholders of PSB, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meeting. All documents that PSB or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

          5.19 Accounting, Tax and Regulatory Matters. Neither PSB nor any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

          5.20 Charter Provisions. PSB has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws or other governing instruments of PSB.


ARTICLE SIX
REPRESENTATIONS AND WARRANTIES OF SAB AND MCB

          SAB and MCB hereby jointly and severally represent and warrant to PSB as follows:

          6.1 Organization, Standing, and Power. SAB and MCB are corporations duly organized, validly existing, and in good standing under the Laws of the State of Alabama, and have the corporate power and authority to carry on their businesses as now conducted and to own, lease and operate their Assets.

          6.2  Authority; No Breach By Agreement.

               (a) SAB and MCB each have the corporate power and authority necessary to execute, deliver and, subject to Article Nine hereof, perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of SAB and MCB. This Agreement represents a legal, valid, and binding obligation of both SAB and MCB, enforceable against SAB and MCB in accordance with its terms (except in all cases as such enforceability may be limited by Creditors' Laws and Equitable Discretion).

               (b) Neither the execution and delivery of this Agreement by SAB and MCB, nor the consummation by SAB and MCB of the transactions contemplated hereby, nor compliance by SAB and MCB with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of their respective Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any SAB Company under, any Contract or Permit of any SAB Company, where any failure to obtain such Consent is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SAB, or, (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any SAB Company or any of their respective Assets.

               (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SAB or MCB, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by SAB and MCB of the Merger and the other transactions contemplated in this Agreement.

          6.3 Reports. Since January 1, 1994, or the date of organization if later, each SAB Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, and proxy statements, (ii) other Regulatory Authorities, and (iii) any applicable state securities or banking authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SAB). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable
Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.


ARTICLE SEVEN
CONDUCT OF BUSINESS PENDING CONSUMMATION

          7.1 Covenants of PSB and SAB. Unless the prior written consent of PSB, in the case of SAB, and SAB, in the case of PSB, shall have been obtained, and except as otherwise expressly contemplated herein, each of PSB and SAB shall and shall cause itself and/or each of its Subsidiaries, as applicable, to (a) preserve intact its business organizations, goodwill, relationships with depositors, customers and employees, and Assets and maintain its rights and franchises, and (b) take no action which would (i) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Section 9.1(b) or 9.1(c) of this Agreement, or (ii) adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

          7.2 Negative Covenants of PSB. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, PSB covenants and agrees that PSB will not do or agree or commit to do, any of the following without the prior written consent of the chief executive officer, president or chief financial officer of SAB and of MCB, which consent shall not be unreasonably withheld:

               (a) amend its Articles of Incorporation, Bylaws or other governing instruments; or

               (b) incur any additional debt obligation or other obligation for borrowed money except in the ordinary course of the business consistent with past practices (which shall include creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or the Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any share of stock held by PSB of any Lien or permit any such Lien to exist; or

               (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of PSB, or declare or pay any dividend or make any other distribution in respect of PSB's capital stock; or

               (d) except for this Agreement, issue, sell, pledge, encumber, enter into any Contract to issue, sell, pledge, or encumber, authorize the issuance of, or otherwise permit to become outstanding, any additional shares of PSB Common Stock or any other capital stock of PSB, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock; or

               (e) adjust, split, combine or reclassify any capital stock of PSB or issue or authorize the issuance of any other securities in respect of or in substitution for shares of its capital stock or sell, lease, mortgage or otherwise dispose of or otherwise encumber any shares of capital stock of PSB or any Asset other than in the ordinary course of business for reasonable and adequate consideration; or

               (f) acquire any direct or indirect equity interest in any Person, other than in connection with (i) foreclosures in the ordinary course of business, and (ii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity; or

               (g) grant any increase in compensation or benefits to the employees or officers of PSB, except in accordance with past practice Previously Disclosed or as required by Law; pay any bonus except in accordance with past practice Previously Disclosed or the provisions of any applicable program or plan adopted by its Board of Directors prior to the date of this Agreement; enter into or amend any severance agreements with officers of PSB; grant any material increase in fees or other increases in compensation or other benefits to directors of PSB except in accordance with past practice Previously Disclosed; or

               (h) enter into or amend any employment Contract between PSB and any Person (unless such amendment is required by Law) that PSB does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time;

               (i) adopt any new employee benefit plan or make any material change in or to any existing employee benefit plans of PSB other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

               (j) make any significant change in any accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in regulatory accounting requirements or GAAP;

               (k) commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of PSB for material money damages or restrictions upon the operations of PSB, or, except in the ordinary course of business, modify, amend or terminate any material Contract or waive, release, compromise or assign any material rights or claims;

               (l) operate its business otherwise than in the ordinary course of business; or

               (m) fail to file timely any report required to be filed by it with any Regulatory Authority.

          7.3  Affirmative Covenants of SAB.  SAB agrees and covenants that:

               (a) it will cooperate fully in seeking all necessary approvals of Regulatory Authorities of the Merger;

               (b) it will take all necessary corporate action to effect the issuance of shares of SAB Common Stock as provided in Articles 3 and 4 hereof;

               (c) as a shareholder of MCB, it will vote in favor of the Merger; and

               (d) it will give written notice promptly to PSB upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or
     (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and it will use its reasonable efforts to prevent or promptly to remedy the same.

          7.4  Affirmative Covenants of PSB.

               (a) PSB agrees to give written notice promptly to SAB and MCB upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

               (b) PSB shall deliver to SAB and MCB copies of all reports filed with Regulatory Authorities promptly after the same are filed.


ARTICLE EIGHT
ADDITIONAL AGREEMENTS

          8.1 Registration Statement; Proxy Statement; Stockholder Approval. As soon as practicable after execution of this Agreement, SAB shall file the Registration Statement with the SEC, and shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and take any action required to be taken under the applicable state Blue Sky or securities Laws in connection with the issuance of the shares of SAB Common Stock upon consummation of the Merger. PSB shall furnish all information concerning it and the holders of its capital stock as SAB may reasonably request in connection with such action. PSB shall call a Stockholders' Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon adoption of this Agreement and such other related matters as it deems appropriate. In connection with the Stockholders' Meeting, (i) PSB shall prepare a Proxy Statement and mail it to its stockholders, (ii) SAB shall furnish to PSB all information concerning it that PSB may reasonably request in connection with such Proxy Statement, (iii) the Board of Directors of PSB shall recommend (subject to compliance with its fiduciary duties as advised by counsel) to its stockholders the approval of this Agreement, and (iv) the Board of Directors and officers of PSB shall use their reasonable efforts to obtain such stockholders' approval (subject to compliance with their fiduciary duties as advised by counsel).

          8.2 Applications. SAB or MCB shall promptly prepare and file, and PSB shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement.

          8.3 Filings with State Offices. Upon the terms and subject to the conditions of this Agreement, MCB shall execute and file the Articles of Merger, with the certificate of approval of the Superintendent of Banks, with the Secretary of State of the State of Alabama in connection with the Closing.

          8.4 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by this Agreement, including, without limitation, using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article Nine of this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

          8.5  Investigation and Confidentiality.

               (a) Prior to the Effective Time, PSB will keep SAB and MCB advised of all material developments relevant to its business and to consummation of the Merger and shall permit SAB and MCB to make or cause to be made such investigation of the business and properties of PSB and of its financial and legal condition as SAB and MCB reasonably request, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by SAB and MCB shall affect the representations and warranties of PSB.

               (b) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return all documents and copies thereof, and all work papers containing confidential information received from the other Party.

               (c) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a Material Adverse Effect on the other Party.

               (d) In the event this Agreement is terminated without the consummation of the Merger, neither Party shall use confidential information about the other Party obtained pursuant hereto to solicit customers of the other Party for a period of eighteen (18) months after the date of such termination, or if the exact date of such termination is unascertainable, then for a period of twenty-one (21) months after the date hereof.

          8.6 Press Releases. Prior to the Effective Time, PSB, SAB and MCB shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, however, that nothing in this Section 8.6 shall be deemed to prohibit SAB from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

          8.7  Certain Actions.

               (a) Except with respect to this Agreement and the transactions contemplated hereby, neither PSB nor any Affiliate thereof or any investment banker, attorney, accountant or other representative retained by PSB (collectively, "PSB Representatives") shall directly or indirectly solicit any Acquisition Proposal by any Person. Neither PSB nor any Affiliate or Representative thereof shall furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, but PSB may communicate information about such an Acquisition Proposal to its stockholders if and to the extent that it is required to do so in order to comply with its legal obligations. PSB shall promptly notify SAB orally and in writing in the event that it receives any inquiry or proposal relating to any such transaction. PSB shall (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing, and (ii) direct and use its reasonable efforts to cause all PSB Representatives not to engage in any of the foregoing.

               (b) SAB shall promptly notify PSB orally and in writing in the event that it receives any inquiry or proposal relating to an Acquisition Proposal; provided, that no such notice shall be required if it would violate any confidentiality agreement or would require public notice of such Acquisition Proposal before such notice would otherwise be timely made.

          8.8 Charter Provisions. PSB shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws or other governing instruments of PSB.

          8.9 Agreement of Affiliates. PSB shall use its reasonable best efforts to cause each Person who is an "affiliate" within the meaning of SEC Rule 145 to deliver to SAB not later than thirty (30) days prior to the Effective Time, a written agreement, substantially in the form of Exhibit 3, providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of PSB Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of SAB Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder and until such time as financial results covering at least thirty (30) days of combined operations of MCB and PSB have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies. If the Merger will qualify for pooling-of-interests accounting treatment, shares of SAB Common Stock issued to such affiliates of PSB in exchange for shares of PSB Common Stock (and shares of SAB Common Stock held by persons who are "affiliates" of SAB) shall not be transferable until such time as financial results covering at least thirty
(30) days of combined operations of MCB and PSB have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies, regardless of whether each such Affiliate has provided the written agreement referred to in this Section 8.9 (and SAB shall be entitled to place restrictive legends upon certificates for shares of SAB Common Stock issued to Affiliates of PSB pursuant to this Agreement to enforce the provisions of this Section 8.9). SAB shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of SAB Common Stock by such Affiliates.

          8.10 Compensation and Employee Benefits. The Parties contemplate that at the Effective Time neither the compensation and employee benefit plans of PSB nor the SAB Companies shall be affected by the Merger and that such plans shall continue in effect as though the Merger had not occurred. The Parties further contemplate, however, that it is desirable that SAB and its Subsidiaries offer more uniform employee compensation and benefits and that at some point after the Effective Time SAB and its Subsidiaries will adopt uniform policies and plans, giving due regard to the benefits offered to current employees.

          8.11 D & O Coverage. SAB and/or MCB shall purchase what is customarily known as "tail" insurance coverage for liability arising out of the actions in their official capacities of the directors and officers of PSB. Such coverage shall be for liability which arose prior to the Effective Time and for which claims are made after the Effective Time, and it shall extend for a period of not less than two (2) years from the Effective Time. Such coverage shall be in an amount and with an insurance company deemed reasonable by SAB and MCB. SAB and PSB shall have the right to require PSB to pay for said coverage, provided such payment does not adversely affect Deemed Book Value.


ARTICLE NINE
CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

          9.1 Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.5 of this Agreement:

               (a) Stockholder Approval. The stockholders of PSB and MCB shall have adopted this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law, by the provisions of any governing instruments, or by the rules of the NASD.

               (b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including, without limitation, requirements relating to the raising of additional capital or the disposition of assets) which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

               (c) Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

               (d) Legal Proceedings. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

               (e) Registration Statement. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of SAB
     Common Stock issuable pursuant to the Merger shall have been received.

               (f) Tax Matters. SAB and PSB shall have received a written opinion of counsel from Capell, Howard, Knabe & Cobbs, P.A. and Hand Arendall, L.L.C., respectively, in form reasonably satisfactory to them (the "Tax Opinions"), to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) the exchange in the Merger of PSB Common Stock for SAB Common Stock will not give rise to gain or loss to the stockholders of PSB with respect to such exchange (except to the extent of any cash received), and (iii) neither PSB, SAB nor MCB will recognize gain or loss as a consequence of the Merger (except for income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the Internal Revenue Code). In rendering such Tax Opinion, counsel for PSB and SAB shall be entitled to rely upon representations of officers of PSB and SAB reasonably satisfactory in form and substance to such counsel.

          9.2 Conditions to Obligations of SAB and MCB. The obligations of SAB and MCB to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by SAB pursuant to Section 11.5(a) of this Agreement:

               (a) Representations and Warranties. The representations and warranties of PSB set forth or referred to in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time.

               (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of PSB to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all respects.

               (c) Certificates. PSB shall have delivered to SAB (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Section 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by PSB's Board of Directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as SAB and its counsel shall request.

               (d) Opinion of Counsel. PSB shall have delivered to SAB an opinion of Capell, Howard, Knabe & Cobbs, P.A., counsel to PSB, dated as of the Closing, in substantially the form of Exhibit 4 hereto.

          9.3 Conditions to Obligations of PSB. The obligations of PSB to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by PSB pursuant to Section 11.5(b) of this
Agreement:

               (a) Representations and Warranties. The representations and warranties of SAB and MCB set forth or referred to in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time.

               (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of SAB and MCB to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

               (c) Certificates. SAB shall have delivered to PSB (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Section
     9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by SAB's Board of Directors and MCB's Board of Directors and stockholder evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as PSB and its counsel shall request.

               (d) Opinion of Counsel. SAB and MCB shall have delivered to PSB an opinion of Hand Arendall, L.L.C., counsel to SAB and MCB, dated as of the Effective Time, in substantially the form of Exhibit 5 hereto.


ARTICLE TEN
TERMINATION

          10.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the stockholders of PSB and MCB or both, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

               (a) By mutual consent of the Board of Directors of SAB and MCB and the Board of Directors of PSB; or

               (b) By the Board of Directors of either Party in the event of a breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within thirty
     (30) days after the giving of written notice to the breaching Party of such breach and which breach is reasonably likely, in the opinion of the non-breaching Party, to have, individually or in the aggregate, a Material Adverse Effect on the breaching Party; or

               (c) By the Board of Directors of either Party in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach; or

               (d) By the Board of Directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) if the stockholders of PSB fail to vote their approval of this Agreement and the transactions contemplated hereby as required by the ABCA and the Alabama Banking Code at the Stockholders' Meeting where the transactions were presented to such stockholders for approval and voted upon; or

               (e) By the Board of Directors of PSB in the event the average Market Value of SAB Common Stock for the Valuation Period is less than $13.00 or more than $26.00 per share; or

               (f) By the Board of Directors of SAB in the event the average Market Value of SAB Common Stock for the Valuation Period is less than $13.00 per share; or

               (g) By the Board of Directors of SAB in the event that Deemed Book Value is less than $1,900,000.

               (h) By the Board of Directors of either Party in the event that the Merger shall not have been consummated by March 31, 1998, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(h); or

               (i) By the Board of Directors of either Party in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 10.1(h) of this Agreement.

          10.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 10.2 and Article Eleven and Section 8.5(b) of this Agreement shall survive any such termination and abandonment, and (ii) a termination pursuant to Sections 10.1(b), 10.1(c) or 10.1(h) of this Agreement shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination.

          10.3 Survival of Representations and Covenants. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall survive the Effective Time.


ARTICLE ELEVEN
MISCELLANEOUS

          11.1 Expenses. Each of the parties shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder. It is agreed and understood that work done by SAB and MCB and/or their respective attorneys and advisors to prepare and file the Registration Statement shall not be deemed to be done on behalf of PSB, and the costs and expenses therefor shall not be the responsibility of PSB.

          11.2 Brokers and Finders. Each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby ("Broker Fees"). In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by PSB or SAB, each of PSB and SAB, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

          11.3 Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

          11.4 Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties; provided, however, that after approval of this Agreement by the holders of PSB Common Stock or MCB Common Stock, there shall be made no amendment that pursuant to the ABCA requires further approval by the PSB, SAB or MCB stockholders without the further approval of such stockholders.

          11.5      Waivers.

               (a) Prior to or at the Effective Time, SAB, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by PSB, to waive or extend the time for the compliance or fulfillment by PSB of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of SAB under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of SAB.

               (b) Prior to or at the Effective Time, PSB, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by SAB or MCB, to waive or extend the time for the compliance or fulfillment by SAB or MCB of any and all of their respective obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of PSB under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of PSB.

          11.6 Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

          11.7 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

     PSB:                     Peterman State Bank
                              925 Old Peterman Highway
                              Peterman, Alabama 36471
                              Telecopy Number:  (334) 564-2122

                              Attention: J. Robison Harper, President

     Copy to Counsel:         Capell, Howard, Knabe & Cobbs, P.A.
                              57 Adams Avenue
                              Montgomery, Alabama 36102-2069
                              Telecopy Number:  (334) 265-7454

                              Attention: James M. Scott

     SAB:                     South Alabama Bancorporation, Inc.
                              P. O. Box 3067 (36652)
                              100 St. Joseph Street
                              Mobile, Alabama 36602
                              Telecopy Number:  (334) 431-7851

                              Attention: W. Bibb Lamar, Jr., President

     MCB:                     The Monroe County Bank
                              P. O. Box 806 (36461-0806)
                              129 Hines Street
                              Monroeville, Alabama 36469
                              Telecopy Number: (334) 575-3135

                              Attention: Haniel F. Croft, President


     Copy to Counsel
     for SAB and MCB:         Hand Arendall, L.L.C.
                              3000 First National Bank Building
                              P. O. Box 123 (36601)
                              Mobile, Alabama  36602
                              Telecopy Number:  (334) 694-6375

                              Attention: Stephen G. Crawford

     11.8 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Alabama, without regard to any applicable conflicts of Laws.

     11.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     11.10 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

     11.11 Enforcement of Agreement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     11.12 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by its respective duly authorized officers as of the day and year first above written.

ATTEST:                      SOUTH ALABAMA BANCORPORATION,
                                  INC.


/s/ F. Michael Johnson            BY:/s/ W. Bibb Lamar, Jr.
Secretary                         W. Bibb Lamar, Jr., President

[CORPORATE SEAL]


ATTEST:                      THE MONROE COUNTY BANK


/s/ Paul P. Redmond, Jr.           BY:/s/ Haniel F. Croft
Cashier                            Haniel F. Croft, President

[CORPORATE SEAL]


ATTEST:                      PETERMAN STATE BANK



/s/ Albert A. Nettles, Jr.             BY:/s/ J. Robison Harper
Vice President                          J. Robison Harper, President

[CORPORATE SEAL]

                            LIST OF EXHIBITS


         Exhibit Number                     Description


         1. Amendment to the Articles of Incorporation of The Monroe County Bank (Section 2.1).

         2.   Amendment to the Bylaws of The Monroe County Bank (Section 2.2)

         3.   Form of agreement of Affiliates of PSB.  (Section 8.9).

         4.   Form of opinion of counsel for PSB.  (Section 9.2(d)).

         5.   Form of opinion of counsel for SAB.  (Section 9.3(d)).


                                                                  Exhibit 1

                  AMENDMENTS TO ARTICLES OF INCORPORATION




     None.

                                                                  Exhibit 2

                           AMENDMENTS TO BYLAWS




     None.


                                                                  Exhibit 3


                            AFFILIATE AGREEMENT


South Alabama Bancorporation, Inc.
Mobile, Alabama

Attention:    W. Bibb Lamar, Jr., President

Gentlemen:

     The undersigned is a stockholder of Peterman State Bank ( PSB ), a corporation organized and existing under the laws of the State of Alabama and located in Peterman, Alabama, and will become a stockholder of the South
Alabama Bancorporation, Inc. ("SAB") pursuant to the transactions described in the Agreement and Plan of Merger, dated as of ________, 1997 (the "Agreement"), by and between SAB, The Monroe County Bank, an Alabama banking corporation and wholly owned subsidiary of SAB ("MCB"), and PSB. Under the terms of the Agreement, PSB will be merged into and with MCB (the "Merger"), and the shares of the common stock of PSB ("PSB Common Stock") will be converted into and exchanged for shares of the common stock of SAB ("SAB
Common Stock"). This Affiliate Agreement represents an agreement between the undersigned and SAB regarding certain rights and obligations of the undersigned in connection with the shares of SAB to be received by the undersigned as a result of the Merger.

     In consideration of the Merger and the mutual covenants contained herein, the undersigned and SAB hereby agree as follows:

1. Affiliate Status. The undersigned understands and agrees that as to PSB he is an affiliate under Rule 145(c) as defined in Rule 405 of the Rules and Regulations of the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended ("1933 Act"), and the undersigned anticipates that he will be such an affiliate at the time of the Merger.

2. Covenants and Warranties of Undersigned. The undersigned represents, warrants and agrees that:

          (a) The SAB Common Stock received by the undersigned as a result of the Merger will be taken for his own account and not for others, directly or indirectly, in whole or in part.

          (b) SAB has informed the undersigned that any distribution by the undersigned of SAB Common Stock has not been registered under the 1933 act and that shares of SAB Common Stock received pursuant to the Merger can only be sold by the undersigned (1)following registration under the 1933 Act, or (2) in conformity with the volume and other requirements of Rule 145(d) promulgated by the SEC as the same now exist or may hereafter be amended, or (3) to the extent some other exemption from registration under the 1933 Act might be available. The undersigned understands that SAB is under no obligation to file a registration statement with the SEC covering the disposition of the undersigned's shares of SAB Common Stock.

          (c) The undersigned is aware that SAB intends to treat the Merger as a tax-free reorganization under Section 368 of the Internal Revenue Code ("Code") for federal income tax purposes. The undersigned agrees to treat the transaction in the same manner as SAB for federal income tax purposes. The undersigned acknowledges that Section 1.368-1(b) of the Income Tax Regulations requires "continuity of interest" in order for the Merger to be treated as tax-free under Section 368 of the Code. This requirement is satisfied if, taking into account those PSB stockholders who receive cash in exchange for their stock, who receive cash in lieu of fractional shares, or who dissent from the Merger, there is no plan or intention on the part of the PSB stockholders to sell or otherwise dispose of the SAB Common Stock to be received in the Merger that will reduce such stockholders' ownership to a number of shares having, in the aggregate, a value at the time of the merger of less than 50% of the total fair market value of the PSB Common Stock outstanding immediately prior to the Merger. The undersigned has no prearrangement, plan or intention to sell or otherwise dispose of an amount of his SAB Common Stock to be received in the Merger which would cause the foregoing requirement not to be satisfied.

3. Restrictions on Transfer. The undersigned understands and agrees that stop transfer instructions with respect to the shares of SAB Common Stock received by the undersigned pursuant to the Merger will be given to SAB's Transfer Agent and that there will be placed on the certificates of such shares, or shares issued in substitution thereof, a legend stating in substance:

     The shares represented by this certificate may not be sold, transferred or otherwise disposed of except or unless (1) covered by an effective registration statement under the Securities Act of 1933, as amended, (2) in accordance with (i) Rule 145(d) (in the case of shares issued to an individual who is not an affiliate or the Corporation) or (ii) Rule 144 (in the case of shares issued to an individual who is an affiliate of the Corporation) of the Rules and Regulations of such Act, or (3) in accordance with a legal opinion satisfactory to counsel for the Corporation that such sale or transfer is otherwise exempt from the registration requirements of such Act.

Such legend will also be placed on any certificate representing SAB securities issued subsequent to the original issuance of the SAB Common Stock pursuant to the Merger as a result of any stock dividend, stock split, or other recapitalization as long as the SAB Common Stock issued to the undersigned pursuant to the Merger has not been transferred in such manner to justify the removal of the legend therefrom. If the provisions of Rules 144 and 145 are amended to eliminate restrictions applicable of the SAB Common Stock received by the undersigned pursuant to the Merger, or at the expiration of the restrictive period set forth in Rule 145(d), SAB, upon the request of the undersigned, will cause the certificates representing the share of SAB Common Stock issued to the undersigned in connection with the Merger to be reissued free of any legend relating to the restrictions set forth in Rules 144 and 145(d) upon receipt by SAB of an opinion of its counsel to the effect that such legend may be removed.

4. Understanding of Restrictions on Dispositions. The undersigned has carefully read the Agreement and this Affiliate Agreement and discussed their requirements and impact upon his ability to sell, transfer, or otherwise dispose of the shares of SAB Common Stock received by the undersigned, to the extent he believes necessary, with his counsel or counsel for PSB.

5. Filing of Reports by SAB. SAB agrees, for a period of three years after the effective date of the Merger, to file on a timely basis all reports required to be filed by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, so that the public information provisions of Rule 145(d) promulgated by the SEC as the same are presently in effect will be available to the undersigned in the event the undersigned desires to transfer any shares of SAB Common Stock issued to the undersigned pursuant to the Merger.

6. Transfer Under Rule 145(d). If the undersigned desires to sell or otherwise transfer the shares of SAB Common Stock received by him in connection with the Merger at any time during the restrictive period set forth in Rule 145(d), the undersigned will provide the necessary representation letter to the transfer agent for SAB Common Stock together with such additional information as the transfer agent may reasonably request. If SAB's counsel concludes that such proposed sale or transfer complies with the requirements of Rule 145(d), SAB shall cause such counsel to provide such opinions as may be necessary to SAB's Transfer Agent so that the undersigned may complete the proposed sale or transfer.

7. Acknowledgments. The undersigned recognizes and agrees that the foregoing provisions also apply to (i) the undersigned's spouse, (ii) any relative of the undersigned or of the undersigned's spouse who has the same home as the undersigned, (iii) any trust or estate in which the undersigned, the undersigned's spouse, and any such relative collectively own at least a 10% beneficial interest or of which any of the foregoing serves as trustee, executor, or in any similar capacity, and (iv) any corporation or other organization in which the undersigned, the undersigned's spouse and any such relative collectively own at least 10% of any class of equity securities or of the equity interest. The undersigned further recognizes that, in the event that the undersigned is a director or officer of SAB or becomes a director or officer of SAB upon consummation of the Merger, among other things, any sale of SAB common Stock by the undersigned within a period of less than six months following the effective time of the Mergers may subject the undersigned to liability pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended.

8. Miscellaneous. This Affiliate Agreement is the complete agreement between SAB and the undersigned concerning the subject matter hereof. Any notice required to be sent to any party hereunder shall be sent by registered or certified mail, return receipt requested, using the addresses set forth herein or such other address as shall be furnished in writing by the parties. This Affiliate Agreement shall be governed by the laws of the State of Delaware.

     This Affiliate Agreement is executed as of the       day of      , 1997.

                                   Very truly yours,



                                   Signature


                                   Print Name






                                   Address



AGREED TO AND ACCEPTED as of
                          , 1997

SOUTH ALABAMA BANCORPORATION, INC.


By:

                                                             Exhibit 4


             LETTERHEAD OF CAPELL, HOWARD, KNABE & COBBS, P.A.


                                                      , 1997

South Alabama Bancorporation, Inc.
Mobile, Alabama

The Monroe County Bank
Monroeville, Alabama

     Re:  Merger of Peterman State Bank with and into The Monroe County Bank

Gentlemen:

     We are counsel to Peterman State Bank ('PSB'), a banking corporation organized and existing under the laws of the State of Alabama, and have represented PSB in connection with the execution and delivery of the Agreement and Plan of Merger, dated as of __________, 1997 (the "Agreement"), by and between South Alabama Bancorporation, Inc. ("SAB"), The Monroe County Bank ("MCB") and PSB.

     This opinion is delivered pursuant to Section 9.2(d) of the Agreement. Capitalized terms used in this opinion shall have the meaning set forth in the Agreement.

     In rendering this opinion, we have examined the corporate books and records of PSB, and made such other investigations as we have deemed necessary. We have relied upon certificates of public officials and officers of PSB as to certain questions of fact.

     Based upon and subject to the foregoing, we are of the opinion that:

9. PSB is a corporation duly organized, validly existing and in good standing under the laws of the State of Alabama with full corporate power and authority to carry on the business in which it is engaged and to own the properties owned by it.

10. The execution and delivery of the Agreement and compliance with its terms do not and will not violate or contravene any provision of the Articles of Incorporation or Bylaws of PSB or, to the best of our knowledge, result in any conflict with, breach or, or default or acceleration under any mortgage, agreement, lease, indenture, or other instrument, order, judgment or decree to which PSB is a party or by which PSB is bound.

11. In accordance with the Bylaws of PSB and pursuant to resolutions duly adopted by its Board of Directors and stockholders, the Agreement has been duly adopted and approved by the Board of Directors of PSB and by the stockholders of PSB at the Stockholders' Meeting.

12. The Agreement has been duly and validly executed and delivered by PSB and, assuming valid authorization, execution and delivery by SAB and MCB, constitutes a valid and binding agreement of PSB enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or similar laws affecting creditors' rights generally, provided, however, that we express no opinion as to the availability of the equitable remedy of specific performance.

13.  The authorized capital stock of PSB consists of _____________ shares of
     PSB Common  Stock, of which            shares were issued and
     outstanding as of         , 1997.  The shares of PSB Common Stock that
     are issued and outstanding were not issued in violation of any statutory preemptive rights of shareholders, were duly issued and are fully paid and nonassessable under the Alabama Business Corporation Act. To our knowledge, there are no options, subscriptions, warrants, calls, rights or commitments obligating PSB to issue any equity securities or acquire any of its equity securities.

     This opinion is delivered solely for reliance by SAB and MCB.

                              Sincerely,


                              CAPELL, HOWARD, KNABE & COBBS, P.A.

                                                                  Exhibit 5



                    LETTERHEAD OF HAND ARENDALL, L.L.C.





                              March 26, 1998



Peterman State Bank
Peterman, Alabama

     Re:  Merger of Peterman State Bank with and into The Monroe County Bank

Gentlemen:

     We are counsel to South Alabama Bancorporation, Inc. ("SAB"), a corporation organized and existing under the laws of the State of Alabama, and The Monroe County Bank ("MCB"), a banking corporation organized and existing under the laws of the State of Alabama, and have represented SAB and MCB in connection with the execution and delivery of the Agreement and Plan of Merger, dated as of _____________, 1997, (the Agreement ), by and between Peterman State Bank ("PSB"), MCB and SAB.

     This opinion is delivered pursuant to Section 9.3(d) of the Agreement. Capitalized terms used in this opinion shall have the meaning set forth in the Agreement.

     In rendering this opinion, we have examined the corporate books and records of SAB and MCB, and made such other investigations as we have deemed necessary. We have relied upon certificates of public officials and officers of SAB and MCB as to certain questions of fact.

     Based upon and subject to the foregoing, we are of the opinion that:

14. SAB is a corporation duly organized, validly existing and in good standing under the laws of the State of Alabama with full corporate power and authority to carry on the business in which it is engaged and to own the properties owned by it.

15. MCB is a corporation duly organized, validly existing and in good standing under the laws of the State of Alabama with full corporate power and authority to carry on the business in which it is engaged and to own the properties owned by it.

16. The execution and delivery of the Agreement and compliance with its terms do not and will not violate or contravene any provision of the Articles of Incorporation or Bylaws of SAB or, to the best of our knowledge but without any independent investigation, result in any conflict with, breach of, or default or acceleration under any mortgage, agreement, lease, indenture, or other instrument, order, arbitration award, judgment or decree to which SAB is a party or by which SAB is bound.

17. The execution and delivery of the Agreement and compliance with its terms do not and will not violate or contravene any provision of the Articles of Incorporation or Bylaws of MCB or, to the best of our knowledge but without any independent investigation, result in any conflict with, breach of, or default or acceleration under any mortgage, agreement, lease, indenture, or other instrument, order, arbitration award, judgment or decree to which MCB is a party or by which MCB is bound.

18. In accordance with the Bylaws of SAB and pursuant to resolutions duly adopted by its Board of Directors and stockholders, the Agreement has been duly adopted and approved by the Board of Directors of SAB.

19. In accordance with the Bylaws of MCB and pursuant to resolutions duly adopted by its Board of Directors and stockholders, the Agreement has been duly adopted and approved by the Board of Directors and stockholders of MCB.

20. The Agreement has been duly and validly executed and delivered by SAB and MCB and, assuming valid authorization, execution and delivery by PSB, constitutes a valid and binding agreement of SAB and MCB enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or similar laws affecting creditors' rights generally, provided, however, that we express no opinion as to the availability of the equitable remedy of specific performance.

21. The authorized capital stock of SAB consists of _________ shares of SAB Common Stock, of which ________ shares were issued and outstanding as of ____________, 1997, and __________ shares of preferred stock, no par value, none of which is issued and outstanding. The shares of SAB Common Stock that are issued and outstanding were not issued in violation of any statutory preemptive rights of shareholders, were duly issued and are fully paid and nonassessable under the Alabama Business Corporation Act. The shares of SAB Common Stock to be issued to the stockholders of PSB as contemplated by the Agreement are duly authorized, have been registered under the Securities Act of 1933, as amended, and when properly issued and delivered following consummation of the Merger will be validly issued, fully paid and non-assessable.

     This opinion is delivered solely for reliance by PSB.

                              Yours very truly,

                              HAND ARENDALL, L.L.C.




By:___________________________________________



                        MUTUAL WAIVER AND AGREEMENT



     THIS MUTUAL WAIVER AND AGREEMENT is made by and between South Alabama Bancorporation, Inc., an Alabama bank holding corporation ("South Alabama"),
The Monroe County Bank, an Alabama banking corporation ("MCB"), and Peterman State Bank, an Alabama banking corporation ("PSB"), who have entered into that certain Agreement and Plan of Merger dated as of October 14, 1998 (the "Merger Agreement"). Capitalized terms not defined herein shall have the meaning ascribed to them in the Merger Agreement.

                                BACKGROUND
     A. The Merger Agreement provides that PSB's Board of Directors may terminate the Merger Agreement in the event that the average Market Value of South Alabama's common stock during the Valuation Period is greater than $26.00 per share ("Price Cap Termination").

     B. The Merger Agreement also provides that either South Alabama and MCB or PSB may terminate the Merger Agreement in the event that the Merger is not consummated by March 31, 1998, or in the event that all of the conditions precedent to the Merger cannot be satisfied or fulfilled prior to such date ("Delay Termination").

     C. South Alabama's common stock has from time to time within the last several months traded in excess of $26.00 per share, and it is possible that, depending on when the Closing occurs, PSB may have the right to invoke Price Cap Termination.

     D. Obtaining regulatory approval of the Merger has taken substantially longer than either South Alabama, MCB or PSB expected, and it is certain that the Merger will not be effective before March 31, 1998.

     E. Notwithstanding the foregoing, the Parties desire to provide assurances to each other than they still intend to consummate the Merger.

     F. PSB has certain non-performing loans that it has written off its books and which are described on the attached Exhibit A (the "Loans") which is incorporated herein by reference.

     G. PSB proposes to sell the Loans to an entity owned by certain of its shareholders for $40,000 (the "Loan Sale").

     H. In accordance with the Merger Agreement the parties have agreed upon the Deemed Book Value for PSB's common stock for purposes of calculating the Exchange Ratio.

     NOW THEREFORE, in consideration of the foregoing and the mutual benefits to be received by each of the parties hereto upon the consummation of the Merger, the parties do hereby, state, agree to and confirm the following:

     1. PSB hereby waives its right to invoke Price Cap Termination; provided, however, that in the event the average Market Value for South Alabama Common Stock during the Valuation Period exceeds $28.00 per share, then the average Market Value for South Alabama Common Stock shall be set at $28.00 per share for purposes of determining the Exchange Ratio.

     2. South Alabama, MCB and PSB hereby waive their respective rights to invoke Delay Termination until June 30, 1998.

     3. The Deemed Book Value of PSB s common stock is hereby determined to be $1,912,000.00; provided that in the event the Loan Sale is consummated prior to Closing, the Deemed Book Value of PSB's common stock shall be increased by $40,000 to $1,952,000.

     4. The undersigned each represents and warrants that it has all requisite corporate power and authority necessary to execute, deliver and perform this Mutual Waiver and Agreement and to bind itself hereto.

     IN WITNESS WHEREOF, the undersigned have caused this Mutual Waiver and
Agreement to be executed in multiple originals as of the   25th   day of
March, 1998.


                         SOUTH ALABAMA BANCORPORATION, INC.


                         BY:       /s/ W. Bibb Lamar, Jr.
                              W. Bibb Lamar, Jr.
                              As its President


                         THE MONROE COUNTY BANK


                         BY:       /s/ Haniel S. Croft
                              Haniel F. Croft
                              As its President


                         PETERMAN STATE BANK


                         BY:      /s/ J. Robison Harper
                              J. Robison Harper
                              As its President


                                                        APPENDIX B


              Peterman State Bank
    Financial Statements as of December 31, 1997
     Together With Auditors' Report



         REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To Peterman State Bank:


We have audited the accompanying statement of condition of PETERMAN STATE BANK (an Alabama state chartered bank) as of December 31, 1997 and the related statements of operations, shareholders' equity, and cash flows for the year then ended. These statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Peterman State Bank as of December 31, 1997 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.




/s/ARTHUR ANDERSEN LLP

Birmingham, Alabama
February 13, 1998





                 PETERMAN STATE BANK


                 STATEMENT OF CONDITION

                 DECEMBER 31, 1997

                           ASSETS
CASH AND DUE FROM BANKS                                 $ 1,198,275
FEDERAL FUNDS SOLD                                        4,250,000
     Total cash and cash equivalents                      5,448,275

INVESTMENT SECURITIES AVAILABLE FOR SALE                  2,400,435

INVESTMENT SECURITES HELD TO MATURITY,
 fair value of $1,464,523                                 1,453,420


LOANS, net of allowance for loan
 losses of $285,243                                       7,046,596

PREMISES AND EQUIPMENT, net of
 accumulated depreciation of  $256,699                      224,995

OTHER ASSETS                                                519,561
                                                        $17,093,282


                           LIABILITIES AND SHAREHOLDERS' EQUITY


DEPOSITS:
Demand, noninterest bearing                             $ 1,672,111
Demand, interest bearing                                  3,901,688
Savings                                                   2,077,677
Time, $100,000 and over                                   2,176,319
Other time                                                5,277,146
Total deposits                                           15,104,941

OTHER LIABILITIES                                            93,187
Total liabilities                                        15,198,128

COMMITMENTS AND CONTINGENCIES (Note 10)

SHAREHOLDERS' EQUITY:
Common stock, par value $100 per share;
 750 shares authorized; 750 shares issued,                   75,000
Surplus                                                      75,000
Net unrealized gain on securities available for sale          4,844
Retained earnings                                         1,740,310
Total shareholders' equity                                1,895,154
Total liabilities and shareholders' equity              $17,093,282

    The accompanying notes are an integral part of this statement.

                    PETERMAN STATE BANK


                    STATEMENT OF OPERATIONS

                    FOR THE YEAR ENDED DECEMBER 31, 1997



INTEREST REVENUE:
Interest and fees on loans                                       $ 808,153
Interest on investment securities                                  248,707
Interest on federal funds sold and interest bearing
  bank balances                                                    224,880

     Total interest revenue                                      1,281,740

INTEREST EXPENSE                                                   638,716

NET INTEREST REVENUE                                               643,024

PROVISION FOR LOAN LOSSES                                          200,532
  Net interest revenue after provision for loan losses             442,492

NONINTEREST REVENUE:
Service and other charges on deposit accounts                       67,604
Other income                                                        19,739
Total noninterest revenue                                           87,343

NONINTEREST EXPENSE:
Salaries                                                           260,879
Employee benefits                                                   41,372
Furniture and equipment expense                                     46,796
Occupancy expense                                                   33,777
Loss on sale of other real estate owned                            143,396
Other expense                                                      258,321
Total noninterest expense                                          784,541

LOSS BEFORE INCOME TAXES                                          (254,706)

BENEFIT FOR INCOME TAXES                                           (92,966)
NET LOSS                                                         $(161,740)

    The accompanying notes are an integral part of this statement.

                 PETERMAN STATE BANK

                 STATEMENT OF SHAREHOLDERS' EQUITY

                 FOR THE YEAR ENDED DECEMBER 31, 1997
                                                            Net
                                                            Unrealized
                                                            Gain(Loss)
                                                            on Securities                    Total
                                     Common                 Available          Retained      Shareholders'
                                     Stock      Surplus     for Sale           Earnings      Equity




BALANCE AT DECEMBER 31, 1996         $75,000    $75,000     $5,000             $1,902,050    $2,057,050
Net loss                                   0          0          0               (161,740)     (161,740)
Net change in unrealized
gain on securities
available for sale, net                    0          0       (156)                     0          (156)
of taxes
BALANCE AT DECEMBER 31, 1997         $75,000    $75,000     $4,844             $1,740,310    $1,895,154


    The accompanying notes are an integral part of this statement.

                  PETERMAN STATE BANK

                  STATEMENT OF CASH FLOWS

                  FOR THE YEAR ENDED DECEMBER 31, 1997



CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                                           $ (161,740)
Adjustments:
  Depreciation                                                         23,513
  Provision for loan losses                                           200,532
  Deferred income taxes                                              (111,191)
  Amortization of premium and discounts, net                            1,193
  Changes in assets and liabilities:
    Increase in other assets                                           (9,368)
    Decrease in other liabilities                                     (45,969)
      Net cash used in operating activities                          (103,030)
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of investment securities available for sale              (500,000)
  Purchases of investment securities held to maturity                (400,000)
  Proceeds from maturities of investment securities held to
    maturity                                                          945,000
  Proceeds from maturities and prepayments of investment
    securities available for sale                                     500,000
  Loan (originations) and principal repayments, net                 1,904,872
Purchase of premises and equipment, net                                (7,508)
Net cash provided by investing activities                           2,442,364
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net decrease in customer deposits                                (3,437,059)
    Net cash used in financing activities                          (3,437,059)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS               (1,097,725)

CASH AND CASH EQUIVALENTS, beginning of year                        6,546,000
CASH AND CASH EQUIVALENTS, end of year                             $5,448,275

    The accompanying notes are an integral part of this statement.


                     PETERMAN STATE BANK

                     NOTES TO FINANCIAL STATEMENTS

                     DECEMBER 31, 1997

  1.    DESCRIPTION OF BUSINESS

        Peterman State Bank ("the Bank") provides commercial banking services to customers located primarily in Monroe County and surrounding counties in southwest Alabama.


  2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Cash and Cash Equivalents

        For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold. Federal funds are generally purchased and sold for one-day periods.

        Supplemental disclosures of cash flow information related to cash flows for the year ended December 31, 1997 are as follows:


            Cash paid during the period for:
              Interest                           $802,216

              Income taxes                       $ 13,387

        Securities

        Securities are held in two portfolios: held to maturity securities, and securities available for sale. Investment securities held to maturity are carried at cost, adjusted for amortization of premiums and accretion of discounts. With regard to investment securities held to maturity, management has the intent and the Bank has the ability to hold such securities until maturity. Investment securities available for sale are carried at market value, with any unrealized gains or losses excluded from earnings and reflected as a separate component of shareholders' equity net of deferred income taxes. Investment securities available for sale are so classified since management may decide to sell certain securities prior to maturity for liquidity, tax planning, or other valid business purposes.

        Interest earned on investment securities held to maturity and investment securities available for sale is included in interest revenue. Amortization of premiums and discounts on investment securities is by the interest method. Gains or losses on the sales of securities is determined by the specific identification method.

        Loans and Interest Income

        Loans are reported at the principal amounts outstanding less unearned income and the allowance for loan losses.

        Interest on commercial and real estate loans is accrued and credited to income based on the principal amount outstanding. Interest on installment loans is recognized using the interest method and according to the rule of 78's, which approximates the interest method.

        The accrual of interest on loans is discontinued when, in the opinion of management, there is an indication that the borrower may be unable to meet payments as they become due. Upon such discontinuance, all unpaid accrued interest is reversed against current income unless the collateral for the loan is sufficient to cover the accrued interest. Interest received on nonaccrual loans generally is either applied against principal or reported as interest income, according to management's judgment as to the collectibility of principal. Generally, loans are restored to accrual status when the obligation is brought current and has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.

        Allowance for Loan Losses

        The allowance for loan losses is increased by a provision for loan losses, which is charged to expense, and reduced by charge-offs, net of recoveries. The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, historical trends, specific impaired loans, and economic conditions. Though management believes the allowance for loan losses to be adequate, ultimate losses may vary from their estimates. However, estimates are reviewed periodically, and as adjustments become necessary, they are reported in earnings during periods they become known.

        Losses on individually identified impaired loans are measured based on the present value of expected future cash flows discounted at each loan's original effective market interest rate. As a practical expedient, impairment may be measured based on the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. When the measure of the impaired loan is less than the recorded investment in the loan, the impairment is recorded through the provision added to the allowance for loan losses. One-to-four family residential mortgages and consumer installment loans are evaluated collectively for impairment.

        Long-Lived Assets

        Premises and equipment are stated at cost less accumulated depreciation. The provision for depreciation is computed using the straight-line and accelerated methods over the estimated useful lives of the assets. Impairment of long-lived assets is evaluated annually by management based upon changes in circumstances surrounding the underlying assets.

        Other Real Estate

        Real estate properties acquired through, or in lieu of, loan foreclosures are to be sold and are initially recorded at fair value at the date of foreclosure, establishing a new cost basis. Costs to maintain or hold the property are expensed and amounts incurred to improve the property, to the extent that fair value is not exceeded, are capitalized.Valuations are periodically performed by management, and a valuation allowance is established by a charge to income if the carrying value of a property exceeds its fair value less the estimated costs to sell. Other real estate is included in other assets and aggregated $233,786, net of a valuation allowance of $143,396 at December 31, 1997.

        Income Taxes

        The Bank accounts for income taxes through the use of the asset and liability method. Under the asset and liability method, deferred taxes are recognized for the tax-consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the bases of existing assets and liabilities. The effect on deferred taxes of a change in tax rates would be recognized in income in the period that includes the enactment date.

        Use of Estimates

        The accounting principles and reporting policies of the Bank, and the methods of applying these principles, conform with generally accepted accounting principles ("GAAP") and with general practices within the financial services industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statement of condition and revenues and expenses for the period. Actual results could differ significantly from those estimates.

        Material estimates that are particularly susceptible to significant changes in the near-term relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for loan losses and real estate owned, management obtains independent appraisals for significant properties, evaluates the overall portfolio characteristics and delinquencies and monitors economic conditions.

        A substantial portion of the Bank's loans are secured by real estate in its primary market area. Accordingly, the ultimate collectibility of a substantial portion of the Bank's loan portfolio and the recovery of a portion of the carrying amount of foreclosed real estate are susceptible to changes in economic conditions in the Bank's primary market.

        Pending Accounting Pronouncements

        In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 129, Disclosure of Information About Capital Structure. This statement establishes standards for disclosing information about an entity's capital structure and is effective for financial statement periods ending after December 15, 1997. In June 1997, the FASB issued SFAS No. 130, Reporting of Comprehensive Income. This statement established standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of financial statements and is effective for fiscal years beginning after December 15, 1997. In June 1997, the FASB also issued SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. This statement establishes standards for reporting financial and descriptive information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to stockholders and is effective for financial statements for periods beginning after December 15, 1997.

        The Bank will adopt these new standards governing disclosure and presentation in 1998 as required.

 3.    BUSINESS COMBINATION

       On December 2, 1997, the Bank's shareholders approved an agreement and plan of merger with Monroe County Bank, a subsidiary of South Alabama Bancorporation, Inc. This agreement provides for a taxfree, stock for stock merger with the shareholders of the Bank receiving South Alabama Bancorporation stock that will have a market value of 1.3 times the Bank's book value. The Bank anticipates that the transaction will be approved by the FDIC for a potential closing date in April of 1998.

 4.    INVESTMENT SECURITIES

       Details of investment securities held to maturity and available for sale at December 31, 1997 are as follows:

                                                             Gross        Gross        Estimated
                                              Amortized      Unrealized   Unrealized   Fair
                                              Cost           Gains         Losses      Value

Available for sale securities:
U.S. Treasury securities and
  obligations of U.S. government agencies     $2,392,435     $8,000        $0          $2,400,435

Held to maturity securities:
Obligations of states, counties, and
   political subdivisions                        744,642      9,608         0             754,250

U.S. Treasury securities and
  obligations of U.S. government agencies        708,778      1,495         0             710,273

                                               1,453,420     11,103         0           1,464,523

Total                                         $3,845,855    $19,103        $0          $3,864,958


  The scheduled maturities of investment securities at December 31, 1997 are presented in the following table:

                                  Available for Sale               Held to Maturity
                                ------------------------       ----------------------
                                Amortized     Market           Amortized   Market
                                Cost          Value            Cost        Value

Maturing within one year        $1,497,207    $1,499,780       $  377,300  $  377,754
Maturing after one but
  before five years                895,228       900,655          926,210     935,013
Maturing after five but
  before fifteen years                   0             0          149,910     151,756
Maturing after fifteen years             0             0                0           0
Total                           $2,392,435    $2,400,435       $1,453,420  $1,464,523


       Investment securities with a carrying value of $734,495 at December 31, 1997 were pledged to secure public deposits and for other purposes.


 5.    LOANS
       At December 31, 1997, the composition of the loan portfolio was as follows:

          Commercial, financial, and agricultural    $3,487,340
          Real estate mortgage                        1,037,792
          Installment                                 2,842,219
          Less:
            Allowance for loan losses                   285,243
            Unearned interest                            35,512
                 Total                               $7,046,596

       The Bank grants commercial, real estate, and installment loans to customers primarily in Monroe County and surrounding counties in southwest Alabama. Although the Bank has a diversified loan portfolio, the ability of a substantial number of the Bank's loan customers to honor their obligations is dependent upon the timber and timber-related industries.

       In the ordinary course of business, the Bank makes loans to certain officers and directors of the Bank, including companies with which they are associated. These loans are made on substantially the same terms as those prevailing for comparable transactions with others.
       Such loans do not represent more than normal risk of collectibility nor do they present other unfavorable features. The amounts of such related party loans and commitments at December 31, 1997 were $569,827.

       A summary of the transactions in the allowance for loan losses at December 31, 1997 follows:

          Balance at beginning of year                  $ 95,168
          Provision for loan losses                      200,532
          Loans charged off                              (49,457)
          Recoveries of loans previously charged off      39,000
          Balance at end of year                        $285,243

       At December 31, 1997, the Bank had $121,000 in loans considered to be impaired. The entire amount of these loans were on nonaccrual at December 31, 1997 and the related specific allowance for loan losses related to these loans was approximately $75,000.

       Loans on which the accrual of interest has been discontinued was not significant for the year ended December 31, 1997.


 6.    PREMISES AND EQUIPMENT

       Premises and equipment at December 31, 1997 are summarized as follows:

         Land                                 $114,815
         Premises                              124,367
         Furniture, fixtures, and equipment    242,512
                                              --------
                                               481,694
         Less accumulated depreciation         256,699
         Total                                $224,995

7.     INCOME TAXES

       The benefit for income taxes for the year ended December 31,1997 was as follows:

        Federal:
          Current                                $ 16,370
          Deferred                                (98,933)
                                                  (82,563)
        State:
          Current                                   1,855
          Deferred                                (12,258)
                                                  (10,403)
             Total                               $(92,966)

       The tax provision differed from the amount computed by applying the federal statutory income tax rate to pretax earnings at December 31, 1997 for the following reasons:

        Income tax expense at federal statutory rate        $(86,600)
        Decrease resulting from:
          State income tax expense net of
            federal income tax benefit                        (6,866)
          Other                                                  500
             Total                                          $(92,966)

         Effective tax rate                                       36%

       The tax effects of temporary differences that give rise to significant portion of the deferred tax assets and deferred tax liabilities at December 31, 1997, are presented below:

        Deferred tax assets:
          Allowance for loan losses                    $60,010
          Other                                         21,126
               Total gross deferred tax assets          81,136

        Deferred tax liabilities:
          Premises and equipment                        19,198
          Unrealized gain on securities
            available for sale                           3,156
               Total gross deferred tax liabilities     22,354

        Net deferred tax asset                         $58,782

8.     REGULATORY MATTERS

       Dividends payable by a bank in any year, without prior approval of the appropriate regulatory body, are limited to the bank's net profits (as defined) for that year combined with its net profits for the two preceding years. At December 31, 1997, the Bank would require prior regulatory approval for a distribution.

       The Bank is subject to various regulatory capital requirements that prescribe quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items. The Bank's regulators have also imposed qualitative guidelines for capital amounts and classifications such as risk weightings, capital components, and other details. The quantitative measures to ensure capital adequacy require that the Bank maintain amounts and ratios, as set forth in the schedule below, of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier I capital to average total assets (as defined). Failure to meet minimum capital requirements can initiate certain actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Management believes, as of December 31, 1997, that the Bank meets all capital adequacy requirements imposed by its regulators.

       As of December 31, 1997, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I risk-based, and Tier I leverage ratios as set forth in the table. There have been no conditions or events since that notification that Management believes have changed the institutions' category.

       Actual capital amounts as well as required and well capitalized Tier I, total, and Tier I leverage ratios as of December 31 for the Bank are as follows:

                                                                                     To Be Well
                                                                                     Capitalized
                                                                                     Under
                                                                                     Prompt
                                                                 For Capital         Corrective
                                                 Actual        Adequacy Purposes     Action Provisions
                                           ---------------     -----------------     -----------------
                                           Amount    Ratio     Amount  Ratio         Amount  Ratio
                                                                (Dollars in Thousands)

Total Capital (to Risk Weighted Assets)    $2,018    19.71%    $819    8.00%         $102    10.00%
Tier I Capital (to Risk Weighted Assets)    1,890    18.46      410    4.00           614     6.00


Tier I Leverage (to Average Assets)         1,890    10.31      733   4.00            917     5.00




 9.    OPERATING LEASES

       The Bank leases data processing, and other equipment under operating leases.

       The following is a schedule by years of future minimum rental payments required under operating leases having initial or remaining noncancellable terms in excess of one year as of December 31, 1997:

                Year ending December 31,
                   1998                       $8,450
                   1999                        4,000

10.    COMMITMENTS AND CONTINGENCIES

       The Bank is a defendant in certain claims and legal action arising in the normal course of business. In the opinion of management the ultimate disposition of these matters is not expected to have a material adverse effect on the financial position or results of operations of the Bank.

       The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and in connection with its interest rate risk management. These financial instruments include commitments to make loans, and standby letters of credit.

       The Bank's exposure to credit loss in the event of nonperformance by the other party for commitments to make loans and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making these commitments as it does for on-balance sheet instruments.

       At December 31, 1997, financial instruments with off-balance sheet risk are summarized as follows:

        Commitments to make loans              $142,669
        Standby letters of credit               100,000

        Since many commitments to make loans expire without being used, the amount does not necessarily represent future cash commitments. Collateral obtained upon exercise of the commitment is determined based on management's credit evaluation of the borrower and may include accounts receivable, inventory, property, land, and other items. Upon issuance of standby letters of credit, note agreements with provisions for collateral are generally signed.


                                                                 Appendix C
                          ALABAMA CODE ANNOTATED
           TITLE 10. CORPORATIONS, PARTNERSHIPS AND ASSOCIATIONS
                     CHAPTER 2B. BUSINESS CORPORATIONS

Article 13. Dissenters  Rights

Section 10-2B-13. 01. Definitions.

     (1) "Corporate action" means the filing of articles of merger or share exchange by the probate judge or Secretary of State, or other action giving legal effect to a transaction that is the subject of dissenters' rights.

     (2) "Corporation" means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

     (3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Section 10-2B-13.02 and who exercises that right when and in the manner required by Sections 10-2B-13.20 through 10-2B-13.28.

     (4) "Fair Value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

     (5) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans, or, if none, at a rate that is fair and equitable under all circumstances.

     (6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

     (7) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

     (8) "Shareholder" means the record shareholder or the beneficial shareholder.

Section 10-2B-13.02. Right to dissent.

            (a) A shareholder is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

                 (1) Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by Section 10-2B-11.03 or the articles of incorporation and the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under Section 10-2B-11.04;

                 (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

                 (3) Consummation of a sale or exchange by all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

                 (4) To the extent that the articles of incorporation of the corporation so provide, an amendment of the articles of incorporation that materially and adversely affects rights in respect to a dissenter's shares because it:

                      (i) Alters or abolishes a preferential right of the shares;

                      (ii) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

                      (iii) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

                      (iv) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

                      (v) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under
                      Section 10-2B-6.04; or

                 (5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

            (b) A shareholder entitled to dissent and obtain payment for shares under this chapter may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

Section 10-2B-13.03. Dissent by nominees and beneficial owners.

            (a) A record shareholder may assert dissenters' rights as to fewer than all of the shares registered in his or her name only if he or she dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares to which he or she dissents and his or her other shares were registered in the names of different shareholders.

            (b) A beneficial shareholder may assert dissenters' rights as to shares held on his or her behalf only if:

                 (1) He or she submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

                 (2) He or she does so with respect to all shares of which he or she is the beneficial shareholder or over which he or she has power to direct the vote.

Section 10-2B-13.20. Notice of dissenters' rights.

            (a) If proposed corporate action creating dissenters' rights under Section 10-2B-13.02 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

            (b)  If corporate action creating dissenters' rights under
                 Section 10-2B-13.02 is taken without a vote of shareholders, the corporation shall (1) notify in writing all shareholders entitled to assert dissenters' rights that the action was taken; and (2) send them the dissenters' notice described in
                 Section 10-2B-13.22.

Section 10-2B-13.21. Notice of intent to demand payment.

            (a) If proposed corporate action creating dissenters' rights under Section 10-2B-13.02 is submitted to a vote at a shareholder's meeting, a shareholder who wishes to assert dissenters' rights (1) must deliver to the corporation before the vote is taken written notice of his or her intent to demand payment or [sic] his or her shares if the proposed action is effectuated; and (2) must not vote his or her shares in favor of the proposed action.

            (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his or her shares under this article.

Section 10-2B-13.22. Dissenters' notice.

            (a) If proposed corporate action creating dissenters' rights under Section 10-2B-13.02 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of
                 Section 10-2B-13.21.

            (b) The dissenters' notice must be sent no later than 10 days after the corporate action was taken, and must:

                 (1) State where the payment demand must be sent;

                 (2) Inform holders of shares to what extent transfer of the shares will be restricted after the payment demand is received;

                 (3) Supply a form for demanding payment;

                 (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the subsection (a) notice is delivered; and

                 (5) Be accompanied by a copy of this article.

Section 10-2B-13.23. Duty to demand payment.

            (a)  A shareholder sent a dissenters' notice described in
                 Section 10-2B-13.22 must demand payment in accordance with the terms of the dissenters' notice.

            (b) The shareholder who demands payment retains all other rights of a shareholder until those rights are canceled or modified by the taking of the proposed corporate action.

            (c) A shareholder who does not demand payment by the date set in the dissenters' notice is not entitled to payment for his or her shares under this article.

            (d) A shareholder who demands payment under subsection (a) may not thereafter withdraw that demand and accept the terms offered under the proposed corporate action unless the corporation shall consent thereto.




Section 10-2B-13.24. Share restrictions.

            (a) Within 20 days after making a formal payment demand, each shareholder demanding payment shall submit the certificate or certificates representing his or her shares to the corporation for (1) notation thereon by the corporation that such demand has been made and (2) return to the shareholder by the corporation.

            (b) The failure to submit his or her shares for notation shall, at the option of the corporation, terminate the shareholders' rights under this article unless a court of competent jurisdiction, for good and sufficient cause, shall otherwise direct.

            (c) If shares represented by a certificate on which notation has been made shall be transferred, each new certificate issued therefor shall bear similar notation, together with the name of the original dissenting holder of such shares.

            (d) A transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

Section 10-2B-13.25. Offer of payment.

            (a) As soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall offer to pay each dissenter who complied with Section 10-2B-13.23 the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

            (b)  The offer of payment must be accompanied by:

                 (1) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of the offer, an income statement for that year, and the latest available interim financial statements, if any;

                 (2) A statement of the corporation's estimate of the fair
                     value of the shares;

                 (3) An explanation of how the interest was calculated;

                 (4) A statement of the dissenter's right to demand payment under Section 10-2B-13.28; and

                 (5) A copy of this article.

            (c) Each dissenter who agrees to accept the corporation's offer of payment in full satisfaction of his or her demand must surrender to the corporation the certificate or certificates representing his or her shares in accordance with terms of the dissenters' notice. Upon receiving the certificate or certificates, the corporation shall pay each dissenter the fair value of his or her shares, plus accrued interest, as provided in subsection (a). Upon receiving payment, a dissenting shareholder ceases to have any interest in the shares.

Section 10-2B-13.26. Failure to take corporate action.

            (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment, the corporation shall release the transfer restrictions imposed on shares.

            (b) If, after releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Section 10-2B-13.22 and repeat the payment demand procedure.

Section 10-2B-13.27. Reserved.


Section 10-2B-13.28. Procedure if shareholder dissatisfied with offer of payment.

            (a) A dissenter may notify the corporation in writing of his or her own estimate of the fair value of his or her shares and amount of interest due, and demand payment of his or her estimate, or reject the corporation's offer under Section 10-2B-13.25 and demand payment of the fair value of his or her shares and interest due, if:

                 (1) The dissenter believes that the amount offered under
                 Section 10-2B-13.25 is less than the fair value of his or her shares or that the interest due is incorrectly calculated;

                 (2) The corporation fails to make an offer under Section 10-2B-13.25 within 60 days after the date set for demanding payment; or

                 (3) The corporation, having failed to take the proposed action, does not release the transfer restrictions imposed on shares within 60 days after the date set for demanding payment.

            (b) A dissenter waives his or her right to demand payment under this section unless he or she notifies the corporation of his or her demand in writing under subsection (a) within 30 days after the corporation offered payment for his or her shares.

Section 10-2B-13.30. Court action.

            (a) If a demand for payment under Section 10-2B-13.28 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

            (b) The corporation shall commence the proceeding in the circuit court of the county where the corporation's principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

            (c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares, and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided under the Alabama Rules of Civil Procedure.

            (d) After service is completed, the corporation shall deposit with the clerk of the court an amount sufficient to pay unsettled claims of all dissenters party to the action in an amount per share equal to its prior estimate of fair value, plus accrued interest, under Section 10-2B-13.25.

            (e) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

            (f) Each dissenter made a party to the proceeding is entitled to judgment for the amount the court finds to be the fair value of his or her shares, plus accrued interest. If the court's determination as to the fair value of a dissenter's shares, plus accrued interest, is higher than the amount estimated by the corporation and deposited with the clerk of the court pursuant to subsection (d), the corporation shall pay the excess to the dissenting shareholder. If the court's determination as to fair value, plus accrued interest, of a dissenter's shares is less than the amount estimated by the corporation and deposited with the clerk of the court pursuant to subsection (d), then the clerk shall return the balance of funds deposited, less any costs under Section 10-2B-13.31, to the corporation.

            (g) Upon payment of the judgment, and surrender to the corporation of the certificate or certificates representing the appraised shares, a dissenting shareholder ceases to have any interest in the shares.

Section 10-2B-13.31. Court costs and counsel fees.

            (a) The court in an appraisal proceeding commenced under Section 10-2B-13.30 shall determine all costs of the proceeding, including compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 10-2B-13.28.

            (b) The court may also assess the reasonable fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable

                 (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Sections 10-2B-13.20 through 10-2B-13.28; or

                 (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

            (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefitted.

Section 10-2B-13.32. Status of shares after payment.

            Shares acquired by a corporation pursuant to payment of the agreed value therefor or to payment of the judgment entered therefor, as in this chapter provided, may be held and disposed of by such corporation as in the case of other treasury shares, except that, in the case of a merger or share exchange, they may be held and disposed of as the plan of merger or share exchange may otherwise provide.




                                  PART II

                  INFORMATION NOT REQUIRED IN PROSPECTUS

     Item 20.  Indemnification of Directors and Officers.

     Consistent with Division E of Article 8 of the Alabama Business Corporation Act (the "ABCA"), Article 11 of South Alabama's Articles of Incorporation ("Article 11") provide that South Alabama shall indemnify its directors and officers against reasonable expenses, judgments, fines and amounts paid in settlement in connection with any claim, action, suit or proceeding based on such person's status as a director or officer of the corporation, provided such person acted in good faith and in a manner reasonably believed to be in or, if not acting in such person s official capacity, not opposed to the best interests of South Alabama. With respect to a criminal action or proceeding, the director or officer must also have had no reasonable cause to believe his conduct was unlawful. No indemnification shall be made in the case of an action by or in the right of the corporation against a director or officer where the director or officer has been adjudged to be liable to South Alabama, unless and only to the extent that the court in which such action or suit was brought or another court of competent jurisdiction shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper.

     Under Article 11, South Alabama may advance expenses in defending a civil or criminal claim, action, suit or proceeding to a director or officer seeking indemnification, provided such director or officer provides a written affirmation of a good faith belief that he has met the standard of conduct required under Article 11, and provided that such director or officer provides an undertaking as an unlimited general obligation by or on behalf of the director or officer to repay such amount if and to the extent that it shall be ultimately determined that he is not entitled to be indemnified by South Alabama. Furthermore, those responsible for making the determination of whether or not indemnification is proper must determine that the facts then known to them would not preclude indemnification under Article 11.

     Under Article 11, South Alabama may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of South Alabama, or is or was serving at the request of South Alabama as a director, officer, partner, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by him in any such capacity or arising out of his status as such, whether or not South Alabama had the power to indemnify such person against such liability under the provisions of
Article 11.


     Pursuant to a policy of liability insurance with St. Paul Mercury Insurance Company having a $4,000,000 directors and officers liability limit per year, the directors and officers of South Alabama are insured, subject to the limits, retentions, exceptions and other terms and conditions of the policy, against liability for any actual or alleged error, omission, act, misstatement, misleading statement or breach of duty actually or allegedly committed or attempted by a director or officer, or any matter claimed against a director or officer solely by reason of such person being a director or officer of South Alabama. The policy also has a $2,000,000 Trust Errors and Omissions limit per year, wherein directors and officers are indemnified for any actual or alleged error, omission, act or breach of duty while acting solely in the capacity of (among other things) personal representative of an estate, trustee, conservator, attorney in fact, escrow agent, registrar, tax withholding agent, trustee under bond indenture, fiduciary under an employee benefit plan or trust or a trustee exercising any fiduciary powers permitted by law.


     Item 21.  Exhibits and Financial Statement Schedules.

     (a)  Exhibits:

               2.1 Agreement and Plan of Merger dated as of October 14, 1997, is found at Appendix A to the Prospectus included in
                    Part I hereof.

               2.2 Mutual Agreement and Waiver dated as of March 25, 1998 between South Alabama, MCB and PSB is found at Appendix A to the Prospectus included in Part I hereof.

               3.1 Articles of Incorporation of SAB Newco, Inc., filed as Exhibit B to South Alabama's Definitive Proxy Statement on Schedule 14A on November 15, 1996, are incorporated herein by reference.

               3.2 Certificate of Ownership and Merger dated December 20, 1996, filed as Exhibit (4).2 to South Alabama's
                    Form 10-K for the year 1996 (no. 0-15423), is incorporated herein by reference.

               3.3 Articles of Merger dated December 20, 1993, filed as Exhibit (3).1 to South Alabama's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 (No. 0-15423), are incorporated herein by reference.

               3.4 Bylaws of SAB Newco, Inc. filed as Exhibit (3).3 to South Alabama's Form 10-K for the year 1996 (No. 0-15423), is incorporated herein by reference.

               4.1  Specimen of Common Stock Certificate, filed as Exhibit
                    4.4 to South Alabama's Annual Report Form on 10-K for the year 1996 (No. 0-15423) is incorporated herein by reference.

               4.2 Articles of Incorporation of SAB Newco, Inc., filed as Exhibit B to South Alabama's Definitive Proxy Statement on Schedule 14A on November 15, 1996, are incorporated herein by reference.

               4.3 Certificate of Ownership and Merger dated December 20, 1996, filed as Exhibit (4).2 to South Alabama's
                    Form 10-K for the year 1996 (no. 0-15423), is incorporated herein by reference.

               4.4 Articles of Merger dated December 20, 1993, filed as Exhibit (3).1 to South Alabama's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997
                    (No. 0-15423), are incorporated herein by reference.

               5.1  Opinion of Hand Arendall, L.L.C. re legality dated
                                 ,1998.

               8.1 Opinion of Hand Arendall, L.L.C. re tax matters dated April 1, 1998.

               8.2 Opinion of Capell, Howard, Knabe & Cobbs, P.A. re tax matters dated March 31, 1998.

               10.1 Lease, entered into March 11, 1986 between Dauphin 65
                    Partners, Ltd. and The Bank of Mobile, N.A, filed as Exhibit (10).3 to South Alabama's annual report on Form 10-K for the year 1986 (No. 0-15423), is incorporated herein by reference.

               10.2 Lease Renewal and Extension Agreement, dated March 18,
                    1992, between Dauphin 65 Partners, Ltd. and The Bank of Mobile, filed as Exhibit (10).2 to South Alabama's annual report on Form 10-K for the year 1991
                    (No. 0-15423), is incorporated herein by reference.

               10.3 Lease, entered into June 21, 1994 between Staples-Pake
                    Realty, Inc. and The Bank of Mobile, filed as Exhibit
                    (10).3 to South Alabama's annual report on Form 10-K for the year 1994 (No. 0-15423), is incorporated herein by reference.

               10.4 Sublicense Agreement dated July 18, 1990, between
                    National Commerce Bancorporation and The Bank of Mobile, N.A, filed as Exhibit (10).5 to South Alabama's annual report on Form 10-K for the year 1991 (No. 0-15423), is incorporated herein by reference.

               10.5 Member Institution Agreement entered into July 25, 1986 between The Bank of Mobile, N.A and Alabama Network, Inc., filed as Exhibit (10).4 to South Alabama's annual report on Form 10-K for the year 1986 (No. 0-15423), is incorporated herein by reference.

               10.6 Stock Option Plan of Mobile National Corporation, filed as
                    Exhibit (10).3 to South Alabama's annual report on Form 10-K for the year 1985 (No. 0-15423), is incorporated herein by reference.

               10.7 The Bank of Mobile Retirement Plan (Restated), dated
                    September 12, 1990, filed as Exhibit (10).8 to South Alabama's annual report on Form 10-K for the year 1991 (No.0-15423), is incorporated herein by reference.

               10.8 Contracts pursuant to Supplemental Retirement Plan of The
                    Bank of Mobile, N.A, effective January 1, 1988, filed as Exhibit (10).7 to South Alabama's annual report on Form 10-K for the year 1990 (No. 0-15423), are incorporated herein by reference.

               10.9 Restated Contracts pursuant to Supplement Retirement Plan of The Bank of Mobile, dated April 1, 1992, filed as Exhibit (10).10 to South Alabama's Form 10-K for the year 1992 (No. 0-15423), is incorporated herein by reference.

              10.10 First National Bank Employees' Profit Sharing Plan, as
                    amended and restated effective January 1, 1989, filed as Exhibit (10).12 to South Alabama's annual report on Form 10-K for the year 1993 (No. 0-15423), is incorporated by reference.

              10.11 First National Bank Employees' Pension Plan, as amended and restated effective January 1, 1989, filed as Exhibit
                    (10).13 to South Alabama's Form 10-K for the year 1993 (No.0-15423), is incorporated herein by reference.

              10.12 Member Institution Agreement entered into February 16,
                    1988 between First National Bank and Alabama Network, Inc., filed as Exhibit (10).14 to South Alabama's annual report on Form 10-K for the year 1993 (No. 0-15423), is incorporated herein by reference.

              10.13 Split Dollar Insurance Agreements of First National Bank,
                    filed as Exhibit (10).15 to South Alabama's annual report on Form 10-K for the year 1993 (No. 0-15423), is incorporated herein by reference.

              10.14 Deferred Compensation Agreements of First National Bank,
                    filed as Exhibit (10).16 to South Alabama's annual report on Form 10-K for the year 1993 (No. 0-15423), is incorporated herein by reference.

              10.15 South Alabama Bancorporation 1993 Incentive Compensation
                    Plan dated October 19, 1993 as adopted by shareholders May 3, 1994 filed as Exhibit (10).18 to South Alabama's form 10-K for the year 1994 (No. 0-15423), is incorporated herein by reference.

              10.16 Lease, entered into April 17, 1995 between Augustine
                    Meaher, Jr., Robert H. Meaher individually and Executor of the Estate of R. Lloyd Hill, Joseph L. Meaher and Augustine Meaher, III, and The Bank of Mobile, filed as Exhibit (10).1 to South Alabama's Form 10-Q for the Quarter ended June 30, 1995 (No. 0-15423), is incorporated herein by reference.

              10.17 Lease, entered into April 17, 1995 between Augustine
                    Meaher, Jr. and Margaret L. Meaher, and The Bank of Mobile, filed as Exhibit (10).2 to South Alabama's Form 10-Q for the Quarter ended June 30, 1995 (No. 0-15423), is incorporated herein by reference.

              10.18 Lease, entered into April 17, 1995 between Hermione
                    McMahon Sellers (f/k/a Hermione McMahon Dempsey) a widow, William Michael Sellers, married, and Mary S. Burnett, married, and The Bank of Mobile, filed as Exhibit (10).3 to South Alabama's Form 10-Q for the Quarter ended June 30, 1995 (No. 0-15423), is incorporated herein by reference.

              10.19 Lease, entered into May 1, 1995 between Augustine Meaher,
                    Jr., Robert H. Meaher individually and Executor of the Estate of R. Lloyd Hill, Joseph L. Meaher and Augustine Meaher, III, and The Bank of Mobile, filed as Exhibit
                    (10).4 to South Alabama's Form 10-Q for the Quarter ended June 30, 1995 (No. 0-15423), is incorporated herein by reference.

              10.20 Change in Control Compensation Agreement, dated as of
                    November 14, 1995, between The Bank of Mobile and W. Bibb Lamar, Jr., filed as Exhibit (10).24 to South Alabama's annual report on Form 10-K for the year 1995 (No. 0-15423) is incorporated herein by reference.

              10.21 Change in control Compensation Agreement, dated as of
                    November 20, 1995, between First National Bank, Brewton and J. Stephen Nelson, filed as Exhibit (10).25 to South Alabama s annual report on Form 10-K for the year 1995 (No. 0-15423), is incorporated herein by reference.

              10.22 Change in Control Compensation Agreements, between The
                    Bank of Mobile or First National Bank, Brewton and certain officers filed as Exhibit (10).25 to South Alabama's annual report on Form 10-K for the year 1995 (No. 0-15423) is incorporated herein by reference.

              10.23 Monroe County Bank Profit Sharing Plan, Amended and
                    Restated January 1, 1989, filed as Exhibit (10).23 to South Alabama's annual report on Form 10-K for the year 1996 (No. 0-15423), is incorporated herein by reference.

              10.24 Monroe County Bank Pension Plan as Amended and Restated
                    January 1, 1989, filed as Exhibit (10).24 to South Alabama's annual report on Form 10-K for the year 1996 (No.0-15423), is incorporated herein by reference.

              10.25 Agreement and Plan of Merger, dated as of May 31, 1996, as amended and restated as of August 21, 1996, filed as Exhibit (2).2 to South Alabama's Registration Statement on Form S-4 filed on September 3, 1996 (No. 333-11305), is incorporated herein by reference.

              10.26 Option Contract between South Alabama and Morphy s Move,
                    L.L.C., dated November 17, 1997, filed as Exhibit (10).27 to South Alabama's annual report on form 10-K for the year 1997 (No. 0-15423), is incorporated herein by reference.

              10.27 Amendment Number One to South Alabama Bancorporation 1993
                    Incentive Compensation Plan, dated May 9, 1997, filed as Exhibit (10).28 to South Alabama's annual report on form 10-K for the year 1997 (No. 0-15423), is incorporated herein by reference.

              10.28 Change in Control Compensation Agreement, dated as of
                    March 31, 1997 between MCB and John B. Barnett, III, filed as Exhibit (10).29 to South Alabama's annual report on form 10-K for the year 1997 (No. 0-15423), is incorporated herein by reference.

              10.29 Change in Control Compensation Agreement, dated as of
                    March 31, 1997, between MCB and Haniel F. Croft, filed as Exhibit (10).30 to South Alabama's annual report on form 10-K for the year 1997 (No. 0-15423), is incorporated herein by reference.

              10.30 Agreement and Plan of Merger as at October 14, 1998 is
                    found at Appendix A to the Prospectus which is included in Part I hereof.

              10.31 Mutual Waiver and Agreement dated as of March 25, 1998, between South Alabama, MCB and PSB is found as Exhibit A to the Prospectus included in Part I hereof.

               13.1 South Alabama s 1997 Annual Report on Form 10-K for the year ended December 31, 1997 (No. 0-15423), is incorporated herein by reference.

               21.1 Subsidiaries of South Alabama Bancorporation, Inc., filed as Exhibit (21).1 to South Alabama's annual report on form 10-K for the year 1997 (No. 0-15423), is incorporated herein by reference.

               23.1 Consent of Arthur Andersen LLP.

               23.2 Consent of Arthur Andersen LLP.

               23.3 Consent of Hand Arendall, L.L.C. is included in their opinion re legality filed as Exhibit 5.1 hereto.

               23.4 Consent of Hand Arendall, L.L.C. is included in their opinion re tax matters filed as Exhibit 8.1 hereto.

               23.5 Consent of Capell, Howard, Knabe & Cobbs, P.A. is
                    included in their opinion re tax matters filed as
                    Exhibit 8.2 hereto.

               99.1 Form of Proxy to be used at Peterman Statement Bank
                    special meeting.



     (b)  Financial Statement Schedules:

               None.

     Item 22.  Undertakings.

     (a) 1. The undersigned South Alabama hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and where interim financial information required to be presented by
          Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

          2. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the South Alabama pursuant to the foregoing provisions, or otherwise, the South Alabama has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the South Alabama of expenses incurred or paid by a director, officer or controlling person of the South Alabama in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the South Alabama will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The undersigned South Alabama hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (c) The undersigned South Alabama hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the South Alabama has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mobile, State of Alabama, on the 25th day of March, 1998.


                              SOUTH ALABAMA BANCORPORATION, INC.



                              By: /s/ W. Bibb Lamar, Jr.
                                  W. Bibb Lamar, Jr., President and
                                  Chief Executive Officer



     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the dates indicated below. By so signing, each of the undersigned, in his capacity as a director or officer, or both, as the case may be, of the South Alabama, does hereby appoint F. Michael Johnson and
R. Preston Bolt, Jr., and each of them severally, his true and lawful attorney to execute in his name, placeand stead, in his capacity as a director or officer, or both, as the case may be, of the South Alabama, any and all amendments to this Registration Statement and post-effective amendments thereto and all instruments necessary or incidental in connection therewith, and to file the same with the Securities and Exchange Commission. Each of said attorneys shall have full power and authority to do and perform in the name and on behalf of each of the undersigned, in any and all capacities, every act whatsoever requisite or necessary to be done in the premises as fully, and for all intents and purposes, as each of the undersigned might or could do in person, the undersigned hereby ratifying and approving the acts of said attorneys and each of them.


     Signatures                    Title                         Date


(1) Principal Executive Officer


/s/ W. Bibb Lamar, Jr.             President and                 3/25/98
W. Bibb Lamar, Jr.                 Chief Executive Officer



(2) & (3) Principal Financial and
     Accounting Officer


/s/ F. Michael Johnson             Chief Financial Officer       3/25/98
F. Michael Johnson                 and Secretary


(4) Directors



/s/ John B. Barnett, III           Director                      3/27/98
John B. Barnett, III



/s/ Stephen G. Crawford            Director                      3/27/98
Stephen G. Crawford



/s/ Haniel F. Croft                Director                      3/27/98
Haniel F. Croft



/s/ David C. De Laney              Director                      3/27/98
David C. De Laney



/s/ Lowell J. Friedman             Director                      3/27/98
Lowell J. Friedman



/s/ Broox G. Garrett, Jr.          Director                      3/27/98
Broox G. Garrett, Jr.



/s/ James P. Hayes, Jr.            Director                      3/27/98
James P. Hayes, Jr.



/s/ W. Dwight Harrigan             Director                      3/27/98
W. Dwight Harrigan



/s/ Clifton C. Inge                Director                      3/27/98
Clifton C. Inge



/s/ W. Bibb Lamar, Jr.             Director                      3/27/98
W. Bibb Lamar, Jr.



/s/ Kenneth R. McCartha            Director                      3/27/98
Kenneth R. McCartha



/s/ Thomas E. McMillan, Jr.        Director                      3/27/98
Thomas E. McMillan, Jr.



                                   Director
J. Richard Miller, III



/s/ Harris V. Morrissette          Director                      3/27/98
Harris V. Morrissette



/s/ J. Stephen Nelson              Director and Chairman         3/27/98
J. Stephen Nelson



/s/ Paul D. Owens, Jr.             Director                      3/27/98
Paul D. Owens, Jr.



/s/ Earl H. Weaver                 Director                      3/27/98
Earl H. Weaver


                               EXHIBIT INDEX

     SEC Assigned
     Exhibit Number           Description of Exhibit

          5.1            Opinion of Hand Arendall, L.L.C. re legality dated
                         ___________, 1998

          8.1            Opinion of Hand Arendall, L.L.C. re tax matters dated
                         April 1, 1998

          8.2 Opinion of Capell, Howard, Knabe & Cobbs, P.A. re tax matters dated March 31, 1998

          23.1           Consent of Arthur Andersen LLP

          23.2           Consent of Arthur Andersen LLP

          99.1 Form of Proxy to be used at Peterman State Bank special meeting